Exhibit 10.6

[EXECUTION COPY]

CREDIT AGREEMENT

dated as of June 26, 2007,

among

SABRE COMMUNICATIONS HOLDINGS, INC. and

SABRE COMMUNICATIONS CORPORATION,

as the Initial Borrowers,

SABRE INDUSTRIES, INC.,

CELLXION, LLC and

CELLXION WIRELESS SERVICES, LLC,

as Borrowers pursuant to a Joinder Agreement,

VARIOUS FINANCIAL INSTITUTIONS AND OTHER PERSONS

FROM TIME TO TIME PARTIES HERETO,

as the Lenders,

and

DRESDNER BANK AG, NEW YORK AND GRAND CAYMAN BRANCHES,

as the Administrative Agent for the Lenders.

DRESDNER KLEINWORT SECURITIES, LLC,

as Sole Lead Arranger and Sole Bookrunner

i

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

SCHEDULE I	-	Disclosure Schedule
SCHEDULE II	-	Percentages; LIBOR Office; Domestic Office

EXHIBIT A-1	-	Form of Revolving Note
EXHIBIT A-2	-	Form of Term Note
EXHIBIT A-3	-	Form of Swing Line Note
EXHIBIT B-1	-	Form of Borrowing Request
EXHIBIT B-2	-	Form of Issuance Request
EXHIBIT C	-	Form of Continuation/Conversion Notice
EXHIBIT D	-	Form of Lender Assignment Agreement
EXHIBIT E	-	Form of Compliance Certificate
EXHIBIT F	-	[RESERVED]
EXHIBIT G	-	Form of Subsidiary Guaranty
EXHIBIT H	-	Form of Pledge and Security Agreement
EXHIBIT I	-	Form of Mortgage
EXHIBIT J	-	Form of Joinder Agreement
EXHIBIT K	-	Form of Interco Subordination Agreement
EXHIBIT L	-	Form of Landlord Consent Agreement

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of June 26, 2007 is among SABRE COMMUNICATIONS HOLDINGS, INC., a Delaware corporation (“Sabre”), SABRE COMMUNICATIONS CORPORATION, an Iowa corporation (“SCC”) and, immediately following the consummation of the Acquisition, SABRE INDUSTRIES, INC., a Delaware corporation (“Holdings”), CELLXION, LLC, a Delaware limited liability company (the “Target”), and CELLXION WIRELESS SERVICES, LLC, a Delaware limited liability company (“CellXion Wireless”; Target, CellXion Wireless, Sabre, SCC and Holdings shall be referred to individually as a “Borrower” and, collectively, as the “Borrowers”), the various financial institutions and other Persons from time to time parties hereto (the “Lenders”), DRESDNER BANK AG, NEW YORK AND GRAND CAYMAN BRANCHES (“Dresdner”), as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and DRESDNER KLEINWORT SECURITIES LLC, as the sole lead arranger and sole bookrunner (in such capacity, the “Lead Arranger”).

W I T N E S S E T H:

WHEREAS, the shareholders and board of directors of Sabre intend to effect a leveraged recapitalization whereby Sabre will refinance its existing indebtedness (the “Refinancing”) and pay dividends (the “Closing Dividend Payment”) in an aggregate amount not to exceed $36,900,000 to its shareholders (the “Sabre Shareholders”), in each case on the Closing Date;

WHEREAS, pursuant to a securities purchase and exchange agreement, made as of June 8, 2007, among Holdings and the Sabre Shareholders and a securities exchange agreement, made as of June 8, 2007, among Holdings and certain shareholders (the “Target Rollover Shareholders”) of the Target (such agreements, collectively, the “Contribution Agreements”), (a) the Sabre Shareholders have agreed to contribute to Holdings their respective interests in the issued and outstanding Capital Securities and warrants of Sabre in consideration for Holdings’ issuance of its Capital Securities and warrants to the Sabre Shareholders in proportion to their percentage ownership interests in Sabre and on a fully diluted basis; and (b) the Target Rollover Shareholders have agreed to contribute to Holdings a portion of their respective interests in the issued and outstanding Capital Securities of the Target in consideration for Holdings’ issuance of its Capital Securities to the Target Rollover Shareholders (such equity contributions from the Sabre Shareholders and the Target Rollover Shareholders shall be collectively referred to as the “Equity Contribution”), such that after giving effect to the Equity Contribution, the Sabre Shareholders and the Target Rollover Shareholders shall each hold their pro rata interest in the issued and outstanding Capital Securities of Holdings;

WHEREAS, pursuant to a securities purchase agreement, dated June 8, 2007 (the “Purchase Agreement”), Holdings has agreed to acquire (the “Acquisition”) the balance of the issued and outstanding Capital Securities of the Target from the remaining shareholders of the Target for an aggregate purchase price not to exceed $86,000,000, as adjusted under the Purchase Agreement, which Acquisition shall occur immediately following the making of the Equity Contribution, and following the consummation of the Acquisition and the Equity Contribution, Sabre and the Target shall be direct wholly owned Subsidiaries of Holdings;

WHEREAS, in order to consummate the Refinancing and pay the Closing Dividend Payment and Transaction Expenses and to provide for the ongoing working capital needs and general corporate purposes of Sabre and its Subsidiaries, Sabre has requested that (a) Term Loan Lenders provide a Commitment pursuant to which Closing Date Term B Loans will be made, in a maximum principal amount equal to $85,000,000 to Sabre in a Borrowing on the Closing Date and (b) the Revolving Loan Lenders provide a Commitment pursuant to which Revolving Loans and Letters of Credit may be made from time to time prior to the Revolving Loan Commitment Termination Date in a maximum principal amount equal to $15,000,000;

WHEREAS, in order to consummate the Acquisition and pay Transaction Expenses and to provide for the ongoing working capital needs and general corporate purposes of the Borrowers and their respective Subsidiaries, (a) the Borrowers have requested that (i) Term Loan Lenders provide a Commitment pursuant to which Delayed Draw Term B Loans will be made, in a maximum principal amount equal to $70,000,000, to the Borrowers in a Borrowing on the Acquisition Date and (ii) the Revolving Loan Lenders provide a Commitment pursuant to which Revolving Loans and Letters of Credit may be made from time to time prior to the Revolving Loan Commitment Termination Date in an additional maximum principal amount equal to $10,000,000; and (b) the Sabre Shareholders and the Target Rollover Shareholders shall provide cash and common equity contributions of no less than $30,000,000 in the aggregate to the capital of Holdings (of which amount at least $22,500,000 shall be in cash and no less than $15,000,000 of such cash contribution shall be provided by the Sponsor) (such cash contributions shall be collectively referred to as the “Cash Contribution”), which proceeds of the Cash Contribution shall be used by Holdings to consummate the Acquisition; and

WHEREAS, the Lenders and the Issuers are willing, on the terms and subject to the conditions hereinafter set forth, to extend the Commitments and make Loans to the Borrowers and issue (or participate in) Letters of Credit;

NOW, THEREFORE, the parties hereto agree as follows.

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.1.  Defined Terms.  The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

“Acquisition” is defined in the third recital.

“Acquisition Date” means the date on which the Acquisition is consummated, which in any event shall be no later than September 30, 2007.

“Acquisition Seller Notes” means the unsecured, subordinated promissory notes which may be issued to the Sellers in an aggregate principal amount not to exceed $7,000,000 in accordance with the terms of Section 1.6(b)(ii) of the Purchase Agreement.

“Additional Lender” is defined in clause (b) of Section 2.8.

“Additional Revolving Commitment Termination Date” means the date that is the earlier of (a) the termination or expiration date of the Purchase Agreement; and (b) September 30, 2007.

“Administrative Agent” is defined in the preamble and includes each other Person appointed as the successor Administrative Agent pursuant to Section 9.4.

“Affiliate” of any Person means any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person.  “Control” of a Person means the power, directly or indirectly,

(a)  to vote 10% (or, when used in the definition of Change in Control, 50%) or more of the Capital Securities (on a fully diluted basis) of such Person having ordinary voting power for the election of directors, managing members or general partners (as applicable); or

(b)  to direct or cause the direction of the management and policies of such Person (whether by contract or otherwise).

“Agreement” means, on any date, this Credit Agreement as originally in effect on the Effective Date and as thereafter from time to time amended, supplemented, amended and restated or otherwise modified from time to time and in effect on such date.

“Alternate Base Rate” means, on any date and with respect to all Base Rate Loans, a fluctuating rate of interest per annum (rounded upward, if necessary, to the next highest 1/16 of 1%) equal to the higher of:

(a)  the Base Rate in effect on such day; or

(b)  the Federal Funds Rate in effect on such day plus ½ of 1%.

Changes in the rate of interest on that portion of any Loans maintained as Base Rate Loans will take effect simultaneously with each change in the Alternate Base Rate.  The Administrative Agent will give notice promptly to the Borrowers and the Lenders of changes in the Alternate Base Rate; provided that, the failure to give such notice shall not affect the Alternate Base Rate in effect after such change.

“Alvarado Facility” means the manufacturing facility located on real property either owned, or leased with an option to purchase, by SCC in Alvarado, Texas.

“Alvarado Sale-Leaseback” means the sale or transfer of all or any part of the Alvarado Facility by SCC to another Person and the subsequent lease or rental thereof by SCC from such Person.

“Applicable Commitment Fee” means the rate per annum set forth below corresponding to the Applicable Rating as determined by S&P and Moody’s, respectively:

Pricing Level	Applicable Rating	Commitment Fee
I	> BB/Ba2	0.375%
II	BB-/Ba3	0.425%
III	B+/B1	0.500%
IV	B/B2	0.500%
V	< B-/B3	0.500%

“Applicable Margin” means, at all times during the applicable periods set forth below,

(a)  from the Closing Date to (but excluding) the Acquisition Date, (i) with respect to Term Loans and Revolving Loans maintained as LIBO Rate Loans, 3.25% and (ii) with respect to Term Loans and Revolving Loans maintained as Base Rate Loans, 2.25%; and

(b)  at all times from and after the Acquisition Date, with respect to Term Loans and Revolving Loans, the rate per annum set forth below corresponding to the Applicable Rating as determined by S&P and Moody’s, respectively, after giving pro forma effect to the Acquisition (which rating as of the Closing Date is BB- (according to S&P) and B1 (according to Moody’s)):

Pricing Level	Applicable Rating	Applicable Margin for Revolving Loans and Term Loans
		LIBO Rate	Base Rate
I	> BB/Ba2	1.75%	0.75%
II	BB-/Ba3	2.00%	1.00%
III	B+/B1	2.25%	1.25%
IV	B/B2	2.50%	1.50%
V	< B-/B3	2.75%	1.75%

; provided, however, if the Acquisition is not consummated by the Delayed Draw Term B Commitment Termination Date, the Applicable Margin shall be as set forth in clause (a) above (provided that the failure to consummate the Acquisition is not solely as a result of the failure of the Lenders to fund the Delayed Draw Term B Loans on the terms set forth herein, as determined by a court of competent jurisdiction in a final proceeding).

For purposes of the foregoing and for purposes of calculating the Applicable Commitment Fee, (i) if either S&P or Moody’s shall not have in effect an Applicable Rating (other than by reason of the circumstances referred to in the last sentence of this paragraph), then such rating agency shall be deemed to have established a rating in Pricing Level V; (ii) if the

Borrowers fail to obtain a rating from both S&P and Moody’s, the Applicable Margin shall be as set forth in clause (a) above; (iii) if the Applicable Ratings established or deemed to have been established by S&P and Moody’s are different but correspond to consecutive Pricing Levels, then the Applicable Margin shall be based on the lower Applicable Rating (e.g., if S&P’s and Moody’s Applicable Ratings correspond to Pricing Level I and II, respectively, then Pricing Level II will apply); and (iv) if the Applicable Ratings established or deemed to have been established by S&P and Moody’s are different and correspond to non-consecutive Pricing Levels, then the Applicable Margin shall be based on the Pricing Level above the lowest Applicable Rating (e.g., if S&P’s and Moody’s Applicable Ratings correspond to Pricing Levels I and IV, respectively, then Pricing Level III will apply).  If the rating system of S&P’s or Moody’s shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, in either case prior to the determination of the Applicable Rating, the Borrowers and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Margin shall be determined by reference to the Applicable Rating most recently in effect prior to such change or cessation.

Notwithstanding anything to the contrary in the foregoing, at any time after the Acquisition Date, if the Leverage Ratio is less than or equal to 2.50:1 and no Default or Event of Default has occurred and is continuing, the Applicable Margin with respect to Term Loans and Revolving Loans maintained as LIBO Rate Loans or Base Rate Loans shall be permanently reduced in each case by 0.25%.  A change in the Applicable Margin resulting from a change in the Leverage Ratio shall become effective upon delivery (after the Acquisition Date) by the Borrowers to the Administrative Agent of a Compliance Certificate pursuant to clause (c) of Section 7.1.1, and, subject to clause (c) of Section 4.7, the Leverage Ratio set forth in such Compliance Certificate shall be used to compute the Applicable Margin.

“Applicable Rating” means as to each of S&P and Moody’s, its rating of the Loans.

“Approved Fund” means any Person (other than a natural Person) that (a) is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business; and (b) is administered or managed by a Lender, an Affiliate of a Lender or a Person or an Affiliate of a Person that administers or manages a Lender.

“Authorized Officer” means, relative to any Obligor, those of its officers, general partners or managing members (as applicable) whose signatures and incumbency shall have been certified to the Administrative Agent, the Lenders and the Issuers pursuant to Section 5.1.1.

“Base Rate” means, at any time, the rate of interest then most recently established by the Administrative Agent in New York as its base rate for Dollars loaned in the United States.  The Base Rate is not necessarily intended to be the lowest rate of interest determined by the Administrative Agent in connection with extensions of credit.

“Base Rate Loan” means a Loan bearing interest at a fluctuating rate determined by reference to the Alternate Base Rate.

“Borrower” and “Borrowers” are defined in the preamble.

“Borrowing” means the Loans of the same type and, in the case of LIBO Rate Loans, having the same Interest Period made by all Lenders required to make such Loans on the same Business Day and pursuant to the same Borrowing Request in accordance with Section 2.3.

“Borrowing Request” means a Loan request and certificate duly executed by an Authorized Officer of each Borrower substantially in the form of Exhibit B-1 hereto.

“Business Day” means

(a)  any day which is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in New York, New York; and

(b)  relative to the making, continuing, prepaying or repaying of any LIBO Rate Loans, any day which is a Business Day described in clause (a) above and which is also a day on which dealings in Dollars are carried on in the London interbank eurodollar market.

“Capital Expenditures” means, for any period, the aggregate amount of (a) all expenditures of the Borrowers and their Subsidiaries for fixed or capital assets made during such period which, in accordance with GAAP, would be classified as capital expenditures, but specifically excluding expenditures made in connection with Permitted Acquisitions; and (b) Capitalized Lease Liabilities incurred by the Borrowers and their Subsidiaries during such period.

“Capital Securities” means, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued after the Effective Date.

“Capitalized Lease Liabilities” means, with respect to any Person, all monetary obligations of such Person and its Subsidiaries under any leasing or similar arrangement which have been (or, in accordance with GAAP, should be) classified as capitalized leases, and for purposes of each Loan Document the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a premium or a penalty.

“Cash Collateralize” means, with respect to a Letter of Credit, the deposit of immediately available funds into a cash collateral account maintained with (or on behalf of) the Administrative Agent on terms satisfactory to the Administrative Agent in an amount equal to the Stated Amount of such Letter of Credit.

“Cash Contribution” is defined in the fifth recital.

“Cash Equivalent Investment” means, at any time:

(a)  any direct obligation of (or unconditionally guaranteed by) the United States or a State thereof (or any agency or political subdivision thereof, to the extent such obligations are supported by the full faith and credit of the United States or a State thereof) maturing not more than one year after such time;

(b)  commercial paper maturing not more than one year from the date of issue, which is issued by

(i)  a corporation (other than an Affiliate of any Obligor) organized under the laws of any State of the United States or of the District of Columbia and rated A-1 or higher by S&P or P-1 or higher by Moody’s, or

(ii)  any Lender (or its holding company);

(c)  any certificate of deposit, time deposit or bankers acceptance, maturing not more than one year after its date of issuance, which is issued by either

(i)  any bank organized under the laws of the United States (or any State thereof) and which has (x) a credit rating of A2 or higher from Moody’s or A or higher from S&P and (y) a combined capital and surplus greater than $500,000,000, or

(ii)  any Lender;

(d)  any repurchase agreement having a term of 90 days or less entered into with any Lender or any commercial banking institution satisfying the criteria set forth in clause (c)(i) which

(i)  is secured by a fully perfected security interest in any obligation of the type described in clause (a), and

(ii)  has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such commercial banking institution thereunder; or

(e)  money market funds substantially all of whose assets are comprised of securities of the types described in clauses (a) through (d) above.

“Casualty Event” means the damage or destruction, or any taking under power of eminent domain or by condemnation or similar proceeding, of any property of any Person or any of its Subsidiaries.

“CellXion Wireless” is defined in the preamble.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“CERCLIS” means the Comprehensive Environmental Response Compensation Liability Information System List.

“Change in Control” means

(a)  the failure of the Sponsor and its Affiliates at any time to have and exercise, through ownership of Voting Securities or by contract, the power for the election of at least one-half of the board of directors or other managing body of Holdings;

(b)  the failure of the Sponsor to directly or indirectly own beneficially and of record on a fully diluted basis at least 40% of the outstanding Capital Securities of Holdings; or

(c)  the occurrence of any “Change of Control” (or similar term) under (and as defined in) any Subordinated Debt Document.

“Closing Date Certificate” means the closing date certificate executed and delivered by an Authorized Officer of each Borrower in form and substance satisfactory to the Administrative Agent.

“Closing Date” means the date of the initial Credit Extension hereunder, but in no event shall such date be later than June 30, 2007.

“Closing Date Term B Loan” is defined in clause (a) of Section 2.1.3.

“Closing Date Term B Commitment” means, relative to any Lender, such Lender’s obligation (if any) to make Closing Date Term B Loans pursuant to clause (a) of Section 2.1.3.

“Closing Date Term B Term Commitment Amount” means, on any date, a maximum principal amount equal to $85,000,000.

“Closing Date Term B Commitment Termination Date” means the earliest of

(a)  June 30, 2007, if the Closing Date Term B Loans have not been made on or prior to such date;

(b)  the Closing Date immediately after the making of the Closing Date Term B Loans on such date;

(c)  the date on which any Commitment Termination Event occurs.

Upon the occurrence of any event described in clause (c), the Closing Date Term B Commitments shall terminate automatically and without any further action.

“Closing Dividend Payment” is defined in the first recital.

“Code” means the Internal Revenue Code of 1986, and the regulations thereunder, in each case as amended, reformed or otherwise modified from time to time.

“Commitment” means, as the context may require, the Revolving Loan Commitment, the Letter of Credit Commitment, the Swing Line Loan Commitment or the Term Loan Commitment.

“Commitment Amount” means, as the context may require, the Revolving Loan Commitment Amount, the Letter of Credit Commitment Amount, the Swing Line Loan Commitment Amount or the Term Loan Commitment Amount.

“Commitment Termination Date” means, as the context may require, the Revolving Loan Commitment Termination Date, the Closing Date Term B Commitment Termination Date or the Delayed Draw Term B Commitment Termination Date.

“Commitment Termination Event” means

(a)  the occurrence of any Event of Default with respect to any Borrower described in clauses (a) through (d) of Section 8.1.9; or

(b)  the occurrence and continuance of any other Event of Default and either

(i)  the declaration of all or any portion of the Loans to be due and payable pursuant to Section 8.3, or

(ii)  the giving of notice by the Administrative Agent, acting at the direction of the Required Lenders, to the Borrowers that the Commitments have been terminated.

“Compliance Certificate” means a certificate duly completed and executed by an Authorized Officer of each Borrower, substantially in the form of Exhibit E hereto, together with such changes thereto as the Administrative Agent may from time to time request for the purpose of monitoring each Borrower’s compliance with the financial covenants contained herein.

“Consolidated Working Capital” means, at any date of determination, (a) the total assets of the Borrowers and their Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding cash and Cash Equivalent Investments, minus (b) the total liabilities of the Borrowers and their Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding the current portion of long term debt (including Capitalized Lease Liabilities).

“Consolidated Working Capital Adjustment” means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period.

“Contingent Liability” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the Indebtedness of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the Capital Securities of any other Person.  The amount of any Person’s obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount of the debt, obligation or other liability guaranteed thereby.

“Continuation/Conversion Notice” means a notice of continuation or conversion and certificate duly executed by an Authorized Officer of each Borrower, substantially in the form of Exhibit C hereto.

“Contribution Agreements” is defined in the second recital.

“Controlled Group” means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with any Borrower, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001 of ERISA.

“Copyright Security Agreement” means any Copyright Security Agreement executed and delivered by any Obligor in substantially the form attached as an exhibit to the Security Agreement, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Credit Extension” means, as the context may require,

(a)  the making of a Loan by a Lender; or

(b)  the issuance of any Letter of Credit, or the extension of any Stated Expiry Date of any existing Letter of Credit, by an Issuer.

“Cure Amount” is defined in Section 8.4.

“Cure Right” is defined in Section 8.4.

“Declined Proceeds” is defined in clause (c) of Section 3.1.2.

“Default” means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.

“Delayed Draw Term B Loan” is defined in clause (b) of Section 2.1.3.

“Delayed Draw Term B Commitment” means, relative to any Lender, such Lender’s obligation (if any) to make Delayed Draw Term B Loans pursuant to clause (b) of Section 2.1.3.

“Delayed Draw Term B Commitment Amount” means, on any date, $70,000,000.

“Delayed Draw Term B Commitment Termination Date” means the earliest of

(a)  September 30, 2007, if the Delayed Draw Term B Loans have not been made on or prior to such date;

(b)  the Acquisition Date immediately after the making of the Delayed Draw Term B Loans on such date;

(c)  the date on which the Purchase Agreement terminates or expires; and

(d)  the date on which any Commitment Termination Event occurs.

Upon the occurrence of any event described in clause (c), the Delayed Draw Term B Commitment shall terminate automatically and without any further action.

“Disbursement” is defined in Section 2.6.2.

“Disbursement Date” is defined in Section 2.6.2.

“Disclosure Schedule” means the Disclosure Schedule attached hereto as Schedule I, as it may be amended, supplemented, amended and restated or otherwise modified from time to time by the Borrowers with the written consent of the Required Lenders.

“Disposition” (or similar words such as “Dispose”) means any sale, transfer, lease, contribution or other conveyance (including by way of merger) of, or the granting of options, warrants or other rights to, any Person or such Person’s Subsidiaries’ assets (including accounts receivable and Capital Securities of such Person’s Subsidiaries) to any other Person (other than to another Obligor) in a single transaction or series of transactions.

“Dollar” and the sign “$” mean lawful money of the United States.

“Domestic Office” means the office of a Lender designated as its “Domestic Office” on Schedule II hereto or in a Lender Assignment Agreement, or such other office within the United States as may be designated from time to time by notice from such Lender to the Administrative Agent and the Borrowers.

“EBITDA” means, for any applicable period, the sum of

(a)  Net Income;

plus

(b)  to the extent deducted in determining Net Income, the sum of (i) amounts attributable to amortization, (ii) income tax expense, (iii) Interest Expense, (iv) depreciation of assets, (v) Transaction Expenses, (vi) Management Fees, (vii) compensation expenses, in any form, to Steven Schoonover, incurred or paid prior to the Closing Date and (viii) non-commercial aircraft and hangar expenses incurred or paid prior to the Closing Date;

provided that for purposes of calculating EBITDA (other than for purposes of the determination of Excess Cash Flow) for any period (A) the EBITDA of any Person or line of business acquired by any Borrower or any Subsidiary pursuant to a Permitted Acquisition during such period shall be included on a pro forma basis for such period (assuming the consummation of such Permitted

Acquisition, the add-back of non-recurring expenses and the incurrence or assumption of any Indebtedness in connection therewith occurred as of the first day of such period) and (B) the EBITDA of any Person or line of business Disposed of by any Borrower or any Subsidiary during such period shall be excluded for such period (assuming the consummation of such Disposition and the repayment of any Indebtedness in connection therewith occurred as of the first day of such period).

“ECF Percentage” means, if on the last day of the applicable Fiscal year, the Leverage Ratio is (a) greater than or equal to 2.50:1, 75%, (b) less than 2.50:1 but greater than or equal to 1.50:1, 50% and (c) less than 1.50:1, 0%.

“Effective Date” means the date this Agreement becomes effective pursuant to Section 10.8.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; or (d) any other Person (other than a natural Person, any Borrower, any Affiliate of any Borrower or any other Person taking direction from, or working in concert with, any Borrower or any Borrower’s Affiliates).

“Environmental Laws” means all applicable federal, state or local statutes, laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) relating to public health and safety and protection of the environment.

“Equity Contribution” is defined in the second recital.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto of similar import, together with the regulations thereunder, in each case as in effect from time to time.  References to Sections of ERISA also refer to any successor Sections thereto.

“Escrow Account” means the account number13363200 held with the Administrative Agent for the account of the Borrowers.

“Escrow Agreement” means the escrow agreement contemplated by Section 1.6(c) of the Purchase Agreement.

“Escrow Amount” means the cash and investments maintained in the account which is the subject of the Escrow Agreement.

“Event of Default” is defined in Section 8.1.

“Excess Cash Flow” means, for any Fiscal Year, the excess (if any), of

(a)  the sum of (i) EBITDA for such Fiscal Year (excluding EBITDA attributable to Target or CellXion Wireless for all periods prior to the Acquisition Date) and (ii) the Consolidated Working Capital Adjustment;

over

(b)  the sum (for such Fiscal Year) of (i) Interest Expense actually paid in cash by the Borrowers and their Subsidiaries, (ii) scheduled principal repayments, to the extent actually made, of Term Loans pursuant to clauses (c) and (d) of Section 3.1.1 (exclusive of repayments made from a refinancing of any portion of such Indebtedness, or pursuant to clauses (e), (f) or (g) of Section 3.1.1), (iii) all income Taxes actually paid in cash by the Borrowers and their Subsidiaries, (iv) Capital Expenditures made in cash (exclusive of Capital Expenditures financed with the proceeds of Indebtedness, equity issuances, casualty proceeds or other proceeds which are not included in EBITDA), (v) cash payments made for Permitted Acquisitions that are not financed with the proceeds of any Loans or other Indebtedness, and amounts added back to EBITDA for non-recurring expenses of the Person or business acquired, (vi) cash payments made pursuant to clauses (b)(v), (b)(vi), (b)(vii) and (b)(viii) of the definition of EBITDA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exemption Certificate” is defined in clause (e) of Section 4.6.

“Existing Seller Notes” shall mean the subordinated promissory notes, in the aggregate original principal amount of $5,000,000, issued by Sabre in connection with the acquisition of SCC pursuant to a certain Stock Purchase Agreement, dated as of April 17, 2006, among Sabre, SCC, the shareholders of SCC and D. Bailey Aalfs as Shareholders’ Agent.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to

(a)  the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York; or

(b)  if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter” means the confidential letter, dated June 8, 2007, among the Sponsor, Sabre, the Administrative Agent and the Lead Arranger.

“Filing Agent” is defined in Section 5.1.13.

“Filing Statements” is defined in Section 5.1.13.

“Fiscal Quarter” means a quarter ending on the last day of April, July, October or January.

“Fiscal Year” means any period of twelve consecutive calendar months ending on April 30; references to a Fiscal Year with a number corresponding to any calendar year (e.g., the “2007 Fiscal Year”) refer to the Fiscal Year ending on April 30 of such calendar year.

“Foreign Pledge Agreement” means any supplemental pledge agreement governed by the laws of a jurisdiction other than the United States or a State thereof executed and delivered by each Borrower or any of its Subsidiaries pursuant to the terms of this Agreement, in form and substance satisfactory to the Administrative Agent, as may be necessary or desirable under the laws of organization or incorporation of a Subsidiary to further protect or perfect the Lien on and security interest in any Collateral (as defined in the Security Agreement).

“Foreign Subsidiary” means any Subsidiary that is not a U.S. Subsidiary.

“F.R.S. Board” means the Board of Governors of the Federal Reserve System or any successor thereto.

“GAAP” is defined in Section 1.4.

“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantor” means, collectively, each Borrower and each Subsidiary Guarantor.

“Hazardous Material” means

(a)  any “hazardous substance”, as defined by CERCLA;

(b)  any “hazardous waste”, as defined by the Resource Conservation and Recovery Act, as amended; or

(c)  any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance (including any petroleum product) within the meaning of any other applicable federal, state or local law, regulation, ordinance or requirement (including consent decrees and administrative orders) relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, all as amended.

“Hedging Obligations” means, with respect to any Person, all liabilities of such Person under currency exchange agreements, interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and all other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates.

“herein”, “hereof”, “hereto”, “hereunder” and similar terms contained in any Loan Document refer to such Loan Document as a whole and not to any particular Section, paragraph or provision of such Loan Document.

“Holdings” is defined in the preamble.

“Impermissible Qualification” means any qualification or exception to the opinion or certification of any independent public accountant as to any financial statement of any Obligor

(a)  which is of a “going concern” or similar nature; or

(b)  which relates to the limited scope of examination of matters relevant to such financial statement.

“including” and “include” means “including without limitation”.

“Incremental Term Loan Lender” shall mean a Lender or an Additional Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan” shall mean an incremental term loan made by a Lender or an Additional Lender to the Borrowers pursuant to Section 2.8.

“Incremental Term Loan Assumption Agreement” shall mean an Incremental Term Loan Assumption Agreement in form and substance reasonably satisfactory to the Administrative Agent, among the Borrowers, the Administrative Agent and one or more Incremental Term Loan Lenders.

“Incremental Term Loan Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make Incremental Term Loans hereunder as set forth on the Incremental Term Loan Assumption Agreement delivered by such Lender or in the Assignment and Acceptance pursuant to which such Lender assumed its Incremental Term Loan Commitment, as applicable, as the same may be reduced or increased from time to time pursuant to assignment by or to such Lender pursuant to Section 10.11.

“Incremental Term Loan Maturity Date” shall mean the final maturity date of any Incremental Term Loan, as set forth in the applicable Incremental Term Loan Assumption Agreement.

“Incremental Term Loan Repayment Dates” shall mean the dates scheduled for the repayment of principal of any Incremental Term Loan, as set forth in the applicable Incremental Term Loan Assumption Agreement.

“Indebtedness” of any Person means:

(a)  all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

(b)  all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker’s acceptances issued for the account of such Person;

(c)  all Capitalized Lease Liabilities of such Person;

(d)  for purposes of Section 8.1.5 only, all other items which, in accordance with GAAP, would be included as liabilities on the balance sheet of such Person as of the date at which Indebtedness is to be determined;

(e)  whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business which are not overdue for a period of more than 90 days or, if overdue for more than 90 days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of such Person), and indebtedness secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on property owned or being acquired by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)  obligations arising under Synthetic Leases; and

(g)  all Contingent Liabilities of such Person in respect of any of the foregoing.

The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Liabilities” is defined in Section 10.4.

“Indemnified Parties” is defined in Section 10.4.

“Interco Subordination Agreement” means a subordination agreement, substantially in the form of Exhibit K, executed and delivered by two or more Obligors pursuant to the terms of this Agreement, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Interest Coverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio computed for the period consisting of such Fiscal Quarter and each of the three immediately preceding Fiscal Quarters of:

(a)  EBITDA (for all such Fiscal Quarters)

to

(b)  the sum (for all such Fiscal Quarters) of Interest Expense;

provided that, with respect to the four consecutive Fiscal Quarter period ending (i) October 31, 2007, Interest Expense for purposes hereof shall be actual Interest Expense for the Fiscal Quarter period ending October 31, 2007 multiplied by 4, (ii) January 31, 2008, Interest Expense for purposes hereof shall be actual Interest Expense for the two Fiscal Quarter period ending January

31, 2008 multiplied by 2 and (iii) April 30, 2008, Interest Expense for purposes hereof shall be actual Interest Expense for the three Fiscal Quarter period ending April 30, 2008 multiplied by one and one-third.

“Interest Expense” means, for any applicable period, the aggregate interest expense (both accrued and paid and net of interest income paid during such period to the Borrowers and their Subsidiaries) of the Borrowers and their Subsidiaries for such applicable period, including the portion of any payments made in respect of Capitalized Lease Liabilities allocable to interest expense.

“Interest Period” means, relative to any LIBO Rate Loan, the period beginning on (and including) the date on which such LIBO Rate Loan is made or continued as, or converted into, a LIBO Rate Loan pursuant to Sections 2.3 or 2.4 and shall end on (but exclude) the day which numerically corresponds to such date one, two, three or six months thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month), as the Borrowers may select in their relevant notice pursuant to Sections 2.3 or 2.4; provided that,

(a)  no Borrower shall be permitted to select Interest Periods to be in effect at any one time which have expiration dates occurring on more than ten different dates;

(b)  if such Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day (unless such next following Business Day is the first Business Day of a calendar month, in which case such Interest Period shall end on the Business Day next preceding such numerically corresponding day); and

(c)  no Interest Period for any Loan may end later than the Stated Maturity Date for such Loan.

“Investment” means, relative to any Person,

(a)  any loan, advance or extension of credit made by such Person to any other Person, including the purchase by such Person of any bonds, notes, debentures or other debt securities of any other Person;

(b)  Contingent Liabilities in favor of any other Person; and

(c)  any Capital Securities held by such Person in any other Person.

The amount of any Investment shall be the original principal or capital amount thereof less all cash distributions and returns of principal or equity thereon and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property at the time of such Investment.

“ISP Rules” is defined in Section 10.9.

“Issuance Request” means a Letter of Credit request and certificate duly executed by an Authorized Officer of each Borrower, substantially in the form of Exhibit B-2 hereto.

“Issuer” means a Lender satisfactory to Holdings in its capacity as Issuer of the Letters of Credit.  At the request of such Lender and with the Borrowers’ consent (not to be unreasonably withheld), another Lender or an Affiliate of such Lender may issue one or more Letters of Credit hereunder.

“Lead Arranger” is defined in the preamble.

“Lender Assignment Agreement” means an assignment agreement substantially in the form of Exhibit D hereto.

“Lenders” is defined in the preamble, and shall include any Additional Lender.

“Lender’s Environmental Liability” means any and all losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, costs, judgments, suits, proceedings, damages (including consequential damages), disbursements or expenses of any kind or nature whatsoever (including reasonable attorneys’ fees at trial and appellate levels and experts’ fees and disbursements and expenses incurred in investigating, defending against or prosecuting any litigation, claim or proceeding) which may at any time be imposed upon, incurred by or asserted or awarded against the Administrative Agent, any Lender or any Issuer or any of such Person’s Affiliates, shareholders, directors, officers, employees, and agents in connection with or arising from:

(a)  any Hazardous Material on, in, under or affecting any portion of any property of any Borrower or any of its Subsidiaries, the groundwater thereunder, or any surrounding areas thereof to the extent caused by Releases from any Borrower’s or any of its Subsidiaries’ or any of their respective predecessors’ properties;

(b)  any inaccuracy or breach of any representation or warranty contained in Section 6.12 (without regard to “knowledge” or “materiality” qualifications or exceptions contained in such representations or warranties);

(c)  any violation or claim of violation by any Borrower or any of its Subsidiaries of any Environmental Laws; or

(d)  the imposition of any Lien for damages caused by or the recovery of any costs for the cleanup, release or threatened release of Hazardous Material by any Borrower or any of its Subsidiaries, or in connection with any property owned or formerly owned by any Borrower or any of its Subsidiaries.

“Letter of Credit” is defined in Section 2.1.2.

“Letter of Credit Commitment” means the Issuer’s obligation to issue Letters of Credit pursuant to Section 2.1.2.

“Letter of Credit Commitment Amount” means, on any date, a maximum amount of $10,000,000, as such amount may be permanently reduced from time to time pursuant to Section 2.2.

“Letter of Credit Outstandings” means, on any date, an amount equal to the sum of (i) the then aggregate amount which is undrawn and available under all issued and outstanding Letters of Credit, and (ii) the then aggregate amount of all unpaid and outstanding Reimbursement Obligations.

“Leverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio of

(a)  Total Debt outstanding on the last day of such Fiscal Quarter to

(b)  EBITDA computed for the period consisting of such Fiscal Quarter and each of the three immediately preceding Fiscal Quarters.

“LIBO Rate” means, relative to any Interest Period for LIBO Rate Loans, the rate of interest equal to the average (rounded upwards, if necessary, to the nearest 1/16 of 1%) of the rates per annum at which Dollar deposits in immediately available funds are offered to the Administrative Agent’s LIBOR Office in the London interbank market as at or about 11:00 a.m. London, England time two Business Days prior to the beginning of such Interest Period for delivery on the first day of such Interest Period, and in an amount approximately equal to the amount of the Administrative Agent’s LIBO Rate Loan and for a period approximately equal to such Interest Period.

“LIBO Rate Loan” means a Loan bearing interest, at all times during an Interest Period applicable to such Loan, at a rate of interest determined by reference to the LIBO Rate (Reserve Adjusted).

“LIBO Rate (Reserve Adjusted)” means, relative to any Loan to be made, continued or maintained as, or converted into, a LIBO Rate Loan for any Interest Period, a rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) determined pursuant to the following formula:

LIBO Rate	=	LIBO Rate
(Reserve Adjusted)		1.00 - LIBOR Reserve Percentage

The LIBO Rate (Reserve Adjusted) for any Interest Period for LIBO Rate Loans will be determined by the Administrative Agent on the basis of the LIBOR Reserve Percentage in effect two Business Days before the first day of such Interest Period.

“LIBOR Office” means the office of a Lender designated as its “LIBOR Office” on Schedule II hereto or in a Lender Assignment Agreement, or such other office designated from time to time by notice from such Lender to the Borrowers and the Administrative Agent, whether or not outside the United States, which shall be making or maintaining the LIBO Rate Loans of such Lender.

“LIBOR Reserve Percentage” means, relative to any Interest Period for LIBO Rate Loans, the reserve percentage (expressed as a decimal) equal to the maximum aggregate reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) specified under regulations issued from time to time by the F.R.S. Board and then applicable to assets or liabilities consisting of or including “Eurocurrency Liabilities”, as currently defined in Regulation D of the F.R.S. Board, having a term approximately equal or comparable to such Interest Period.

“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property, or other priority or preferential arrangement of any kind or nature whatsoever, to secure payment of a debt or performance of an obligation.

“Loan Documents” means, collectively, this Agreement, the Notes, the Letters of Credit, each Rate Protection Agreement, the Fee Letter, the Joinder Agreement, the Interco Subordination Agreement, each agreement pursuant to which the Administrative Agent is granted a Lien to secure the Obligations, the Subsidiary Guaranty and each other agreement, certificate, document or instrument delivered in connection with any Loan Document, whether or not specifically mentioned herein or therein.

“Loans” means, as the context may require, a Revolving Loan, a Closing Date Term B Loan, a Delayed Draw Term B Loan, a Swing Line Loan or an Incremental Term Loan, in each case of any type.

“Management Fees” is defined in clause (b) of Section 7.2.6.

“Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance or properties of any Borrower or the Borrowers and their Subsidiaries taken as a whole; (b) the rights and remedies of any Secured Party under any Loan Document; or (c) the ability of any Obligor to perform its monetary Obligations under any Loan Document.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means each mortgage, deed of trust or agreement executed and delivered by any Obligor in favor of the Administrative Agent for the benefit of the Secured Parties pursuant to the requirements of this Agreement in substantially the form of Exhibit I hereto, under which a Lien is granted on the real property and fixtures owned by such Obligor described therein and on the portion of real property of the Alvarado Facility that is leased, in each case as amended, supplemented, amended and restated or otherwise modified from time to time.

“Net Casualty Proceeds” means the amount of any insurance proceeds or condemnation (or similar) awards received by any Borrower or any of its Subsidiaries in connection with any Casualty Event in excess of $1,000,000, individually or in the aggregate over the course of a Fiscal Year (net of all reasonable and customary collection expenses thereof), but excluding any proceeds or awards required to be paid to a creditor (other than the Lenders) which holds a first priority Lien permitted by clause (d) of Section 7.2.3 on the property which is the subject of such Casualty Event.

“Net Debt Proceeds” means, with respect to the incurrence, sale or issuance by any Borrower or any of its Subsidiaries of any Indebtedness after the Closing Date which is not expressly permitted by Section 7.2.2, the excess of:

(i) the gross cash proceeds actually received by such Person from such incurrence, sale or issuance, over

(ii) all reasonable and customary arranging or underwriting fees and commissions, and all legal, investment banking, brokerage and accounting and other professional fees, sales commissions and disbursements and other reasonable and customary closing costs and expenses, in each case, actually incurred in connection with such incurrence, sale or issuance other than any such fees, commissions or disbursements paid to Affiliates of such Person in connection therewith.

“Net Disposition Proceeds” means the gross cash proceeds received by any Borrower or its U.S. Subsidiaries from any Disposition pursuant to clause (c) of Section 7.2.11 and any cash payment received in respect of promissory notes or other non-cash consideration delivered to such Borrower or its U.S. Subsidiaries in respect thereof, minus the sum of (i) all reasonable and customary legal, investment banking, brokerage and accounting fees and expenses incurred in connection with such Disposition, (ii) all taxes actually paid or estimated by such Borrower to be payable in cash within the next 12 months in connection with such Disposition, and (iii) payments made by such Borrower or its U.S. Subsidiaries to retire Indebtedness (other than the Credit Extensions) where payment of such Indebtedness is required in connection with such Disposition; provided that, the amount of estimated taxes pursuant to clause (ii) in excess of the amount of taxes actually required to be paid in cash in respect of such Disposition within such 12-month period shall constitute Net Disposition Proceeds.

 “Net Equity Proceeds” means, with respect to the sale or issuance after the Closing Date by any Borrower to any Person of its Capital Securities, warrants or options, or the exercise of any such warrants or options, the excess of:

(a)  the gross cash proceeds received by such Person from such sale, exercise or issuance, over

(b)  all reasonable and customary underwriting commissions and legal, investment banking, brokerage and accounting and other professional fees, sales commissions and disbursements actually incurred in connection with such sale or issuance which have not been paid to Affiliates of such Borrower in connection therewith.

“Net Income” means, for any period, the aggregate of all amounts (exclusive of all amounts in respect of any extraordinary gains or extraordinary losses) which would be included as net income on the consolidated financial statements of the Borrowers and their Subsidiaries for such period.

“Non-Excluded Taxes” means any Taxes other than net income, branch profits and franchise Taxes imposed with respect to any Secured Party by any Governmental Authority under the laws of which such Secured Party is organized, in which it maintains its applicable lending office or in which it does business (unless such net income, branch profits or franchise

Taxes are imposed solely as a result of such Secured Party doing business (as opposed to being organized or having its applicable lending office) in a jurisdiction, where such imposition is based solely on such Secured Party participating in, receiving any payments under or enforcing its rights pursuant to, this Agreement).

“Non-U.S. Lender” means any Lender that is not a “United States person”, as defined under Section 7701(a)(30) of the Code.

“Note” means, as the context may require, a Revolving Note, a Term Note or a Swing Line Note.

“Obligations” means all obligations (monetary or otherwise, whether absolute or contingent, matured or unmatured) of the Borrowers and each other Obligor arising under or in connection with a Loan Document, including Reimbursement Obligations and the principal of and premium, if any, and interest (including interest accruing during the pendency of any proceeding of the type described in Section 8.1.9, whether or not allowed in such proceeding) on the Loans.

“Obligor” means, as the context may require, each Borrower and each Subsidiary Guarantor.

“Organic Document” means, relative to any Obligor, as applicable, its certificate of incorporation, by-laws, certificate of partnership, partnership agreement, certificate of formation, limited liability agreement, operating agreement and all shareholder agreements, voting trusts and similar arrangements applicable to any of such Obligor’s Capital Securities.

“Other Taxes” means any and all stamp, documentary or similar Taxes, or any other excise or property Taxes or similar levies that arise on account of any payment made or required to be made under any Loan Document or from the execution, delivery, registration, recording or enforcement of any Loan Document.

“Participant” is defined in clause (e) of Section 10.11.

“Patent Security Agreement” means any Patent Security Agreement executed and delivered by any Obligor in substantially the form attached as an exhibit to the Security Agreement, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Patriot Act” means the USA PATRIOT ACT (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended and supplemented from time to time.

“Patriot Act Disclosures” means all documentation and other information which the Administrative Agent or any Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

“PBGC” means the Pension Benefit Guaranty Corporation and any Person succeeding to any or all of its functions under ERISA.

“Pension Plan” means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a multiemployer plan as defined in Section 4001(a)(3) of ERISA), and to which the Borrowers or any corporation, trade or business that is, along with the Borrowers, a member of a Controlled Group, may have liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Percentage” means, as the context may require, any Lender’s Revolving Loan Percentage or Term Loan Percentage.

“Permitted Acquisition” means (a) the Acquisition and (b) an acquisition (whether pursuant to an acquisition of Capital Securities, assets or otherwise) by any Borrower or any Subsidiary from any Person of a business in which the following conditions are satisfied:

(i)  immediately before and after giving effect to such acquisition no Default shall have occurred and be continuing or would result therefrom (including under Section 7.1.8 and Section 7.2.1); and

(ii)  for each acquisition for which the purchase price (subject to working capital adjustments) exceeds $1,000,000, the Borrowers shall have delivered to the Administrative Agent a Compliance Certificate for the period of four full Fiscal Quarters immediately preceding such acquisition (prepared in good faith and in a manner and using such methodology which is consistent with the most recent financial statements delivered pursuant to Section 7.1.1) giving pro forma effect to the consummation of such acquisition and evidencing compliance with the covenants set forth in Section 7.2.4.

“Permitted Sale-Leaseback” means, collectively, the Alvarado Sale-Leaseback and the Shreveport Sale-Leaseback.

“Person” means any natural person, corporation, limited liability company, partnership, joint venture, association, trust or unincorporated organization, Governmental Authority or any other legal entity, whether acting in an individual, fiduciary or other capacity.

“Pledged Subsidiary” means each Subsidiary in respect of which the Administrative Agent has been granted a security interest in or a pledge of (i) any of the Capital Securities of such Subsidiary or (ii) any intercompany notes of such Subsidiary owing to the Borrowers or another Subsidiary.

“Pricing Level” means the level on the table of Applicable Margin corresponding to the Applicable Rating then in effect.

“Purchase Agreement” is defined in the third recital.

“Quarterly Payment Date” means the last day of April, July, October and January, or, if any such day is not a Business Day, the next succeeding Business Day.

“Rate Protection Agreement” means, (without limiting any Obligor’s rights under Section 7.1.9), collectively, any interest rate swap, cap, collar or similar agreement entered into by the Borrowers or any of their respective Subsidiaries under which the counterparty of such agreement is (or at the time such agreement was entered into, was) the Administrative Agent, a Lender, an Affiliate of the Administrative Agent or an Affiliate of a Lender.

“Refinancing” is defined in the first recital.

“Refunded Swing Line Loans” is defined in clause (b) of Section 2.3.2.

“Register” is defined in clause (a) of Section 2.7.

“Registration Rights Agreement” means (a) prior to the Equity Contribution, the Registration Rights Agreement of Sabre dated May 9, 2006 and (b) following the Equity Contribution, the Registration Rights Agreement of Holdings to be entered into concurrently with the consummation of the Equity Contribution, in the form delivered to the Administrative Agent prior to the Closing Date.

“Reimbursement Obligation” is defined in Section 2.6.3.

“Reinvestment Amount” is defined in clause (f) of Section 3.1.1.

“Rejection Notice” is defined in clause (c) of Section 3.1.2.

“Release” means a “release”, as such term is defined in CERCLA.

“Replacement Lender” is defined in clause (h) of Section 10.11.

“Required Lenders” means, at any time, Lenders holding at least 50.01% of the Total Exposure Amount.

“Resource Conservation and Recovery Act” means the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended.

“Restricted Payment” means (a) the declaration or payment of any dividend (other than dividends payable solely in Capital Securities of any Borrower or any Subsidiary) on, or the making of any payment or distribution on account of, or setting apart assets for a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of, any class of Capital Securities of any Borrower or any Subsidiary or any warrants, options or other right or obligation to purchase or acquire any such Capital Securities, whether now or hereafter outstanding, (b) the making of any other distribution in respect of such Capital Securities, in each case either directly or indirectly, whether in cash, property or obligations of any Borrower or any Subsidiary or otherwise, or (c) the payment of any management fees (including all Management Fees) by the Obligors; provided that “Restricted Payment” shall be deemed to exclude (i) the Closing Dividend Payment, (ii) a one-time dividend payment in an amount not to exceed $3,100,000 to be made by Holdings to allow the Sabre Shareholders to recoup any expenditures made from March 1, 2007 through the Closing Date in connection with Capital Expenditures relating to the construction of the Alvarado Facility and (iii) payments in connection with the repurchase by Holdings of Capital Securities issued to management pursuant to any equity incentive plan or other document providing Holdings the contractual right to repurchase such Capital Securities upon the occurrence of certain events.

“Revolving Loan” is defined in clause (a) of Section 2.1.1.

“Revolving Loan Commitment” means, relative to any Lender, such Lender’s obligation (if any) to make Revolving Loans pursuant to clause (a) of Section 2.1.1.

“Revolving Loan Commitment Amount” means, on any date, $25,000,000, as such amount may be reduced to $15,000,000 on the Additional Revolving Commitment Termination Date and may otherwise be reduced from time to time, in each case pursuant to Section 2.2.

“Revolving Loan Commitment Termination Date” means the earliest of

(a)  June 30, 2007 (if the initial Credit Extension has not occurred on or prior to such date);

(b)  with respect to $10,000,000 of the Revolving Loan Commitment Amount, the Additional Revolving Commitment Termination Date if the Acquisition is not consummated on or prior to such date;

(c)  the date on which the Revolving Loan Commitment Amount is terminated in full or reduced to zero pursuant to the terms of this Agreement; and

(d)  the date on which any Commitment Termination Event occurs.

Upon the occurrence of any event described in the preceding clauses (c) or (d), the Revolving Loan Commitments shall terminate automatically and without any further action.

“Revolving Loan Lender” is defined in clause (a) of Section 2.1.1.

“Revolving Loan Percentage” means, relative to any Lender, the applicable percentage relating to Revolving Loans set forth opposite its name on Schedule II hereto under the Revolving Loan Commitment column or set forth in a Lender Assignment Agreement under the Revolving Loan Commitment column, as such percentage may be adjusted from time to time pursuant to Lender Assignment Agreements executed by such Lender and its Assignee Lender and delivered pursuant to Section 10.11.1.  A Lender shall not have any Revolving Loan Commitment if its percentage under the Revolving Loan Commitment column is zero.

“Revolving Note” means a joint and several promissory note of the Borrowers payable to any Revolving Loan Lender, in the form of Exhibit A-1 hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Borrowers to such Revolving Loan Lender resulting from outstanding Revolving Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.

“Sabre” is defined in the preamble.

“Sabre Shareholders” is defined in the first recital.

“SCC” means Sabre Communications Corporation, an Iowa corporation.

“SEC” means the Securities and Exchange Commission.

“Secured Parties” means, collectively, the Lenders, the Issuers, the Administrative Agent, each counterparty to a Rate Protection Agreement that is (or at the time such Rate Protection Agreement was entered into, was) a Lender or an Affiliate thereof and (in each case), each of their respective successors, transferees and assigns.

“Security Agreement” means the Pledge and Security Agreement executed and delivered by each Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit H hereto, together with any supplemental Foreign Pledge Agreements delivered pursuant to the terms of this Agreement, in each case as amended, supplemented, amended and restated or otherwise modified from time to time.

“Sellers” means the sellers under the Purchase Agreement.

“Shreveport Facility” means the manufacturing facility and corporate offices of the Target located on real property owned by the Target or CellXion Wireless in Bossier City, Louisiana.

“Shreveport Sale-Leaseback” means the sale or transfer of all or any part of the Shreveport Facility by an Obligor to another Person and the subsequent lease or rental thereof by such Obligor from such Person.

“Sponsor” means Corinthian Capital Group LLC.

“Solvent” means, with respect to any Person and its Subsidiaries on a particular date, that on such date:

(a)  the fair value of the property of such Person and its Subsidiaries on a consolidated basis is greater than the total amount of liabilities, including contingent liabilities, of such Person and its Subsidiaries on a consolidated basis;

(b)  the present fair salable value of the assets of such Person and its Subsidiaries on a consolidated basis is not less than the amount that will be required to pay the probable liability of such Person and its Subsidiaries on a consolidated basis on its debts as they become absolute and matured;

(c)  such Person does not intend to, and does not believe that it or its Subsidiaries will, incur debts or liabilities beyond the ability of such Person and its Subsidiaries to pay as such debts and liabilities mature; and

(d)  such Person and its Subsidiaries on a consolidated basis is not engaged in business or a transaction, and such Person and its Subsidiaries on a consolidated basis is not about to engage in a business or a transaction, for which the property of such Person and its Subsidiaries on a consolidated basis would constitute an unreasonably small capital.  The amount of Contingent Liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, can reasonably be expected to become an actual or matured liability.

“Stated Amount” means, on any date and with respect to a particular Letter of Credit, the total amount then available to be drawn under such Letter of Credit.

“Stated Expiry Date” is defined in Section 2.6.

“Stated Maturity Date” means:

(a)  if the Acquisition is consummated, (i) June 26, 2013, with respect to all Revolving Loans and Swing Line Loans and (ii) June 26, 2014, with respect to all Term Loans; and

(b)  if the Acquisition is not consummated, (i) June 26, 2011, with respect to all Revolving Loans and Swing Line Loans and (ii) June 26, 2012, with respect to all Term Loans.

“Stockholders Agreement” means (a) prior to the Equity Contribution, the Stockholders Agreement of Sabre dated May 9, 2006; and (b) following the Equity Contribution, the Stockholders Agreement of Holdings to be entered into concurrently with the consummation of the Equity Contribution, in the form delivered to the Administrative Agent prior to the Closing Date.

“Subordinated Debt” means unsecured Indebtedness of the Borrowers subordinated in right of payment to the Obligations pursuant to documentation containing redemption and other prepayment events, maturities, amortization schedules, covenants, events of default, remedies, acceleration rights, subordination provisions and other material terms reasonably satisfactory to the Required Lenders.

“Subordinated Debt Documents” means, collectively, the loan agreements, indentures, note purchase agreements, promissory notes (including, if applicable, the Acquisition Seller Notes), guarantees, and other instruments and agreements evidencing the terms of Subordinated Debt, as amended, supplemented, amended and restated or otherwise modified in accordance with Section 7.2.12.

“Subordination Provisions” is defined in Section 8.1.11.

“Subsidiary” means, with respect to any Person, any other Person of which more than 50% of the outstanding Voting Securities of such other Person (irrespective of whether at the time Capital Securities of any other class or classes of such other Person shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person.  Unless the context otherwise specifically requires, the term “Subsidiary” shall be a reference to (a) a Subsidiary of Sabre at all times prior to the Acquisition Date and (b) a Subsidiary of Holdings at all times on or following the Acquisition Date.

“Subsidiary Guarantor” means each Subsidiary that has executed and delivered to the Administrative Agent the Subsidiary Guaranty (including by means of a delivery of a supplement thereto).

“Subsidiary Guaranty” means the subsidiary guaranty executed and delivered by an Authorized Officer of each U.S. Subsidiary pursuant to the terms of this Agreement, substantially in the form of Exhibit G hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Swing Line Lender” means, subject to the terms of this Agreement, Lender acceptable to the Borrowers and the Lead Arranger.

“Swing Line Loan” is defined in clause (b) of Section 2.1.1.

“Swing Line Loan Commitment” means the Swing Line Lender’s obligation (if any) to make Swing Line Loans pursuant to clause (b) of Section 2.1.1.

“Swing Line Loan Commitment Amount” means, on any date, $5,000,000, as such amount may be reduced from time to time pursuant to Section 2.2.

“Swing Line Note” means a promissory note of the Borrowers payable to the Swing Line Lender, in the form of Exhibit A-3 hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Borrowers to the Swing Line Lender resulting from outstanding Swing Line Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

“Synthetic Lease” means, as applied to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is not a capital lease in accordance with GAAP; and (b) in respect of which the lessee retains or obtains ownership of the property so leased for federal income tax purposes, other than any such lease under which that Person is the lessor.

“Target” is defined in the preamble.

“Target Rollover Shareholders” is defined in the second recital.

“Taxes” means all income, stamp or other taxes, duties, levies, imposts, charges, assessments, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, and all interest, penalties or similar liabilities with respect thereto.

“Term Loan Commitment” means, as the context may require, the Closing Date Term B Commitment, Delayed Draw Term B Commitment and, unless the context shall otherwise require,  any Incremental Term Loan Commitment made pursuant to an Incremental Term Loan Assumption Agreement.

“Term Loan Commitment Amount” means, as the context may require, the Closing Date Term B Commitment Amount and the Delayed Draw Term B Commitment Amount and, unless the context shall otherwise require, the amount of any Incremental Term Loan Commitment made pursuant to an Incremental Term Loan Assumption Agreement.

 “Term Loan Lender” means any Lender that has a Closing Date Term B Commitment and a Delayed Draw Term B Commitment.  Unless the context shall otherwise require, the term “Term Loan Lenders” shall also include the Incremental Term Loan Lenders.

“Term Loan Percentage” means, relative to any Lender, the applicable percentage relating to Closing Date Term B Loans or Delayed Draw Term B Loans, as the case may be, set forth opposite its name on Schedule II hereto under the Term Loan Commitment column or set forth in a Lender Assignment Agreement under the applicable Term Loan Commitment column, as such percentage may be adjusted from time to time pursuant to Lender Assignment Agreements executed by such Lender and its Assignee Lender and delivered pursuant to Section 10.11.  A Lender shall not have any Closing Date Term B Commitment or Delayed Draw Term B Commitment if its percentage under such applicable Term Loan Commitment column is zero.

“Term Loans” means, collectively, the Closing Date Term B Loans, the Delayed Draw Term B Loans and, unless the context shall otherwise require, any Incremental Term Loans made pursuant to an Incremental Term Loan Assumption Agreement.

“Term Note” means a joint and several promissory note of the Borrowers payable to any Lender, in the form of Exhibit A-2 hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Borrowers to such Lender resulting from outstanding Closing Date Term B Loans or Delayed Draw Term B Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

“Termination Date” means the date on which all monetary Obligations (other than claims for indemnification, gross-up or similar claims not then asserted) have been paid in full in cash, all Letters of Credit have been terminated or expired (or been Cash Collateralized), all Rate Protection Agreements have been terminated and all Commitments shall have terminated.

“Total Debt” means, on any date (a) the outstanding principal amount of all Indebtedness of the Borrowers and their Subsidiaries of the type referred to in clause (a) (which, in the case of the Loans, shall be deemed to equal the average daily amount of the Loans outstanding for the

Fiscal Quarter ending on or immediately preceding the date of determination) minus the amount deposited in the Escrow Account on such date; (b) clause (b) (which, in the case of Letter of Credit Outstandings shall be deemed to equal the average daily amount of Letter of Credit Outstandings for the Fiscal Quarter ending on or immediately preceding the date of determination); (c) clause (c) and clause (f), in each case of the definition of “Indebtedness” (exclusive of intercompany Indebtedness between any of the Borrowers and the Subsidiaries); and (d) any Contingent Liability in respect of any of the foregoing.

“Total Exposure Amount” means, on any date of determination (and without duplication), the outstanding principal amount of all Loans, the aggregate amount of all Letter of Credit Outstandings and the unfunded amount of the Commitments.

“Trademark Security Agreement” means any Trademark Security Agreement executed and delivered by any Obligor substantially in the form attached as an exhibit to the Security Agreement, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Transaction” means, collectively, the Refinancing, the Closing Dividend Payment, the Acquisition, the Equity Contribution, the Cash Contribution, the making by the Lenders of Credit Extensions on the Closing Date and Acquisition Date, Hedging Obligations and each of the other transactions contemplated hereby.

 “Transaction Documents” means, collectively, the Purchase Agreement and all exhibits and schedules thereto, the Escrow Agreement and the Contribution Agreements, in each case as amended, supplemented, amended and restated or otherwise modified from time to time in accordance with Section 7.2.12.

“Transaction Expenses” means the aggregate amount of fees and expenses payable as a result of, and in connection with, the Transaction.

“type” means, relative to any Loan, the portion thereof, if any, being maintained as a Base Rate Loan or a LIBO Rate Loan.

“UCC”  means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if, with respect to any Filing Statement or by reason of any provisions of law, the perfection or the effect of perfection or non-perfection of the security interests granted to the Administrative Agent pursuant to the applicable Loan Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of each Loan Document and any Filing Statement relating to such perfection or effect of perfection or non-perfection.

“United States” or “U.S.” means the United States of America, its fifty states and the District of Columbia.

“U.S. Subsidiary” means any Subsidiary that is incorporated or organized under the laws of the United States, a state thereof or the District of Columbia.

“Voting Securities” means, with respect to any Person, Capital Securities of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

“Welfare Plan” means a “welfare plan”, as such term is defined in Section 3(1) of ERISA.

“wholly owned Subsidiary” means, with respect to any Person, any Subsidiary of such Person, all of the outstanding Capital Securities of which (other than any director’s qualifying shares or investments by foreign nationals mandated by applicable laws) is owned directly or indirectly by such Persons.

SECTION 1.2.  Use of Defined Terms.  Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in each other Loan Document and the Disclosure Schedule.

SECTION 1.3.  Cross-References.  Unless otherwise specified, references in a Loan Document to any Article or Section are references to such Article or Section of such Loan Document, and references in any Article, Section or definition to any clause are references to such clause of such Article, Section or definition.

SECTION 1.4.  Accounting and Financial Determinations.  Unless otherwise specified, all accounting terms used in each Loan Document shall be interpreted, and all accounting determinations and computations thereunder (including under Section 7.2.4 and the definitions used in such calculations) shall be made, in accordance with those generally accepted accounting principles (“GAAP”) applied in the preparation of the financial statements referred to in Section 5.1.6 and Section 5.2.8.  Unless otherwise expressly provided, all financial covenants and defined financial terms shall be computed on a consolidated basis for Holdings and its Subsidiaries, in each case without duplication.

ARTICLE II
COMMITMENTS, BORROWING AND ISSUANCE PROCEDURES, NOTES AND LETTERS OF CREDIT

SECTION 2.1.  Commitments.  On the terms and subject to the conditions of this Agreement, the Lenders and the Issuers severally agree to make Credit Extensions as set forth below.

SECTION 2.1.1.  Revolving Loan Commitment and Swing Line Loan Commitment.  From time to time on any Business Day occurring from and after the Effective Date but prior to the Revolving Loan Commitment Termination Date,

(a)  each Lender that has a (i) a Revolving Loan Commitment (referred to as a “Revolving Loan Lender”), agrees that it will make loans (relative to such Lender, its “Revolving Loans”) to the Borrowers equal to such Lender’s Revolving Loan Percentage of the aggregate amount of each Borrowing of the Revolving Loans requested by the Borrowers to be made on such day; provided that, prior to the Acquisition Date, no

Revolving Loan Lender shall be permitted or required to make any Revolving Loan if the aggregate outstanding Revolving Loans at such time equals $15,000,000; and

(b)  the Swing Line Lender agrees that it will make loans (its “Swing Line Loans”) to the Borrowers equal to the principal amount of the Swing Line Loan requested by the Borrowers to be made on such day.

On the terms and subject to the conditions hereof, the Borrowers may from time to time borrow, prepay and reborrow Revolving Loans and Swing Line Loans.  No Revolving Loan Lender shall be permitted or required to make any Revolving Loan if, after giving effect thereto, the aggregate outstanding principal amount of all Revolving Loans of such Revolving Loan Lender, together with such Lender’s Revolving Loan Percentage of the aggregate amount of all Swing Line Loans and Letter of Credit Outstandings, would exceed such Lender’s Revolving Loan Percentage of the then existing Revolving Loan Commitment Amount.  Furthermore, the Swing Line Lender shall not be permitted or required to make Swing Line Loans if, after giving effect thereto, (i) the aggregate outstanding principal amount of all Swing Line Loans would exceed the then existing Swing Line Loan Commitment Amount or (ii) unless otherwise agreed to by the Swing Line Lender, in its sole discretion, the sum of all Swing Line Loans and Revolving Loans made by the Swing Line Lender plus the Swing Line Lender’s Revolving Loan Percentage of the aggregate amount of Letter of Credit Outstandings would exceed the Swing Line Lender’s Revolving Loan Percentage of the then existing Revolving Loan Commitment Amount.

SECTION 2.1.2.  Letter of Credit Commitment.  From time to time on any Business Day occurring from the Closing Date but three days prior to the Revolving Loan Commitment Termination Date, the relevant Issuer agrees that it will:

(a)  issue one or more standby letters of credit (relative to such Issuer, its “Letter of Credit”) for the account of the Borrowers or any Subsidiary Guarantor in the Stated Amount requested by the Borrowers on such day; or

(b)  extend the Stated Expiry Date of an existing standby Letter of Credit previously issued hereunder.

No Issuer shall be permitted or required to issue any Letter of Credit if, after giving effect thereto, (i) the aggregate amount of all Letter of Credit Outstandings would exceed the Letter of Credit Commitment Amount or (ii) the sum of the aggregate amount of all Letter of Credit Outstandings plus the aggregate principal amount of all Revolving Loans and Swing Line Loans then outstanding would exceed the Revolving Loan Commitment Amount.

SECTION 2.1.3.  Term Loan Commitment.  In two Borrowings (each of which shall be a Business Day), the first Borrowing occurring on the Closing Date and the second Borrowing occurring on the Acquisition Date, each Lender that has a Term Loan Commitment agrees that it will:

(a)  make loans (relative to such Lender, its “Closing Date Term B Loans”) to Sabre equal to such Lender’s Term Loan Percentage of the aggregate amount of the Borrowing of Closing Date Term B Loans requested by the Borrowers to be made on such day; or

(b)  make loans (relative to such Lender, its “Delayed Draw Term B Loans”) to the Borrowers equal to such Lender’s Term Loan Percentage of the aggregate amount of the Borrowing of Delayed Draw Term B Loans requested by the Borrowers to be made on such day.

No amounts paid or prepaid with respect to Term Loans may be reborrowed.

SECTION 2.2.  Reduction of the Commitment Amounts.  The Commitment Amounts are subject to reduction from time to time as set forth below.

SECTION 2.2.1.  Optional.  The Borrowers may, from time to time on any Business Day occurring after the Effective Date, voluntarily reduce the amount of the Revolving Loan Commitment Amount, the Swing Line Loan Commitment Amount or the Letter of Credit Commitment Amount on the Business Day so specified by the Borrowers; provided that, all such reductions shall require at least one Business Day’s prior notice to the Administrative Agent and be permanent, and any partial reduction of any Commitment Amount shall be in a minimum amount of $1,000,000 and in an integral multiple of $500,000.  Any optional or mandatory reduction of the Revolving Loan Commitment Amount pursuant to the terms of this Agreement which reduces the Revolving Loan Commitment Amount below the sum of (i) the Swing Line Loan Commitment Amount and (ii) the Letter of Credit Commitment Amount shall result in an automatic and corresponding reduction of the Swing Line Loan Commitment Amount and/or Letter of Credit Commitment Amount (as directed by the Borrowers in a notice to the Administrative Agent delivered together with the notice of such voluntary reduction in the Revolving Loan Commitment Amount) to an aggregate amount not in excess of the Revolving Loan Commitment Amount, as so reduced, without any further action on the part of the Swing Line Lender or any Issuer.

SECTION 2.2.2.  Mandatory.  The Revolving Loan Commitment Amount shall be reduced as set forth below.

(a)  Following the prepayment in full of the Term Loans, the Revolving Loan Commitment Amount shall, without any further action, automatically and permanently be reduced on the date the Term Loans would otherwise have been required to be prepaid with any Net Equity Proceeds, Net Debt Proceeds, Net Disposition Proceeds or Net Casualty Proceeds in an amount equal to the amount by which the Term Loans would otherwise be required to be prepaid if Term Loans had been outstanding; provided that the Revolving Loan Commitment Amount shall not be reduced to less than $10,000,000 pursuant to this clause (a).

(b)  In the event that the Acquisition is not consummated on or prior to the Additional Revolving Loan Commitment Termination Date, the Revolving Loan Commitment Amount shall, without any further action, automatically and permanently be reduced to $15,000,000 on such date.

SECTION 2.3.  Borrowing Procedures.  Loans (other than Swing Line Loans) shall be made by the Lenders in accordance with Section 2.3.1, and Swing Line Loans shall be made by the Swing Line Lender in accordance with Section 2.3.2.

SECTION 2.3.1.  Borrowing Procedure.  In the case of Loans (other than Swing Line Loans), by delivering a Borrowing Request to the Administrative Agent on or before 10:00 a.m. on a Business Day, the Borrowers may from time to time irrevocably request, on not less than one Business Day’s notice in the case of Base Rate Loans, or three Business Days’ notice in the case of LIBO Rate Loans, and in either case not more than five Business Days’ notice, that a Borrowing be made, in the case of LIBO Rate Loans, in a minimum amount of $1,000,000 and an integral multiple of $500,000, in the case of Base Rate Loans, in a minimum amount of $1,000,000 and an integral multiple of $500,000 or, in either case, in the unused amount of the applicable Commitment; provided that, all of the Loans made on the Closing Date shall be made as Base Rate Loans.  On the terms and subject to the conditions of this Agreement, each Borrowing shall be comprised of the type of Loans, and shall be made on the Business Day, specified in such Borrowing Request.  In the case of other than Swing Line Loans, on or before 11:00 a.m. on such Business Day each Lender that has a Commitment to make the Loans being requested shall deposit with the Administrative Agent same day funds in an amount equal to such Lender’s Percentage of the requested Borrowing.  Such deposit will be made to an account which the Administrative Agent shall specify from time to time by notice to the Lenders.  To the extent funds are received from the Lenders, the Administrative Agent shall make such funds available to the Borrowers by wire transfer to the accounts the Borrowers shall have specified in its Borrowing Request.  No Lender’s obligation to make any Loan shall be affected by any other Lender’s failure to make any Loan.

SECTION 2.3.2.  Swing Line Loans; Participations, etc.  Swing Line Loans shall be made in accordance with the following terms.

(a)  By telephonic notice to the Swing Line Lender on or before 12:00 noon on a Business Day (followed (within one Business Day) by the delivery of a confirming Borrowing Request), the Borrowers may from time to time irrevocably request that Swing Line Loans be made by the Swing Line Lender in an aggregate minimum principal amount of $500,000 and an integral multiple of $100,000.  All Swing Line Loans shall be made as Base Rate Loans and shall not be entitled to be converted into LIBO Rate Loans.  The proceeds of each Swing Line Loan shall be made available by the Swing Line Lender to the Borrowers by wire transfer to the account the Borrowers shall have specified in its notice therefor by the close of business on the Business Day telephonic notice is received by the Swing Line Lender.  Upon the making of each Swing Line Loan, and without further action on the part of the Swing Line Lender or any other Person, each Revolving Loan Lender (other than the Swing Line Lender) shall be deemed to have irrevocably purchased, to the extent of its Revolving Loan Percentage, participation interest in such Swing Line Loan, and such Revolving Loan Lender, shall, to the extent of its Revolving Loan Percentage be responsible for reimbursing within one Business Day the Swing Line Lender for Swing Line Loans which have not been reimbursed by the Borrowers in accordance with the terms of this Agreement.

(b)  If (i) any Swing Line Loan shall be outstanding for more than four Business Days, (ii) any Swing Line Loan is or will be outstanding on a date when the Borrowers request that a Revolving Loan be made, or (iii) any Default shall occur and be continuing, then each Revolving Loan Lender (other than the Swing Line Lender) irrevocably agrees that it will, at the request of the Swing Line Lender, make a Revolving Loan (which shall initially be funded as a Base Rate Loan) in an amount equal to such Lender’s Revolving Loan Percentage of the aggregate principal amount of all such Swing Line Loans then outstanding (such outstanding Swing Line Loans hereinafter referred to as the “Refunded Swing Line Loans”).  On or before 11:00 a.m. on the first Business Day following receipt by each Revolving Loan Lender of a request to make Revolving Loans as provided in the preceding sentence, each Revolving Loan Lender shall deposit in an account specified by the Swing Line Lender the amount so requested in same day funds and such funds shall be applied by the Swing Line Lender to repay the Refunded Swing Line Loans.  At the time the Revolving Loan Lenders make the above referenced Revolving Loans the Swing Line Lender shall be deemed to have made, in consideration of the making of the Refunded Swing Line Loans, Revolving Loans in an amount equal to the Swing Line Lender’s Revolving Loan Percentage of the aggregate principal amount of the Refunded Swing Line Loans.  Upon the making (or deemed making, in the case of the Swing Line Lender) of any Revolving Loans pursuant to this clause, the amount so funded shall become an outstanding Revolving Loan and shall no longer be owed as a Swing Line Loan.  All interest payable with respect to any Revolving Loans made (or deemed made, in the case of the Swing Line Lender) pursuant to this clause shall be appropriately adjusted to reflect the period of time during which the Swing Line Lender had outstanding Swing Line Loans in respect of which such Revolving Loans were made.  Each Revolving Loan Lender’s obligation to make the Revolving Loans referred to in this clause shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, any Obligor or any Person for any reason whatsoever; (ii) the occurrence or continuance of any Default; (iii) any adverse change in the condition (financial or otherwise) of any Obligor; (iv) the acceleration or maturity of any Obligations or the termination of any Commitment after the making of any Swing Line Loan; (v) any breach of any Loan Document by any Person; or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

SECTION 2.4.  Continuation and Conversion Elections.  By delivering a Continuation/Conversion Notice to the Administrative Agent on or before 10:00 a.m. on a Business Day, the Borrowers may from time to time irrevocably elect, on not less than three Business Day’s notice in the case of Base Rate Loans, or three Business Days’ notice in the case of LIBO Rate Loans, and in either case not more than five Business Days’ notice, that all, or any portion in an aggregate minimum amount of $1,000,000 and an integral multiple of $500,000 be, in the case of Base Rate Loans, converted into LIBO Rate Loans or be, in the case of LIBO Rate Loans, converted into Base Rate Loans or continued as LIBO Rate Loans (in the absence of delivery of a Continuation/Conversion Notice with respect to any LIBO Rate Loan at least three Business Days (but not more than five Business Days) before the last day of the then current Interest Period with respect thereto, such LIBO Rate Loan shall, on such last day, automatically convert to a Base Rate Loan); provided that, (x) each such conversion or continuation shall be pro rated among the applicable outstanding Loans of all Lenders that have made such Loans, and (y) no portion of the outstanding principal amount of any Loans may be continued as, or be converted into, LIBO Rate Loans when any Default has occurred and is continuing.

SECTION 2.5.  Funding.  Each Lender may, if it so elects, fulfill its obligation to make, continue or convert LIBO Rate Loans hereunder by causing one of its foreign branches or Affiliates (or an international banking facility created by such Lender) to make or maintain such LIBO Rate Loan; provided that, such LIBO Rate Loan shall nonetheless be deemed to have been made and to be held by such Lender, and the obligation of the Borrowers to repay such LIBO Rate Loan shall nevertheless be to such Lender for the account of such foreign branch, Affiliate or international banking facility.  In addition, the Borrowers hereby consent and agree that, for purposes of any determination to be made for purposes of Sections 4.1, 4.2, 4.3 and 4.4, it shall be conclusively assumed that each Lender elected to fund all LIBO Rate Loans by purchasing Dollar deposits in its LIBOR Office’s interbank eurodollar market.

SECTION 2.6.  Issuance Procedures.  By delivering to the Administrative Agent an Issuance Request on or before 10:00 a.m. on a Business Day, the Borrowers may from time to time irrevocably request on not less than three nor more than ten Business Days’ notice, in the case of an initial issuance of a Letter of Credit and not less than three Business Days’ prior notice, in the case of a request for the extension of the Stated Expiry Date of a standby Letter of Credit (in each case, unless a shorter notice period is agreed to by the Issuer, in its sole discretion), that an Issuer issue, or extend the Stated Expiry Date of, a Letter of Credit in such form as may be requested by the Borrowers and approved by such Issuer, solely for the purposes described in Section 7.1.7.  Each Letter of Credit shall by its terms be stated to expire on a date (its “Stated Expiry Date”) no later than the earlier to occur of (i) the Revolving Loan Commitment Termination Date or (ii) (unless otherwise agreed to by an Issuer, in its sole discretion), one year from the date of its issuance.  Each Issuer will make available to the beneficiary thereof the original of the Letter of Credit which it issues.

SECTION 2.6.1.  Other Lenders Participation.  Upon the issuance of each Letter of Credit, and without further action, each Revolving Loan Lender (other than the Issuer) shall be deemed to have irrevocably purchased, to the extent of its Revolving Loan Percentage, a participation interest in such Letter of Credit (including the Contingent Liability and any Reimbursement Obligation with respect thereto), and such Revolving Loan Lender shall, to the extent of its Revolving Loan Percentage, reimburse the Issuer within one Business Day following receipt of a notice pursuant to this Section for Reimbursement Obligations which have not been reimbursed by the Borrowers in accordance with Section 2.6.3.  In addition, such Revolving Loan Lender shall, to the extent of its Revolving Loan Percentage, be entitled to receive a ratable portion of the Letter of Credit fees payable pursuant to Section 3.3.3 with respect to each Letter of Credit (other than the issuance fees payable to the Issuer of such Letter of Credit pursuant to the last sentence of Section 3.3.3) and of interest payable pursuant to Section 3.2 with respect to any Reimbursement Obligation.  To the extent that any Revolving Loan Lender has reimbursed any Issuer for a Disbursement, such Lender shall be entitled to receive its ratable portion of any amounts subsequently received (from the Borrowers or otherwise) in respect of such Disbursement.

SECTION 2.6.2.  Disbursements.  An Issuer will notify the Borrowers and the Administrative Agent promptly of the presentment for payment of any Letter of Credit issued by such Issuer, together with notice of the date (the “Disbursement Date”) such payment shall be made (each such payment, a “Disbursement”).  Subject to the terms and provisions of such Letter of Credit and this Agreement, the applicable Issuer shall make such payment to the beneficiary

(or its designee) of such Letter of Credit.  Prior to 11:00 a.m. on the first Business Day following the Disbursement Date, the Borrowers will reimburse the Administrative Agent (which may be financed by a Revolving Loan or Swing Line Loan), for the account of the applicable Issuer, for all amounts which such Issuer has disbursed under such Letter of Credit, together with interest thereon equal to the rate per annum then in effect for Base Rate Loans (with the then Applicable Margin for Revolving Loans accruing on such amount) pursuant to clause (a) of Section 3.2.1 for the period from the Disbursement Date through the date of such reimbursement.  Without limiting in any way the foregoing and notwithstanding anything to the contrary contained herein or in any separate application for any Letter of Credit, each Borrower hereby acknowledges and agrees that it shall be obligated jointly and severally to reimburse the applicable Issuer upon each Disbursement of a Letter of Credit, and it shall be deemed to be the obligor for purposes of each such Letter of Credit issued hereunder (whether the account party on such Letter of Credit is a Borrower or a Subsidiary Guarantor).

SECTION 2.6.3.  Reimbursement.  The obligation (a “Reimbursement Obligation”) of the Borrowers under Section 2.6.2 to reimburse an Issuer with respect to each Disbursement (including interest thereon), and, upon the failure of the Borrowers to reimburse an Issuer, each Revolving Loan Lender’s obligation under Section 2.6.1 to reimburse an Issuer, shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrowers or such Revolving Loan Lender, as the case may be, may have or have had against such Issuer or any Lender, including any defense based upon the failure of any Disbursement to conform to the terms of the applicable Letter of Credit (if, in such Issuer’s good faith and reasonable opinion, such Disbursement is determined to be appropriate) or any non-application or misapplication by the beneficiary of the proceeds of such Letter of Credit; provided that, after paying in full its Reimbursement Obligation hereunder, nothing herein shall adversely affect the right of the Borrowers or such Lender, as the case may be, to commence any proceeding against an Issuer for any wrongful Disbursement made by such Issuer under a Letter of Credit as a result of acts or omissions constituting gross negligence or willful misconduct on the part of such Issuer.

SECTION 2.6.4.  Deemed Disbursements.  Upon the occurrence and during the continuation of any Default under Section 8.1.9 or upon notification by the Administrative Agent (acting at the direction of the Required Lenders) to the Borrowers of their obligations under this Section, following the occurrence and during the continuation of any other Event of Default,

(a)  the aggregate Stated Amount of all Letters of Credit shall, without demand upon or notice to the Borrowers or any other Person, be deemed to have been paid or disbursed by the Issuers of such Letters of Credit (notwithstanding that such amount may not in fact have been paid or disbursed); and

(b)  the Borrowers shall be immediately obligated to reimburse the Issuers for the amount deemed to have been so paid or disbursed by such Issuers.

Amounts payable by the Borrowers pursuant to this Section shall be deposited in immediately available funds with the Administrative Agent and held as collateral security for the Reimbursement Obligations.  When all Defaults giving rise to the deemed disbursements under this Section have been cured or waived the Administrative Agent shall return to the Borrowers all amounts then on deposit with the Administrative Agent pursuant to this Section which have not been applied to the satisfaction of the Reimbursement Obligations.

SECTION 2.6.5.  Nature of Reimbursement Obligations.  Each Borrower, each other Obligor and, to the extent set forth in Section 2.6.1, each Revolving Loan Lender shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof.  No Issuer (except to the extent of its own gross negligence or willful misconduct) shall be responsible for:

(a)  the form, validity, sufficiency, accuracy, genuineness or legal effect of any Letter of Credit or any document submitted by any party in connection with the application for and issuance of a Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged;

(b)  the form, validity, sufficiency, accuracy, genuineness or legal effect of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or the proceeds thereof in whole or in part, which may prove to be invalid or ineffective for any reason;

(c)  failure of the beneficiary to comply fully with conditions required in order to demand payment under a Letter of Credit;

(d)  errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise; or

(e)  any loss or delay in the transmission or otherwise of any document or draft required in order to make a Disbursement under a Letter of Credit.

None of the foregoing shall affect, impair or prevent the vesting of any of the rights or powers granted to any Issuer or any Revolving Loan Lender hereunder.  In furtherance and not in limitation or derogation of any of the foregoing, any action taken or omitted to be taken by an Issuer in good faith (and not constituting gross negligence or willful misconduct) shall be binding upon each Obligor and each such Secured Party, and shall not put such Issuer under any resulting liability to any Obligor or any Secured Party, as the case may be.

SECTION 2.7.  Register; Notes.  The Register shall be maintained on the following terms.

(a)  Each Borrower hereby designates the Administrative Agent to serve as such Borrower’s agent, solely for the purpose of this clause, to maintain a register (the “Register”) on which the Administrative Agent will record each Lender’s Commitment, the Loans made by each Lender and each repayment in respect of the principal amount of the Loans, annexed to which the Administrative Agent shall retain a copy of each Lender Assignment Agreement delivered to the Administrative Agent pursuant to Section 10.11.  Failure to make any recordation, or any error in such recordation, shall not affect any Obligor’s Obligations.  The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person in whose name a Loan is registered (or, if applicable, to which a Note has been issued) as the owner thereof for the purposes of all Loan Documents, notwithstanding notice or any provision herein to the contrary.  Any assignment or transfer of a Commitment or the Loans made pursuant hereto shall be registered in the Register only upon delivery to the Administrative Agent of a Lender Assignment Agreement that has been executed by the requisite parties pursuant to Section 10.11.  No assignment or transfer of a Lender’s Commitment or Loans shall be effective unless such assignment or transfer shall have been recorded in the Register by the Administrative Agent as provided in this Section.

(b)  Each Borrower agrees that, upon the request to the Administrative Agent by any Lender, such Borrower will execute and deliver to such Lender a Note evidencing the Loans made by, and payable (jointly and severally among the Borrowers) to the order of, such Lender in a maximum principal amount equal to such Lender’s Percentage of the original applicable Commitment Amount.  Each Borrower hereby irrevocably authorizes each Lender to make (or cause to be made) appropriate notations on the grid attached to such Lender’s Note (or on any continuation of such grid), which notations, if made, shall evidence, inter alia, the date of, the outstanding principal amount of, and the interest rate and Interest Period applicable to the Loans evidenced thereby.  Such notations shall, to the extent not inconsistent with notations made by the Administrative Agent in the Register, be conclusive and binding on each Obligor absent manifest error; provided that, the failure of any Lender to make any such notations shall not limit or otherwise affect any Obligations of any Obligor.

SECTION 2.8.  Incremental Credit Extensions.  (a)  The Borrowers may at any time or from time to time after the Closing Date (but no more than twice over the term of this Agreement), by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request one or more Incremental Term Loan Commitments, provided that any such request shall be conditioned upon the following:

(i)                                     the aggregate amount of Incremental Term Loan Commitments that may be requested by the Borrowers may not exceed $15,000,000;

(ii)                                  each notice delivered by the Borrowers to the Administrative Agent shall specify (A) the date on which Borrower proposes that the Incremental Term Loan Commitments shall be effective, which shall be a date not less than 10 days nor more than 21 days after the date on which such notice is delivered to the Administrative Agent, (B) the amount of the Incremental Term Loan Commitments being requested (which requests shall be in minimum increments of $1,000,000 and a minimum amount of $1,000,000) and (C) the use of proceeds of the requested Incremental Term Loans;

(iii)                               at the time of any such request, after giving effect to the effectiveness of any Incremental Amendment referred to below and after giving effect to the establishment of the Incremental Term Loan Commitments, the incurrence of the Incremental Term Loans, no Default or Event of Default shall have occurred and be continuing or would result therefrom; and

(iv)                              the Borrowers shall be in pro forma compliance with the financial covenants set forth in Section 7.2.4 as at the end of the most recent four consecutive fiscal quarter period for which financial statements are required to be delivered pursuant to Section 7.1.1 prior to the date of the making of the Incremental Term Loans (giving effect to the incurrence of the Incremental Term Loans as if it had occurred on the first day of such four consecutive fiscal quarter period and giving effect to any other appropriate pro forma calculations, including any acquisitions or dispositions occurring after the beginning of such four consecutive fiscal quarter period but prior to or simultaneous with the borrowing of such Incremental Term Loans), and in any event calculated in a manner consistent with the financial statements described in Section 6.5.

The Incremental Term Loans (a) shall rank pari passu in right of payment and of security with the Revolving Loans and the existing Term Loans, (b) shall not mature earlier than the Stated Maturity Date for Term Loans and (c) shall be treated the same as the existing Term Loans (in each case, including with respect to scheduled amortization and mandatory and voluntary prepayments; it being understood that scheduled payments and prepayments shall be applied pro rata to the Incremental Term Loans based on the aggregate principal amount of existing Term Loans and Incremental Term Loans then outstanding and in accordance with the terms of Sections 4.7), provided that the interest rates applicable to the Incremental Term Loans (including any original issue discount, fees or other compensation paid in respect thereof) shall be determined by the Borrowers and the lenders thereof.  The foregoing notwithstanding, if the effective per annum yield of the Incremental Term Loans exceeds by more than 0.25% per annum the effective per annum yield of the Term Loans already outstanding (taking into consideration applicable interest rates, any original issue discount, fees and all other compensation paid to the lenders (including any existing Lenders) providing the Incremental Term Loans), each Borrower agrees, as a further condition precedent to the establishment of the Incremental Term Loan Commitments and the incurrence of the Incremental Term Loans, to enter into an amendment to this Agreement, in form and substance satisfactory to the Administrative Agent, to increase the interest rate, fees or other compensation payable to the existing Term Loan Lenders such that the existing Term Loan Lenders receive the same compensation as is to be provided to the lenders providing the Incremental Term Loan Commitments.

(b)                                 Incremental Term Loan Commitments may be made by any existing Lender (although no Lender shall have any right or obligation to provide an Incremental Term Loan Commitment) or by any other bank or other lender (any such other bank or other lender being called an “Additional Lender”), provided that the Administrative Agent shall have consented (such consent not to be unreasonably withheld) to such Lender’s or Additional Lender’s establishing an Incremental Term Loan Commitment if such consent would be required under Section 10.11 for an assignment of Loans to such Lender or Additional Lender.  Each Borrower and each Incremental Term Loan Lender shall execute and deliver to the Administrative Agent an Incremental Term Loan Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Term Loan Commitment of such Incremental Term Loan Lender.  Each Incremental Term Loan Assumption Agreement shall specify the terms of the Incremental Term Loans to be made thereunder (which terms, to the extent inconsistent with the terms under this Agreement, shall be reasonably satisfactory to the Administrative Agent). As a condition to the effectiveness of any Incremental

Term Loan Assumption Agreement, all fees and expenses owing in respect of such Incremental Term Loans shall have been paid to the Lenders and/or the Additional Lenders, as applicable.  Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Term Loan Assumption Agreement, Incremental Term Loan Commitments thereunder shall be deemed to be Commitments under this Agreement, and this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loan Commitment evidenced thereby and any increase to the Applicable Margins required by the foregoing provisions of this Section 2.8.  Any such deemed amendment may be memorialized in writing by the Administrative Agent and the Borrowers and furnished to the other parties hereto.

ARTICLE III
REPAYMENTS, PREPAYMENTS, INTEREST AND FEES

SECTION 3.1.  Repayments and Prepayments; Application.  Each Borrower agrees that the Loans shall be repaid and prepaid pursuant to the following terms.

SECTION 3.1.1.  Repayments and Prepayments.  The Borrowers shall, jointly and severally, repay in full the unpaid principal amount of each Loan upon the applicable Stated Maturity Date therefor.  Prior thereto, payments and prepayments of the Loans shall or may be made as set forth below.

(a)  From time to time on any Business Day, the Borrowers may make a voluntary prepayment, in whole or in part, of the outstanding principal amount of any

(i)  Loans (other than Swing Line Loans); provided that, (A) any such prepayment of the Term Loans shall be made pro rata among Closing Date Term B Loans and Delayed Draw Term B Loans, and pro rata among Closing Date Term B Loans and Delayed Draw Term B Loans of the same type and, if applicable, having the same Interest Period of all Lenders that have made such Term Loans (applied to the remaining amortization payments for the Closing Date Term B Loans and the Delayed Draw Term B Loans, as the case may be, in such amounts as the Borrowers shall determine) and any such prepayment of Revolving Loans shall be made pro rata among the Revolving Loans of the same type and, if applicable, having the same Interest Period of all Lenders that have made such Revolving Loans; (B) all such voluntary prepayments shall require at least one but no more than five Business Days’ prior notice to the Administrative Agent; and (C) all such voluntary partial prepayments shall be, in the case of LIBO Rate Loans, in an aggregate minimum amount of $1,000,000 and an integral multiple of $500,000 and, in the case of Base Rate Loans, in an aggregate minimum amount of $500,000 and an integral multiple of $100,000; and

(ii)  Swing Line Loans; provided that, (A) all such voluntary prepayments shall require prior telephonic notice to the Swing Line Lender on or before 1:00 p.m. on the day of such prepayment (such notice to be confirmed in writing within 24 hours thereafter); and (B) all such voluntary partial prepayments shall be in an aggregate minimum amount of $200,000 and an integral multiple of $100,000.

(b)  On each date when the sum of (i) the aggregate outstanding principal amount of all Revolving Loans and Swing Line Loans and (ii) the aggregate amount of all Letter of Credit Outstandings exceeds the Revolving Loan Commitment Amount (as it may be reduced from time to time pursuant to this Agreement), the Borrowers shall make a mandatory prepayment of Revolving Loans or Swing Line Loans (or both) and, if necessary, Cash Collateralize all Letter of Credit Outstandings, in an aggregate amount equal to such excess.

(c)  On the applicable Stated Maturity Date for Term Loans and on each Quarterly Payment Date occurring during the period set forth below, the Borrowers, jointly and severally, shall make a scheduled repayment of the aggregate outstanding principal amount, if any, of all Term Loans as follows: (a) if the Acquisition is consummated, in an amount equal to the percentage of the aggregate outstanding principal amount of Closing Date Term B Loans and Delayed Draw Term B Loans (immediately after the making of the Delayed Draw Term B Loans on the Acquisition Date) set forth in Table A below opposite the Stated Maturity Date or such Quarterly Payment Date, as applicable, and (b) if the Acquisition is not consummated by the Delayed Draw Term B Commitment Termination Date, in an amount equal to the percentage of the aggregate outstanding principal amount of Closing Date Term B Loans (immediately after the making of the Closing Date Term B Loans on the Closing Date) set forth in Table B below opposite the Stated Maturity Date or such Quarterly Payment Date, as applicable:

TABLE A

Period	Percentage of Required Principal Repayment if Acquisition is Consummated

October 31, 2007 through (and including) March 31, 2014	0.25%

Stated Maturity Date for Term Loans if Acquisition is consummated	93.50% or the then outstanding principal amount of all Term Loans, if different.

TABLE B

Period	Percentage of Required Principal Repayment if Acquisition is Not Consummated

October 31, 2007 through (and including) March 31, 2012	0.25%

Stated Maturity Date for Term Loans if Acquisition is not consummated	95.50% or the then outstanding principal amount of all Term Loans, if different.

; provided that with respect to each of Table A and Table B set forth above, each remaining amortization amount of Term Loans occurring after the date of the making of an Incremental Term Loan will be increased pro rata by the aggregate principal amount of any Incremental Term Loans based on the percentage of the original principal amount of Term Loans payable on such Quarterly Payment Date, with any excess due and payable on the applicable Stated Maturity Date for Term Loans.

(d)  Concurrently with the receipt by any Borrower of any Net Equity Proceeds (other than (i) Net Equity Proceeds used within five Business Days following receipt for a Permitted Acquisition or (ii) the issuance of Capital Securities pursuant to the Cure Right) or Net Debt Proceeds, the Borrowers, jointly and severally, shall make a mandatory prepayment of the Loans in an amount equal to 50% of such Net Equity Proceeds and 100% of such Net Debt Proceeds.

(e)  Within three Business Days following any Borrower’s or any Subsidiary’s receipt of Net Disposition Proceeds or Net Casualty Proceeds, the Borrowers, jointly and severally, shall prepay outstanding Loans in an amount equal to such Net Disposition Proceeds or Net Casualty Proceeds; provided that (except in the case of the Shreveport Sale-Leaseback), if an Authorized Officer of any Borrower delivers to the Administrative Agent a certificate on or prior to the date that a prepayment would otherwise be required pursuant to the foregoing certifying that the Borrowers intend to apply all or a portion of the Net Disposition Proceeds or Net Casualty Proceeds (with the amount to be reinvested referred to as the “Reinvestment Amount”) (i) if such proceeds arise from the Alvarado Sale-Leaseback, within 360 days, and (ii) otherwise (except in the case of the Shreveport Sale-Leaseback), within 180 days, in each case following receipt of such proceeds to acquire property (including in connection with a Permitted Acquisition) that will be subject to a Lien under a Loan Document, and certifying that no Default has occurred and is continuing, then no prepayment of the Reinvestment Amount shall be required pursuant to this clause until the expiration of such 360- or 180-day period, as the case may be, at which time a prepayment shall be required in an amount equal to the Net Disposition Proceeds or Net Casualty Proceeds that have not been so applied.  Net Disposition Proceeds from the Shreveport Sale Lease-Back shall not be entitled to be reinvested in accordance with the foregoing terms.

(f)  Within 90 days after the close of each Fiscal Year (beginning with the close of the 2008 Fiscal Year) the Borrowers, jointly and severally, shall make a mandatory prepayment of the Loans in an amount equal to (i) the ECF Percentage of the Excess Cash Flow (if any) for such Fiscal Year minus (ii) the aggregate amount during such Fiscal Year of voluntary prepayments of outstanding Term Loans and, to the extent such prepayments reduce the Revolving Loan Commitment Amount, outstanding Revolving Loans.

(g)  Concurrently with the receipt by any Borrower of any proceeds from a working capital adjustment to the purchase price of the Acquisition under the terms of the Purchase Agreement, the Borrowers, jointly and severally, shall make a mandatory prepayment of the Loans in an amount equal to 50% of such proceeds.

(h)  Immediately upon any acceleration of the Stated Maturity Date of any Loans pursuant to Section 8.2 or Section 8.3, the Borrowers, jointly and severally, shall repay all the Loans, unless, pursuant to Section 8.3, only a portion of all the Loans is so accelerated (in which case the portion so accelerated shall be so repaid).

(i)  In the event that Incremental Term Loans are outstanding, the Borrowers, jointly and severally, agree to repay such Incremental Term Loans on the Incremental Term Loan Maturity Date and on each Incremental Term Loan Repayment Date, as set forth in the applicable Incremental Term Loan Assumption Agreement.

(j)  The Borrowers shall make, or cause to be made, a mandatory prepayment of the Term Loans in an amount equal to 70% of the Escrow Amount to which the Obligors are entitled to, and which they do, receive pursuant to the terms of the Purchase Agreement, within one Business Day following the date on which such Obligor receives any funds from the Escrow Account.

(k)  Within fifteen (15) days of the Closing Date, the Borrowers shall make, or cause to be made, a mandatory prepayment of the Term Loans in an amount equal to 100% of the amount of funds contained in the Escrow Account, which amount shall equal no less than the difference between $5,000,000 and the amount actually paid by the Borrowers with respect to the Existing Seller Notes.

Each prepayment of any Loans made pursuant to this Section shall be without premium or penalty, except as may be required by Section 4.4.

SECTION 3.1.2.  Application.  Amounts prepaid pursuant to Section 3.1.1 shall be applied as set forth in this Section.

(a)  Subject to clause (b), each prepayment or repayment of the principal of the Loans shall be applied, to the extent of such prepayment or repayment, first, to the principal amount thereof being maintained as Base Rate Loans, and second, subject to the terms of Section 4.4, to the principal amount thereof being maintained as LIBO Rate Loans.

(b)  Each prepayment of the Loans made pursuant to clauses (d), (e), (f) and (g) of Section 3.1.1 shall be applied (i) first, pro rata to a mandatory prepayment of the outstanding principal amount of all Term Loans (with the amount of such prepayment of the Term Loans being applied to the remaining Term Loan amortization payments, in inverse order in accordance with the amount of each such remaining Term Loan amortization payment), and (ii) second, once all Term Loans have been repaid in full, to the repayment of any outstanding Revolving Loans until paid in full, and then to Cash Collateralize Letters of Outstandings.

(c)  Notwithstanding the foregoing clause (b), each Term Loan Lender may reject all or a portion of its Term Loan Percentage of any mandatory prepayment amount in excess of $25,000,000 (such declined amounts, the “Declined Proceeds”) to be made pursuant to clauses (d), (e), (f) and (g) of this Section 3.1.1 by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrowers no later than

5:00 p.m. (New York time) one Business Day after the date of such Term Loan Lender’s receipt of notice from the Administrative Agent regarding such prepayment.  Each Rejection Notice from a given Term Loan Lender shall specify the principal amount of the mandatory repayment of Term Loans to be rejected by such Term Loan Lender.  If a Term Loan Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Term Loans.  Any Declined Proceeds shall be offered to the Term Loan Lenders not so declining such prepayment on a pro rata basis in accordance with their respective Term Loan Percentage (with such non-declining Term Loan Lenders having the right to decline any prepayment with Declined Proceeds at the time and in the manner specified by the Administrative Agent).  To the extent such non-declining Term Loan Lenders elect to decline their pro rata share of such Declined Proceeds, any Declined Proceeds remaining thereafter shall be applied to the repayment of any outstanding Revolving Loans until paid in full, and then to Cash Collateralize Letters of Credit Outstandings.  Any Declined Proceeds remaining thereafter shall be retained by the Borrowers to be applied towards Capital Expenditures or Permitted Acquisitions made during the immediately succeeding Fiscal Year.

SECTION 3.2.  Interest Provisions.  Interest on the outstanding principal amount of the Loans shall accrue and be payable in accordance with the terms set forth below.

SECTION 3.2.1.  Rates.  Subject to Section 2.3.2, pursuant to an appropriately delivered Borrowing Request or Continuation/Conversion Notice, the Borrowers may elect that the Loans comprising a Borrowing accrue interest at a rate per annum:

(a)  on that portion maintained from time to time as a Base Rate Loan, equal to the sum of the Alternate Base Rate from time to time in effect plus the Applicable Margin; provided that, Swing Line Loans shall always accrue interest at the Alternate Base Rate plus the then effective Applicable Margin for Revolving Loans maintained as Base Rate Loans; and

(b)  on that portion maintained as a LIBO Rate Loan, during each Interest Period applicable thereto, equal to the sum of the LIBO Rate (Reserve Adjusted) for such Interest Period plus the Applicable Margin.

All LIBO Rate Loans shall bear interest from and including the first day of the applicable Interest Period to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such LIBO Rate Loan.

SECTION 3.2.2.  Post-Maturity Rates.  Upon the occurrence and during the continuation of an Event of Default, the Borrowers shall pay, but only to the extent permitted by law, interest (after as well as before judgment) on the principal amount of any Loan or Reimbursement Obligation or any other monetary Obligation of the Borrowers at a rate per annum equal to (a) in the case of overdue principal on any Loan, the rate of interest that otherwise would be applicable to such Loan plus 2% per annum; and (b) in the case of overdue interest, fees, and other monetary Obligations, the Alternate Base Rate plus 2% per annum.

SECTION 3.2.3.  Payment Dates.  Interest accrued on each Loan shall be payable, without duplication:

(a)  on the Stated Maturity Date therefor;

(b)  on the date of any payment or prepayment, in whole or in part, of principal outstanding on such Loan on the principal amount so paid or prepaid;

(c)  with respect to Base Rate Loans, on each Quarterly Payment Date occurring after the Effective Date;

(d)  with respect to LIBO Rate Loans, on the last day of each applicable Interest Period (and, if such Interest Period shall exceed three months, on the date occurring on each three-month interval occurring after the first day of such Interest Period);

(e)  with respect to any Base Rate Loans converted into LIBO Rate Loans on a day when interest would not otherwise have been payable pursuant to clause (c), on the date of such conversion; and

(f)  on that portion of any Loans the Stated Maturity Date of which is accelerated pursuant to Section 8.2 or Section 8.3, immediately upon such acceleration.

Interest accrued on Loans or other monetary Obligations after the date such amount is due and payable (whether on the Stated Maturity Date, upon acceleration or otherwise) shall be payable upon demand.

SECTION 3.3.  Fees.  The Borrowers, jointly and severally, agree to pay the fees set forth below.  All such fees shall be non-refundable.

SECTION 3.3.1.  Commitment Fee.  The Borrowers, jointly and severally, agree to pay to the Administrative Agent for the account of each Lender, for the period (including any portion thereof when any of its Commitments are suspended by reason of the Borrowers’ inability to satisfy any condition of Article V) (a) commencing on the Closing Date and continuing through the earlier of (i) the Acquisition Date and (ii) the Revolving Loan Commitment Termination Date, a commitment fee in an amount per annum equal to 0.50% on such Lender’s Percentage of the sum of the average daily unused portion of the Revolving Loan Commitment Amount less the average daily amount of the Letter of Credit Outstandings; (b) commencing on the date on which such Lender becomes a “Lender of Record” in respect of the Delayed Draw Term B Commitment and continuing through the earlier of (i) the Acquisition Date and (ii) the Delayed Draw Term B Commitment Termination Date, a commitment fee in an amount per annum equal to 1.00% on such Lender’s Percentage of the sum of the average daily unused portion of the Delayed Draw Term B Commitment Amount; and (c) commencing on the Acquisition Date and continuing through the Revolving Loan Commitment Termination Date, a commitment fee in an amount per annum equal to the Applicable Commitment Fee on such Lender’s Percentage of the sum of the average daily unused portion of the applicable Commitment Amount less the average daily amount of the Letter of Credit Outstandings.  All commitment fees payable pursuant to this Section shall be calculated on a year comprised of 360 days and payable by the Borrowers in arrears on (a) the Revolving Loan Commitment Termination Date, in the case of clause (a)

above, (b) the Delayed Draw Term B Commitment Termination Date, in the case of clause (b) above and (c) each Quarterly Payment Date, in the case of clause (c) above, commencing with the first Quarterly Payment Date following the Effective Date, and on the Revolving Loan Commitment Termination Date.  The making of Swing Line Loans shall not constitute usage of the Revolving Loan Commitment with respect to the calculation of commitment fees to be paid by the Borrowers to the Lenders.

SECTION 3.3.2.  Administrative Agent’s and Lead Arranger’s Fee.  The Borrowers, jointly and severally, agree to pay to the Administrative Agent and the Lead Arranger, for its own account, as applicable, the fees in the amounts and on the dates set forth in the Fee Letter.

SECTION 3.3.3.  Letter of Credit Fee.  The Borrowers, jointly and severally, agree to pay to the Administrative Agent, for the pro rata account of the applicable Issuer and each Revolving Loan Lender, a Letter of Credit fee in a per annum amount equal to the then effective Applicable Margin for Revolving Loans maintained as LIBO Rate Loans, multiplied by the Stated Amount of each such Letter of Credit, such fees being payable quarterly in arrears on each Quarterly Payment Date following the date of issuance of each Letter of Credit and on the Revolving Loan Commitment Termination Date.  Each Borrower further agrees to pay to the applicable Issuer quarterly in arrears on each Quarterly Payment Date following the date of issuance of each Letter of Credit and on the Revolving Loan Commitment Termination Date an issuance fee as specified in the Fee Letter or as otherwise agreed to by the Borrowers and such Issuer.

SECTION 3.4.  Guaranty.  Each Borrower hereby jointly and severally, absolutely, unconditionally and irrevocably guarantees the full and punctual payment when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, of all Obligations; provided that each Borrower shall only be liable under this Agreement for the maximum amount of such liability that can be hereby incurred without rendering this Agreement, as it relates to such Borrower, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount.  This guaranty constitutes a guaranty of payment when due and not of collection, and each Borrower specifically agrees that it shall not be necessary or required that any Secured Party exercise any right, assert any claim or demand or enforce any remedy whatsoever against any Obligor or any other Person before or as a condition to the obligations of such Borrower hereunder.

SECTION 3.4.1.  Guaranty Absolute, etc.  The guaranty agreed to above shall in all respects be a continuing, absolute, unconditional and irrevocable guaranty of payment, and shall remain in full force and effect until the Termination Date.  Each Borrower jointly and severally guarantees that the Obligations will be paid strictly in accordance with the terms of each Loan Document under which such Obligations arise, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Secured Party with respect thereto.  The liability of each Borrower under this Agreement shall be joint and several, absolute, unconditional and irrevocable irrespective of (a) any lack of validity, legality or enforceability of any Loan Document; (b) the failure of any Secured Party (i) to assert any claim or demand or to enforce any right or remedy against any Obligor or any other Person (including any other guarantor) under the provisions of any Loan Document or otherwise, or (ii)  to exercise any right or remedy against any other guarantor (including any Obligor) of, or collateral securing, any Obligations; (c) any change in the time, manner or place of payment of, or in any other term of, all or any part of the Obligations, or any other extension, compromise or renewal of any Obligation; (d) any reduction, limitation, impairment or termination of any Obligations for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and each Borrower hereby waives any right to or claim of) any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Obligations or otherwise; (e) any amendment to, rescission, waiver, or other modification of, or any consent to or departure from, any of the terms of any Loan Document; (f) any addition, exchange, release, surrender or non-perfection of any collateral, or any amendment to or waiver or release or addition of, or consent to or departure from, any other guaranty held by any Secured Party securing any of the Obligations; or (g) any other circumstance which might otherwise constitute a defense available to, or a legal or equitable discharge of, any Obligor, any surety or any guarantor.

SECTION 3.4.2.  Reinstatement, etc.  Each Borrower agrees that its guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment (in whole or in part) of any of the Obligations is rescinded or must otherwise be restored by any Secured Party, upon the insolvency, bankruptcy or reorganization of any other Borrower, any other Obligor or otherwise, all as though such payment had not been made.

SECTION 3.4.3.  Waiver, etc.  Each Borrower hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations and this Agreement and any requirement that any Secured Party protect, secure, perfect or insure any Lien, or any property subject thereto, or exhaust any right or take any action against any other Obligor or any other Person (including any other guarantor) or entity or any collateral securing the Obligations, as the case may be.

SECTION 3.4.4.  Postponement of Subrogation, etc.  Each Borrower agrees that it will not exercise any rights which it may acquire by way of rights of subrogation under any Loan Document to which it is a party, nor shall any Borrower seek or be entitled to seek any contribution or reimbursement from any Obligor, in respect of any payment made hereunder, under any other Loan Document or otherwise, until following the Termination Date.  Any amount paid to any Borrower on account of any such subrogation rights prior to the Termination Date shall be held in trust for the benefit of the Secured Parties and shall immediately be paid and turned over to the Administrative Agent for the benefit of the Secured Parties in the exact form received by such Borrower (duly endorsed in favor of the Administrative Agent, if required), to be credited and applied against the Obligations, whether matured or unmatured, in accordance with Section 4.7; provided that if (a) any Borrower has made payment to the Secured Parties of all or any part of the Obligations and (b) the Termination Date has occurred, then at such Borrower’s request, the Administrative Agent, (on behalf of the Secured Parties) will, at the expense of such Borrower, execute and deliver to such Borrower appropriate documents (without recourse and without representation or warranty) necessary to evidence the transfer by subrogation to such Borrower of an interest in the Obligations resulting from such payment.  In furtherance of the foregoing, at all times prior to the Termination Date, each Borrower shall refrain from taking any action or commencing any proceeding against any Obligor (or its successors or assigns, whether in connection with a bankruptcy proceeding or otherwise) to recover any amounts in the respect of payments made under any Loan Document to any Secured Party.

ARTICLE IV
CERTAIN LIBO RATE AND OTHER PROVISIONS

SECTION 4.1.  LIBO Rate Lending Unlawful.  If any Lender shall determine (which determination shall, upon notice thereof to the Borrowers and the Administrative Agent, be conclusive and binding on the Borrowers) that the introduction of or any change in or in the interpretation of any law makes it unlawful, or any Governmental Authority asserts that it is unlawful, for such Lender to make or continue any Loan as, or to convert any Loan into, a LIBO Rate Loan, the obligations of such Lender to make, continue or convert any such LIBO Rate Loan shall, upon such determination, forthwith be suspended until such Lender shall notify the Administrative Agent that the circumstances causing such suspension no longer exist, and all outstanding LIBO Rate Loans payable to such Lender shall automatically convert into Base Rate Loans at the end of the then current Interest Periods with respect thereto or sooner, if required by such law or assertion.

SECTION 4.2.  Deposits Unavailable.  If the Administrative Agent shall have determined that

(a)  Dollar deposits in the relevant amount and for the relevant Interest Period are not available to it in its relevant market; or

(b)  by reason of circumstances affecting its relevant market, adequate means do not exist for ascertaining the interest rate applicable hereunder to LIBO Rate Loans;

then, upon notice from the Administrative Agent to the Borrowers and the Lenders, the obligations of all Lenders under Section 2.3 and Section 2.4 to make or continue any Loans as, or to convert any Loans into, LIBO Rate Loans shall forthwith be suspended until the Administrative Agent shall notify the Borrowers and the Lenders that the circumstances causing such suspension no longer exist.

SECTION 4.3.  Increased LIBO Rate Loan Costs, etc.  The Borrowers, jointly and severally, agree to reimburse each Lender and Issuer for any increase in the cost to such Lender or Issuer of, or any reduction in the amount of any sum receivable by such Secured Party in respect of, such Secured Party’s Commitments and the making of Credit Extensions hereunder (including the making, continuing or maintaining (or of its obligation to make or continue) any Loans as, or of converting (or of its obligation to convert) any Loans into, LIBO Rate Loans) that arise in connection with any change in, or the introduction, adoption, effectiveness, interpretation or phase-in after the Closing Date of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any Governmental Authority, except for such changes with respect to increased capital costs and Taxes which are governed by Sections 4.5 and 4.6, respectively.  Each affected Secured Party shall promptly notify the Administrative Agent and the Borrowers in writing of the occurrence of any such event, stating the reasons therefor and the additional amount required fully to compensate such Secured Party for such increased cost or reduced amount.  Such additional amounts shall be payable by the Borrowers directly to such Secured Party within five days of its receipt of such notice, and such notice shall, in the absence of manifest error, be conclusive and binding on the Borrowers.

SECTION 4.4.  Funding Losses.  In the event any Lender shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to make or continue any portion of the principal amount of any Loan as, or to convert any portion of the principal amount of any Loan into, a LIBO Rate Loan) as a result of

(a)  any conversion or repayment or prepayment of the principal amount of any LIBO Rate Loan on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Article III or otherwise;

(b)  any Loans not being made as LIBO Rate Loans in accordance with the Borrowing Request therefor; or

(c)  any Loans not being continued as, or converted into, LIBO Rate Loans in accordance with the Continuation/Conversion Notice therefor;

then, upon the written notice of such Lender to the Borrowers (with a copy to the Administrative Agent), the Borrowers shall, within five days of its receipt thereof, jointly and severally, pay directly to such Lender such amount as will (in the reasonable determination of such Lender) reimburse such Lender for such loss or expense.  Such written notice shall, in the absence of manifest error, be conclusive and binding on the Borrowers.

SECTION 4.5.  Increased Capital Costs.  If any change in, or the introduction, adoption, effectiveness, interpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any Governmental Authority affects or would affect the amount of capital required or expected to be maintained by any Secured Party or any Person controlling such Secured Party, and such Secured Party determines (in good faith but in its sole and absolute discretion) that the rate of return on its or such controlling Person’s capital as a consequence of the Commitments or the Credit Extensions made, or the Letters of Credit participated in, by such Secured Party is reduced to a level below that which such Secured Party or such controlling Person could have achieved but for the occurrence of any such circumstance, then upon notice from time to time by such Secured Party to the Borrowers, the Borrowers shall within five days following receipt of such notice, jointly and severally, pay directly to such Secured Party additional amounts sufficient to compensate such Secured Party or such controlling Person for such reduction in rate of return.  A statement of such Secured Party as to any such additional amount or amounts shall, in the absence of manifest error, be conclusive and binding on the Borrowers.  In determining such amount, such Secured Party may use any method of averaging and attribution that it (in its sole and reasonable discretion) shall deem applicable.

SECTION 4.6.  Taxes.  Each Borrower covenants and agree as follows with respect to Taxes:

(a)  Any and all payments by the Borrowers under each Loan Document shall be made without setoff, counterclaim or other defense, and free and clear of, and without deduction or withholding for or on account of, any Taxes.  In the event that any Taxes are imposed and required to be deducted or withheld from any payment required to be made by any Obligor to or on behalf of any Secured Party under any Loan Document, then:

(i)  subject to clause (f), if such Taxes are Non-Excluded Taxes, the amount of such payment shall be increased as may be necessary so that such payment is made, after withholding or deduction for or on account of such Taxes, in an amount that is not less than the amount provided for in such Loan Document; and

(ii)  the Borrowers shall withhold the full amount of such Taxes from such payment (as increased pursuant to clause (a)(i)) and shall pay such amount to the Governmental Authority imposing such Taxes in accordance with applicable law.

(b)  In addition, the Borrowers shall, jointly and severally, pay all Other Taxes imposed to the relevant Governmental Authority imposing such Other Taxes in accordance with applicable law.

(c)  As promptly as practicable after the payment of any Taxes or Other Taxes, and in any event within 45 days of any such payment being due, the Borrowers shall furnish to the Administrative Agent a copy of an official receipt (or a certified copy thereof) evidencing the payment of such Taxes or Other Taxes.  The Administrative Agent shall make copies thereof available to any Lender upon request therefor.

(d)  Subject to clause (f), the Borrowers shall, jointly and severally, indemnify each Secured Party for any Non-Excluded Taxes and Other Taxes levied, imposed or assessed on (and whether or not paid directly by) such Secured Party whether or not such Non-Excluded Taxes or Other Taxes are correctly or legally asserted by the relevant Governmental Authority.  Promptly upon having knowledge that any such Non-Excluded Taxes or Other Taxes have been levied, imposed or assessed, and promptly upon notice thereof by any Secured Party, the Borrowers shall, jointly and severally, pay such Non-Excluded Taxes or Other Taxes directly to the relevant Governmental Authority (provided that, no Secured Party shall be under any obligation to provide any such notice to the Borrowers).   In addition, the Borrowers shall indemnify each Secured Party for any incremental Taxes that may become payable by such Secured Party as a result of any failure of the Borrowers to pay any Taxes when due to the appropriate Governmental Authority or to deliver to the Administrative Agent, pursuant to clause (c), documentation evidencing the payment of Taxes or Other Taxes.  With respect to indemnification for Non-Excluded Taxes and Other Taxes actually paid by any Secured Party or the indemnification provided in the immediately preceding sentence, such indemnification shall be made within 30 days after the date such Secured Party makes written demand therefor.  Each Borrower acknowledges that any payment made to any Secured Party or to any Governmental Authority in respect of the indemnification obligations of the Borrowers provided in this clause shall constitute a payment in respect of which the provisions of clause (a) and this clause shall apply.

(e)  Each Non-U.S. Lender, on or prior to the date on which such Non-U.S. Lender becomes a Lender hereunder (and from time to time thereafter upon the request of the Borrowers or the Administrative Agent, but only for so long as such Non-U.S. Lender is legally entitled to do so), shall deliver to the Borrowers and the Administrative Agent either (i) two duly completed copies of either (x) Internal Revenue Service Form W-8BEN claiming eligibility of the Non-U.S. Lender for benefits of an income tax treaty to which the United States is a party or (y) Internal Revenue Service Form W-8ECI, or in either case an applicable successor form; or (ii) in the case of a Non-U.S. Lender that is not legally entitled to deliver either form listed in clause (e)(i), (x) a certificate to the effect that such Non-U.S. Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrowers within the meaning of Section 881(c)(3)(B) of the Code, or (C) a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code (referred to as an “Exemption Certificate”) and (y) two duly completed copies of  Internal Revenue Service Form W-8BEN or applicable successor form.

(f)  The Borrowers shall not be obligated to pay any additional amounts to any Lender pursuant to clause (a)(i), or to indemnify any Lender pursuant to clause (d), in respect of United States federal withholding taxes to the extent imposed as a result of (i) the failure of such Lender to deliver to the Borrowers the form or forms and/or an Exemption Certificate, as applicable to such Lender, pursuant to clause (e), (ii) such form or forms and/or Exemption Certificate not establishing a complete exemption from U.S. federal withholding tax or the information or certifications made therein by the Lender being untrue or inaccurate on the date delivered in any material respect, or (iii) the Lender designating a successor lending office at which it maintains its Loans which has the effect of causing such Lender to become obligated for tax payments in excess of those in effect immediately prior to such designation; provided that, the Borrowers shall be obligated to pay additional amounts to any such Lender pursuant to clause (a)(i), and to indemnify any such Lender pursuant to clause (d), in respect of United States federal withholding taxes if (i) any such failure to deliver a form or forms or an Exemption Certificate or the failure of such form or forms or Exemption Certificate to establish a complete exemption from U.S. federal withholding tax or inaccuracy or untruth contained therein resulted from a change in any applicable statute, treaty, regulation or other applicable law or any interpretation of any of the foregoing occurring after the Closing Date, which change rendered such Lender no longer legally entitled to deliver such form or forms or Exemption Certificate or otherwise ineligible for a complete exemption from U.S. federal withholding tax, or rendered the information or certifications made in such form or forms or Exemption Certificate untrue or inaccurate in a material respect, (ii) the redesignation of the Lender’s lending office was made at the request of the Borrowers or (iii) the obligation to pay any additional amounts to any such Lender pursuant to clause (a)(i) or to indemnify any such Lender pursuant to clause (d) is with respect to an Assignee Lender that becomes an Assignee Lender as a result of an assignment made at the request of the Borrowers.

(g)  In the event that an indemnification payment is made pursuant to clause (d) and the Borrowers make a written request to the Lender receiving such payment for its cooperation, such Lender shall cooperate with the Borrowers in challenging such Non-

Excluded Taxes or Other Taxes, provided that (i) the respective Lender reasonably determines in good faith that it will not suffer any adverse effect as a result thereof, (ii) all costs of such challenge are at the expense of the Borrowers, and (iii) the Borrowers determine in good faith that there is a reasonable basis to prevail in a challenge of such Non-Excluded Taxes.  In the event that any Lender or the Administrative Agent receives a refund in respect of Non-Excluded Taxes or Other Taxes as to which it has been paid additional amounts by the Borrowers pursuant to clause (a) or indemnified by the Borrowers pursuant to clause (d) and such Lender or the Administrative Agent, as applicable, determines in its sole, good faith judgment that such refund is attributable to such additional amounts or indemnification, then such Lender or Administrative Agent shall promptly notify the Administrative Agent and the Borrowers and shall within 30 Business Days remit to the Borrowers an amount as such Lender or Administrative Agent determines to be the proportion of the refunded amount as will leave it, after such remittance, in no better or worse position than it would have been if the Non-Excluded Taxes or Other Taxes had not been imposed and the corresponding additional amounts or indemnification payment not been made.  Neither the Lenders nor the Administrative Agent shall be obligated to disclose information regarding its tax affairs or computations to the Borrowers in connection with this clause (g) or any other provision of this Section.

SECTION 4.7.  Payments, Computations; Proceeds of Collateral, etc.  (a)  Unless otherwise expressly provided in a Loan Document, all payments by the Borrowers pursuant to each Loan Document shall be made by the Borrowers to the Administrative Agent for the pro rata account of the Secured Parties entitled to receive such payment.  All payments shall be made without setoff, deduction or counterclaim not later than 11:00 a.m. on the date due in same day or immediately available funds to such account as the Administrative Agent shall specify from time to time by notice to the Borrowers.  Funds received after that time shall be deemed to have been received by the Administrative Agent on the next succeeding Business Day.  The Administrative Agent shall promptly remit in same day funds to each Secured Party its share, if any, of such payments received by the Administrative Agent for the account of such Secured Party.  All interest (including interest on LIBO Rate Loans) and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 360 days (or, in the case of interest on a Base Rate Loan (calculated at other than the Federal Funds Rate), 365 days or, if appropriate, 366 days).  Payments due on other than a Business Day shall (except as otherwise required by clause (c) of the definition of “Interest Period”) be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees in connection with that payment.

(b)  All amounts received as a result of the exercise of remedies under the Loan Documents (including from the proceeds of collateral securing the Obligations) or under applicable law shall be applied upon receipt to the Obligations as follows: (i) first, to the payment of all Obligations owing to the Administrative Agent, in its capacity as the Administrative Agent (including the fees and expenses of counsel to the Administrative Agent), (ii) second, after payment in full in cash of the amounts specified in clause (b)(i), to the ratable payment of all interest (including interest accruing after the commencement of a proceeding in bankruptcy, insolvency or similar law, whether or not permitted as a claim under such law) and fees owing under the Loan Documents, and all costs and expenses owing to the Secured Parties pursuant to the terms of the Loan Documents, until paid in full in cash, (iii) third, after payment in full in cash of the amounts specified in clauses (b)(i) and (b)(ii), to the ratable payment of the principal amount of the Loans then outstanding, the aggregate Reimbursement Obligations then owing, the Cash Collateralization for contingent liabilities under Letter of Credit Outstandings and credit exposure owing to Secured Parties under Rate Protection Agreements, (iv) fourth, after payment in full in cash of the amounts specified in clauses (b)(i) through (b)(iii), to the ratable payment of all other Obligations owing to the Secured Parties, and (v) fifth, after payment in full in cash of the amounts specified in clauses (b)(i) through (b)(iv), and following the Termination Date, to each applicable Obligor or any other Person lawfully entitled to receive such surplus.  For purposes of clause (b)(iii), the “credit exposure” at any time of any Secured Party with respect to a Rate Protection Agreement to which such Secured Party is a party shall be determined at such time in accordance with the customary methods of calculating credit exposure under similar arrangements by the counterparty to such arrangements, taking into account potential interest rate (or, if applicable, currency) movements and the respective termination provisions and notional principal amount and term of such Rate Protection Agreement.

(c)  Each Borrower acknowledges that the Lenders have agreed to the amount of the Applicable Margin and fees payable under the Loan Documents based upon, among other things, the delivery by the Obligors pursuant to Section 7.1.1 of accurate and actual reporting of results of operation, and that the financial covenant ratios set forth in a Compliance Certificate shall only be treated by the Secured Parties as presumptive evidence of such actual results.  If the actual Leverage Ratio for any period is higher than that set forth in a Compliance Certificate for such period, then the amount of interest and fees owing for such period shall be established by reference to the actual Leverage Ratio , and not the ratio set forth in the Compliance Certificate.  Promptly, and in any event within three days, following the earlier of (i) any Borrower’s receipt of a notice from the Administrative Agent pursuant to this clause or (ii) any Borrower’s knowledge that the Leverage Ratio for a particular period was higher than that reported in the Compliance Certificate for such period, the Borrowers shall pay to the Administrative Agent all unpaid interest and fees for such period based upon the actual Leverage Ratio.  In no event shall the Lenders be required to rebate interest or fees paid by the Borrowers, and the payment of incremental interest and fees pursuant to this clause shall not impair (and is without limitation of) the other rights and remedies of the Secured Parties under the Loan Documents.

SECTION 4.8.  Sharing of Payments.  If any Secured Party shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Credit Extension or Reimbursement Obligation (other than pursuant to the terms of Sections 4.3, 4.4, 4.5 or 4.6) in excess of its pro rata share of payments obtained by all Secured Parties, such Secured Party shall purchase from the other Secured Parties such participations in Credit Extensions made by them as shall be necessary to cause such purchasing Secured Party to share the excess payment or other recovery ratably (to the extent such other Secured Parties were entitled to receive a portion of such payment or recovery) with each of them; provided that, if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Secured Party, the purchase shall be rescinded and each Secured Party which has sold a participation to the purchasing Secured Party shall repay to the purchasing Secured Party the purchase price to the ratable extent of such recovery together with an amount equal to such selling Secured Party’s ratable share (according to the proportion of (a) the amount of such selling Secured Party’s required repayment to the purchasing Secured Party to (b) total amount so recovered from the purchasing Secured Party) of any interest or other amount paid or payable by the purchasing Secured Party in respect of the total amount so recovered.  Each Borrower agrees that any Secured Party purchasing a participation from another Secured Party pursuant to this Section may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 4.9) with respect to such participation as fully as if such Secured Party were the direct creditor of such Borrower in the amount of such participation.  If under any applicable bankruptcy, insolvency or other similar law any Secured Party receives a secured claim in lieu of a setoff to which this Section applies, such Secured Party shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Secured Parties entitled under this Section to share in the benefits of any recovery on such secured claim.

SECTION 4.9.  Setoff.  Each Secured Party shall, upon the occurrence and during the continuance of any Default described in clauses (a) through (d) of Section 8.1.9 or, with the consent of the Required Lenders, upon the occurrence and during the continuance of any other Event of Default, have the right to appropriate and apply to the payment of the Obligations owing to it (whether or not then due), and (as security for such Obligations) each Borrower hereby grants to each Secured Party a continuing security interest in, any and all balances, credits, deposits, accounts or moneys of such Borrower then or thereafter maintained with such Secured Party; provided that, any such appropriation and application shall be subject to the provisions of Section 4.8.  Each Secured Party agrees promptly to notify the Borrowers and the Administrative Agent after any such appropriation and application made by such Secured Party; provided that, the failure to give such notice shall not affect the validity of such setoff and application.  The rights of each Secured Party under this Section are in addition to other rights and remedies (including other rights of setoff under applicable law or otherwise) which such Secured Party may have.

ARTICLE V
CONDITIONS TO CREDIT EXTENSIONS

SECTION 5.1.  Initial Credit Extension on Closing Date.  The obligations of the Lenders and, if applicable, the Issuer, to make the initial Credit Extension shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 5.1 and Section 5.3.

SECTION 5.1.1.  Resolutions, etc.  The Lead Arranger shall have received from each Obligor, as applicable, (i) a copy of a good standing certificate from its jurisdiction of incorporation or organization, dated a date reasonably close to the Closing Date, for each such Person and (ii) a certificate, dated as of the Closing Date with counterparts for each Lender, duly executed and delivered by such Person’s Secretary or Assistant Secretary, managing member or general partner, as applicable, as to

(a)  resolutions of each such Person’s Board of Directors (or other managing body, in the case of other than a corporation) then in full force and effect authorizing, to the extent relevant, all aspects of the Transaction applicable to such Person occurring on the Closing Date and the execution, delivery and performance of each Loan Document to be executed by such Person and the transactions contemplated hereby and thereby;

(b)  the incumbency and signatures of those of its officers, managing member or general partner, as applicable, authorized to act with respect to each Loan Document to be executed by such Person; and

(c)  the full force and validity of each Organic Document of such Person and copies thereof;

upon which certificates each Secured Party may conclusively rely until it shall have received a further certificate of the Secretary, Assistant Secretary, managing member or general partner, as applicable, of any such Person canceling or amending the prior certificate of such Person.

SECTION 5.1.2.  Perfection Certificate.  The Lead Arranger shall have received a completed perfection certificate from Sabre in form and substance satisfactory to the Lead Arranger and duly executed by an Authorized Officer of Sabre.

SECTION 5.1.3.Closing Date Certificate.  The Lead Arranger shall have received the Closing Date Certificate, dated as of the Closing Date and duly executed and delivered by an Authorized Officer of Sabre, in which certificate Sabre shall agree and acknowledge that the statements made therein shall be deemed to be true and correct representations and warranties in all material respects of Sabre as of such date, and, at the time each such certificate is delivered, such statements shall in fact be true and correct.  All documents and agreements (including Transaction Documents) required to be appended to the Closing Date Certificate shall be in form and substance satisfactory to the Lead Arranger, shall have been executed and delivered by the requisite parties, and shall be in full force and effect.

SECTION 5.1.4.  Consummation of Transaction.  The Lead Arranger shall have received evidence satisfactory to it that all actions necessary to consummate the aspects of the Transaction occurring on the Closing Date (including the funding of the Refinancing in a principal amount of approximately $40,100,000 and the funding of the Closing Dividend Payment in an amount not to exceed $36,900,000) shall have been taken in accordance with all applicable law and in accordance with the terms of each applicable Transaction Document, without amendment or waiver of any material provision thereof.  The Lead Arranger shall have received copies of each Transaction Document (including the Purchase Agreement and any material document related thereto) and other documentation executed or delivered in connection therewith, executed and delivered by the parties thereto, each of which shall be in full force and effect.

SECTION 5.1.5.  Payment of Outstanding Indebtedness, etc.  All Indebtedness identified in Part 1 of Item 7.2.2(b) of the Disclosure Schedule, together with all interest, all prepayment premiums and other amounts due and payable with respect thereto, shall have been paid in full from the proceeds of the initial Credit Extension and the commitments in respect of such Indebtedness shall have been terminated, and all Liens securing payment of any such

Indebtedness shall have been released and the Lead Arranger shall have received all Uniform Commercial Code Form UCC-3 termination statements or other instruments as may be suitable or appropriate in connection therewith.

SECTION 5.1.6.  Financial Information, etc.  The Lead Arranger shall have received, a pro forma consolidated balance sheet of Sabre and its Subsidiaries, certified by the chief financial or accounting Authorized Officer of Sabre, giving effect to the consummation of the aspects of the Transaction occurring on the Closing Date which shall not be different in any material respect from the pro forma consolidated balance sheet previously delivered to the Lead Arranger, and to the extent that such pro forma consolidated balance sheet is materially different, it shall be satisfactory to the Lead Arranger.

SECTION 5.1.7.  Compliance Certificate.  The Lead Arranger shall have received an initial Compliance Certificate on a pro forma basis as if the Transaction to be  consummated on the Closing Date had been consummated as of April 30, 2007 and as to such items therein as the Lead Arranger reasonably requests, dated the date of the initial Credit Extension, duly executed (and with all schedules thereto duly completed) and delivered by the chief financial or accounting Authorized Officer of Sabre.

SECTION 5.1.8.  Solvency, etc.  The Lead Arranger shall have received, with counterparts for each Lender, a solvency certificate duly executed and delivered by the chief financial or accounting Authorized Officer of Sabre, dated as of the Closing Date, in form and substance satisfactory to the Lead Arranger.

SECTION 5.1.9.  Security Agreement.  The Lead Arranger shall have received, with counterparts for each Lender, executed counterparts of the Security Agreement, dated as of the date hereof, duly executed and delivered by Sabre and each U.S. Subsidiary, together with

(a)  certificates (in the case of Capital Securities that are certificated securities (as defined in the UCC)) evidencing (i) no less than 80% of the issued and outstanding Capital Securities of Sabre and (ii) all of the issued and outstanding Capital Securities of SCC, which certificates in each case shall be accompanied by undated instruments of transfer duly executed in blank, or, for any Capital Securities that are uncertificated securities (as defined in the UCC), confirmation and evidence satisfactory to the Lead Arranger that the security interest therein has been transferred to and perfected by the Administrative Agent for the benefit of the Secured Parties in accordance with Articles 8 and 9 of the UCC and all laws otherwise applicable to the perfection of the pledge of such Capital Securities.

(b)  Filing Statements suitable in form for naming Sabre and each Guarantor as a debtor and the Administrative Agent as the secured party, or other similar instruments or documents to be filed under the UCC of all jurisdictions as may be necessary to perfect the security interests of the Administrative Agent pursuant to the Security Agreement;

(c)  UCC Form UCC-3 termination statements necessary to release all Liens and other rights of any Person (i) in any collateral described in any security agreement previously granted by any Person, and (ii) securing any of the Indebtedness identified in

Item 7.2.2(b) of the Disclosure Schedule, together with such other UCC Form UCC-3 termination statements as the Lead Arranger may reasonably request from such Obligors; and

(d)  certified copies of UCC Requests for Information or Copies (Form UCC-11), or a similar search report certified by a party acceptable to the Lead Arranger, dated a date reasonably near to the Closing Date, listing all effective financing statements which name any Obligor (under its present name and any previous names) as the debtor, together with copies of such financing statements (none of which shall, except with respect to Liens permitted by Section 7.2.3), evidence a Lien on any collateral described in any Loan Document).

SECTION 5.1.10.  Intellectual Property Security Agreements.  The Lead Arranger shall have received a Copyright Security Agreement, dated as of the Closing Date, duly executed and delivered by SCC.

SECTION 5.1.11.  Control Agreements.  The Lead Arranger shall have received fully executed Control Agreements with respect to each Deposit Account and Securities Account set forth on Schedule II to the Security Agreement, each of which shall be in form and substance reasonably satisfactory to the Lead Arranger.

SECTION 5.1.12.  [RESERVED].

SECTION 5.1.13.  Filing Agent, etc.  All Uniform Commercial Code financing statements or other similar financing statements and Uniform Commercial Code (Form UCC-3) termination statements required pursuant to the Loan Documents (collectively, the “Filing Statements”) with respect to the Obligors shall have been delivered (including by way of electronic mail) to Corporation Service Company or another similar filing service company acceptable to the Lead Arranger (the “Filing Agent”).  The Filing Agent shall have acknowledged in a writing satisfactory to the Lead Arranger and its counsel (i) the Filing Agent’s receipt (including by way of electronic mail) of all such Filing Statements, (ii) that such Filing Statements have either been submitted for filing in the appropriate filing offices or will be submitted for filing in the appropriate offices within ten days following the Closing Date and (iii) that the Filing Agent will notify the Lead Arranger and its counsel of the results of such submissions within 30 days following the Closing Date.

SECTION 5.1.14.  Insurance.  The Lead Arranger shall have received, with copies for each Lender, certified copies of the insurance policies (or binders in respect thereof), from one or more insurance companies satisfactory to the Lead Arranger, evidencing coverage required to be maintained pursuant to each Loan Document.

SECTION 5.1.15.  Approvals.  All material governmental, shareholder and third party consents and approvals necessary in connection with the consummation of the aspects of the Transaction occurring on the Closing Date, and the related financings and other transactions contemplated hereby and thereby, shall have been duly obtained and all applicable waiting periods shall have expired without any action being taken by any competent authority that could reasonably be expected to restrain, prevent or impose any materially adverse conditions on the aspects of the Transaction occurring on the Closing Date or the continued operations of Sabre or any of its Subsidiaries.  Sabre shall have delivered to the Lead Arranger copies of all licenses, approvals or evidence of other actions required by any Governmental Authority in connection with the execution and delivery by Obligors of this Agreement or any other Loan Document or with the consummation of the aspects of the Transaction occurring on the Closing Date and the transactions contemplated hereby and thereby.

SECTION 5.1.16.  Opinions of Counsel.  The Lead Arranger shall have received opinions, dated the Closing Date and addressed to the Lead Arranger, the Administrative Agent and all Lenders, from

(a)  LeBoeuf, Lamb, Greene and MacRae LLP, New York counsel to the Obligors, in form and substance satisfactory to the Lead Arranger;

(b)  local counsel to the Obligors in Iowa, in form and substance, and from counsel, satisfactory to the Lead Arranger; and

(c)  local counsel to the Obligors in Texas, in form and substance, and from counsel, satisfactory to the Lead Arranger.

SECTION 5.1.17.  No Material Adverse Change.  The Lead Arranger shall have received evidence reasonably satisfactory to it (which may be in the form of a certificate) that (a) no material adverse change in the financial condition, operations, assets, business or properties of (i) Sabre and its Subsidiaries, taken as a whole, has occurred and is continuing since either April 30, 2006 or January 31, 2007 or (ii) the Target and its Subsidiaries, taken as a whole, has occurred and is continuing since December 31, 2006 and (b) no pending or threatened litigation, proceeding or investigation exists which (i) could contest the consummation of the aspects of the  Transaction occurring on the Closing Date or (ii) could reasonably be expected to have a Material Adverse Effect.

SECTION 5.1.18.  Patriot Act Disclosures.  The Lead Arranger, the Administrative Agent and each Lender shall have received all Patriot Act Disclosures requested by them with respect to Sabre prior to execution of this Agreement.

SECTION 5.1.19.  Closing Fees, Expenses, etc.  The Administrative Agent and the Lead Arranger shall have received for their own account, or for the account of each Lender, as the case may be, all fees, costs and expenses due and payable on the Closing Date pursuant to Sections 3.3 and, if then invoiced, 10.3.

SECTION 5.2.  Credit Extension on Acquisition Date.  The obligations of the Lenders and, if applicable, the Issuer to make the Credit Extension on the Acquisition Date shall be subject to the prior or concurrent satisfaction of each of the conditions precedent, as applicable, set forth in this Section 5.2 and Section 5.3.

SECTION 5.2.1.  Resolutions, etc.  The Lead Arranger shall have received from each new Obligor, as applicable, (i) a copy of a good standing certificate from its jurisdiction of incorporation or organization, dated a date reasonably close to the Acquisition Date, for each such Person and (ii) a certificate, dated as of the Acquisition Date with counterparts for each

Lender, duly executed and delivered by such Person’s Secretary or Assistant Secretary, managing member or general partner, as applicable, as to

(a)  resolutions of each such Person’s Board of Directors (or other managing body, in the case of other than a corporation) then in full force and effect authorizing, to the extent relevant, all aspects of the Transaction applicable to such Person and the execution, delivery and performance of each Loan Document to be executed by such Person and the transactions contemplated hereby and thereby;

(b)  the incumbency and signatures of those of its officers, managing member or general partner, as applicable, authorized to act with respect to each Loan Document to be executed by such Person; and

(c)  the full force and validity of each Organic Document of such Person and copies thereof;

upon which certificates each Secured Party may conclusively rely until it shall have received a further certificate of the Secretary, Assistant Secretary, managing member or general partner, as applicable, of any such Person canceling or amending the prior certificate of such Person.

SECTION 5.2.2.  Joinder Agreement.  The Lead Arranger shall have received a joinder agreement in the form of Exhibit J hereto, dated as of the Acquisition Date and duly executed (and which is deemed to be delivered immediately after giving effect to the Acquisition) by an Authorized Officer of each of Holdings and the Target.

SECTION 5.2.3.  Perfection Certificate.  The Lead Arranger shall have received a completed perfection certificate from the new Borrowers in form and substance satisfactory to the Lead Arranger and duly executed by an Authorized Officer of each Borrower.

SECTION 5.2.4.  Acquisition Date Certificate.  The Lead Arranger shall have received the Acquisition Date Certificate, dated as of the Acquisition Date and duly executed and delivered by an Authorized Officer of each Borrower, in which certificate the Borrowers shall agree and acknowledge that the statements made therein shall be deemed to be true and correct representations and warranties in all material respects of such Borrower as of such date, and, at the time each such certificate is delivered, such statements shall in fact be true and correct.  All documents and agreements (including Transaction Documents not previously delivered) required to be appended to the Acquisition Date Certificate shall be in form and substance reasonably satisfactory to the Lead Arranger, shall have been executed and delivered by the requisite parties, and shall be in full force and effect.

SECTION 5.2.5.  Consummation of Transaction.  The Lead Arranger shall have received evidence satisfactory to it that all actions have been taken necessary to consummate:

(a)  the Acquisition in accordance with all applicable law and in accordance with the terms of the Purchase Agreement and each other material document related thereto, without amendment or waiver of any material provision thereof that is adverse to the Lenders in the reasonable judgment of the Lead Arranger (unless the Lead Arranger shall have provided prior consent in respect thereof), for an aggregate net purchase price

(excluding related Transaction Expenses and purchase price adjustments under the terms of the Purchase Agreement) not to exceed $86,000,000, with the amount of Transaction Expenses related to the Acquisition not exceeding $7,000,000; and

(b)  the Borrowers shall have received the Cash Contribution in the amount of at least $22,500,000 (of which amount at least $15,000,000 shall have been provided by the Sponsor) and the Equity Contribution in the amount of at least $30,000,000;

and, in each case, the Lead Arranger shall have received copies of each applicable Transaction Document not previously delivered (as well as all other closing documentation executed or delivered in connection therewith) executed and delivered by the parties thereto, each of which shall be in full force and effect.

SECTION 5.2.6.  Payment of Outstanding Indebtedness, etc.  All Indebtedness identified in Part 2 of Item 7.2.2(b) of the Disclosure Schedule, together with all interest, all prepayment premiums and other amounts due and payable with respect thereto, shall have been paid in full from the proceeds of the initial Credit Extension and the commitments in respect of such Indebtedness shall have been terminated, and all Liens securing payment of any such Indebtedness shall have been released and the Lead Arranger shall have received all Uniform Commercial Code Form UCC-3 termination statements or other instruments as may be suitable or appropriate in connection therewith.

SECTION 5.2.7.  Delivery of Notes.  The Lead Arranger shall have received, for the account of each Lender that has requested a Note, such Lender’s Notes duly executed and delivered by an Authorized Officer of each Borrower.

SECTION 5.2.8.  Financial Information, etc.  The Lead Arranger shall have received, a pro forma consolidated balance sheet of Holdings and its Subsidiaries, certified by the chief financial or accounting Authorized Officer of each Borrower, giving effect to the consummation of the Acquisition and all the transactions contemplated by this Agreement, which shall not be different in any material respect from the pro forma consolidated balance sheet previously delivered to the Lead Arranger, and to the extent that such pro forma consolidated balance sheet is materially different, it shall be satisfactory to the Lead Arranger.

SECTION 5.2.9.  Compliance Certificate.  The Lead Arranger shall have received an initial Compliance Certificate on a pro forma basis as if the Transaction to be consummated on the Acquisition Date had been consummated as of April 30, 2007 and as to such items therein as the Lead Arranger reasonably requests, dated the Acquisition Date, duly executed (and with all schedules thereto duly completed) and delivered by the chief financial or accounting Authorized Officer of each Borrower.

SECTION 5.2.10.  Solvency, etc.  The Lead Arranger shall have received, with counterparts for each Lender, a solvency certificate duly executed and delivered by the chief financial or accounting Authorized Officer of each new Borrower, dated as of the Acquisition Date, in form and substance satisfactory to the Lead Arranger.

SECTION 5.2.11.  Security Agreement.  The Lead Arranger shall have received, with counterparts for each Lender, executed counterparts of a supplement to the Security Agreement,

dated as of the date hereof, duly executed and delivered by each new Borrower and each new U.S. Subsidiary, together with

(a)  certificates (in the case of Capital Securities that are certificated securities (as defined in the UCC)) evidencing all of the issued and outstanding Capital Securities owned by each new Obligor in its U.S. Subsidiaries and 65% of the issued and outstanding Voting Securities of each Foreign Subsidiary (together with all the issued and outstanding non-voting Capital Securities of such Foreign Subsidiary) directly owned by each new Obligor (other than any Foreign Subsidiary that owns assets with a value of less than $1,000,000 in the aggregate), which certificates in each case shall be accompanied by undated instruments of transfer duly executed in blank, or, for any Capital Securities that are uncertificated securities (as defined in the UCC), confirmation and evidence satisfactory to the Lead Arranger that the security interest therein has been transferred to and perfected by the Administrative Agent for the benefit of the Secured Parties in accordance with Articles 8 and 9 of the UCC and all laws otherwise applicable to the perfection of the pledge of such Capital Securities.

(b)  Filing Statements suitable in form for naming each new Borrower and each new Guarantor as a debtor and the Administrative Agent as the secured party, or other similar instruments or documents to be filed under the UCC of all jurisdictions as may be necessary to perfect the security interests of the Administrative Agent pursuant to the Security Agreement;

(c)  UCC Form UCC-3 termination statements, if any, necessary to release all Liens and other rights of any Person (i)  in any collateral described in any security agreement previously granted by any Person, and (ii) securing any of the Indebtedness identified in Item 7.2.2(b) of the Disclosure Schedule, together with such other UCC Form UCC-3 termination statements as the Lead Arranger may reasonably request from such new Obligors; and

(d)  certified copies of UCC Requests for Information or Copies (Form UCC-11), or a similar search report certified by a party acceptable to the Lead Arranger, dated a date reasonably near to the Acquisition Date, listing all effective financing statements which name any new Obligor (under its present name and any previous names) as the debtor, together with copies of such financing statements (none of which shall, except with respect to Liens permitted by Section 7.2.3), evidence a Lien on any collateral described in any Loan Document).

SECTION 5.2.12.  Intellectual Property Security Agreements.  The Lead Arranger shall have received a Patent Security Agreement, a Copyright Security Agreement and a Trademark Security Agreement, as applicable, each dated as of the Acquisition Date, duly executed and delivered by each new Obligor that, pursuant to the Security Agreement, is required to provide such intellectual property security agreements to the Administrative Agent.

SECTION 5.2.13.  Control Agreements.  The Lead Arranger shall have received fully executed Control Agreements with respect to each Deposit Account and Securities Account set forth on Schedule II to the Security Agreement, each of which shall be in form and substance reasonably satisfactory to the Lead Arranger.

SECTION 5.2.14. Intercompany Subordination Agreement.  The Lead Arranger shall have received the Interco Subordination Agreement, dated as of the Acquisition Date, duly executed and delivered by each Obligor.

SECTION 5.2.15.  Filing Agent, etc.  All Filing Statements with respect to the new Obligors shall have been delivered (including by way of electronic mail) to the Filing Agent. The Filing Agent shall have acknowledged in a writing satisfactory to the Lead Arranger and its counsel (i) the Filing Agent’s receipt (including by way of electronic mail) of all such Filing Statements, (ii) that such Filing Statements have either been submitted for filing in the appropriate filing offices or will be submitted for filing in the appropriate offices within ten days following the Acquisition Date and (iii) that the Filing Agent will notify the Lead Arranger and its counsel of the results of such submissions within 30 days following the Acquisition Date.

SECTION 5.2.16.  Insurance.  The Lead Arranger shall have received, with copies for each Lender, certified copies of the insurance policies (or binders in respect thereof), from one or more insurance companies satisfactory to the Lead Arranger, evidencing coverage required to be maintained pursuant to each Loan Document with respect to each new Obligor.

SECTION 5.2.17.  Mortgage.  The Lead Arranger shall have received counterparts of each Mortgage, dated as of the date hereof, duly executed and delivered by the applicable new Obligor, together with

(a)  evidence of the completion (or satisfactory arrangements for the completion) of all recordings and filings of each Mortgage with respect to owned real properties located in Bossier City, Louisiana and Edmond, Oklahoma to create a valid, perfected first priority Lien against the properties purported to be covered thereby, subject to Liens permitted under Section 7.2.3;

(b)  mortgagee’s title insurance policies in favor of the Administrative Agent for the benefit of the Secured Parties in amounts and in form and substance and issued by insurers, satisfactory to the Lead Arranger, with respect to the property purported to be covered by each Mortgage, insuring that title to such property is marketable and that the interests created by each Mortgage constitute valid first Liens thereon free and clear of all defects and encumbrances other than Liens permitted under Section 7.2.3 or as otherwise approved by the Lead Arranger, and such policies shall also include a current survey reading, and, if required by the Lead Arranger and if available, revolving credit endorsement, comprehensive endorsement, variable rate endorsement, access and utilities endorsements, mechanic’s lien endorsement and such other endorsements as the Lead Arranger shall reasonably request and shall be accompanied by evidence of the payment in full of all premiums thereon; and

(c)  such other approvals, opinions, or documents as the Lead Arranger may request in form and substance satisfactory to the Lead Arranger including consents and estoppel agreements from landlords (other than with respect to leasehold property located in Tulsa, Oklahoma, Humble, Texas, Bossier City, Louisiana, Newark Valley, New York, Garner, North Carolina and Warminster, Pennsylvania), in form and substance satisfactory to the Lead Arranger and the title insurer, and a real estate appraisal for each such property prepared in accordance with the requirements of the Financial Institutions Reform Recovery and Enforcement Act of 1989 and the regulations promulgated thereunder.

SECTION 5.2.18.  Approvals.  All material governmental, shareholder and third party consents and approvals necessary in connection with the consummation of the Acquisition and all other parts of the Transaction occurring on the Acquisition Date, and the related financings and other transactions contemplated hereby and thereby, shall have been duly obtained and all applicable waiting periods shall have expired without any action being taken by any competent authority that could reasonably be expected to restrain, prevent or impose any materially adverse conditions on the Acquisition or any other part of the Transaction occurring on the Acquisition Date or the continued operations of the Borrowers or any of their respective Subsidiaries.  The Borrowers shall have delivered to the Lead Arranger copies of all licenses, approvals or evidence of other actions required by any Governmental Authority in connection with the execution and delivery by Obligors of this Agreement or any other Loan Document or with the consummation of the Acquisition and all other parts of the Transaction occurring on the Acquisition Date and the transactions contemplated hereby and thereby.

SECTION 5.2.19.  Rating of Loans.  The Loans shall have been rated at least B- by S&P and B3 by Moody’s.

SECTION 5.2.20.  Opinions of Counsel.  The Lead Arranger shall have received opinions, dated the Acquisition Date and addressed to the Lead Arranger, the Administrative Agent and all Lenders, from

(a)  LeBoeuf, Lamb, Greene and MacRae LLP, New York counsel to the Obligors, in form and substance satisfactory to the Lead Arranger;

(b)  local counsel to the new Obligors in Louisiana, in form and substance, and from counsel, satisfactory to the Lead Arranger; and

(c)  local counsel to the new Obligors in Oklahoma, in form and substance, and from counsel, satisfactory to the Lead Arranger.

SECTION 5.2.21.  No Material Adverse Change.  The Lead Arranger shall have received evidence reasonably satisfactory to it (which may be in the form of a certificate) that (a) no material adverse change in the financial condition, operations, assets, business, properties or prospects of the Target and its Subsidiaries, taken as a whole, has occurred and is continuing since December 31, 2006 and (b) no pending or threatened litigation, proceeding or investigation exists which (i) could contest the consummation of the aspects of the Transaction occurring on the Acquisition Date or (ii) could reasonably be expected to have a Material Adverse Effect.

SECTION 5.2.22.  Patriot Act Disclosures.  The Lead Arranger, the Administrative Agent and each Lender shall have received all Patriot Act Disclosures requested by them with respect to each new Borrower prior to the Acquisition Date.

SECTION 5.2.23.  Acquisition Fees, Expenses, etc.  The Administrative Agent and the Lead Arranger shall have received for their own account, or for the account of each Lender, as the case may be, all fees, costs and expenses due and payable on the Acquisition Date pursuant to Sections 3.3 and, if then invoiced, 10.3.

SECTION 5.3.  All Credit Extensions.  The obligation of each Lender and each Issuer to make any Credit Extension shall be subject to the satisfaction of each of the conditions precedent set forth below.

SECTION 5.3.1.  Compliance with Warranties, No Default, etc.  Both before and after giving effect to any Credit Extension the following statements shall be true and correct:

(a)  the representations and warranties set forth in each Loan Document shall be true and correct in all material respects with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date), in each case other than representations and warranties that are subject to a Material Adverse Effect or a materiality qualifier, in which case such representations and warranties shall be (or shall have been) true and correct; and

(b)  no Default shall have then occurred and be continuing.

SECTION 5.3.2.  Credit Extension Request, etc.  Subject to Section 2.3.2, the Administrative Agent shall have received a Borrowing Request if Loans are being requested, or an Issuance Request if a Letter of Credit is being requested or extended.  Each of the delivery of a Borrowing Request or Issuance Request and the acceptance by the Borrowers of the proceeds of such Credit Extension shall constitute a representation and warranty by the Borrowers that on the date of such Credit Extension (both immediately before and after giving effect to such Credit Extension and the application of the proceeds thereof) the statements made in Section 5.3.1 are true and correct in all material respects.

SECTION 5.3.3.  Satisfactory Legal Form.  All documents executed or submitted pursuant hereto by or on behalf of any Obligor shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel, and the Administrative Agent and its counsel shall have received all information, approvals, opinions, documents or instruments as the Administrative Agent or its counsel may reasonably request.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

In order to induce the Secured Parties to enter into this Agreement and to make Credit Extensions hereunder, each Borrower represents and warrants to each Secured Party as set forth in this Article.

SECTION 6.1.  Organization, etc.  Each Obligor is validly organized and existing and in good standing under the laws of the state or jurisdiction of its incorporation or organization, is duly qualified to do business and is in good standing as a foreign entity in each jurisdiction where the nature of its business requires such qualification and where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect, and has full power and authority and holds all requisite governmental licenses, permits and other approvals to enter into and perform its Obligations under each Loan Document to which it is a party, to own and hold under lease its property and to conduct its business substantially as currently conducted by it.

SECTION 6.2.  Due Authorization, Non-Contravention, etc.  After giving effect to the consents obtained and the filings made on or prior to the Acquisition Date, the execution, delivery and performance by each Obligor of each Loan Document executed or to be executed by it, each Obligor’s participation in the consummation of all aspects of the Transaction, and the execution, delivery and performance by any Borrower or (if applicable) any Obligor of the agreements executed and delivered by it in connection with the Transaction are in each case within such Person’s powers, have been duly authorized by all necessary action, and do not

(a)  contravene any (i) Obligor’s Organic Documents, (ii) court decree or order binding on or affecting any Obligor or (iii) law or governmental regulation binding on or affecting any Obligor where such contravention could reasonably be expected to have a Material Adverse Effect; or

(b)  result in (i) or require the creation or imposition of, any Lien on any Obligor’s properties (except as permitted by this Agreement) or (ii) a default under any contractual restriction binding on or affecting any Obligor where such default could reasonably be expected to have a Material Adverse Effect.

SECTION 6.3.  Government Approval, Regulation, etc.  No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other Person (other than those that have been, or on the Effective Date will be, duly obtained or made and which are, or on or prior to the Acquisition Date will be, in full force and effect) is required for the consummation of the Transaction or the due execution, delivery or performance by any Obligor of any Loan Document to which it is a party, or for the due execution, delivery and/or performance of Transaction Documents, in each case by the parties thereto or the consummation of the Transaction where the failure to so obtain or make could reasonably be expected to have a Material Adverse Effect.  None of the Borrowers or any of their Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.  None of the Borrowers or any of their Subsidiaries is subject to regulation under the Federal Power Act or any other federal, state or foreign statute that restricts or limits its ability to incur Indebtedness or to perform its obligations hereunder or under any Loan Document.

SECTION 6.4.  Validity, etc.  Each Loan Document and each Transaction Document to which any Obligor is a party constitutes the legal, valid and binding obligations of such Obligor, enforceable against such Obligor in accordance with their respective terms (except, in any case, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer or similar laws affecting creditors’ rights generally and by principles of equity).

SECTION 6.5.  Financial Information.  The financial statements of the Borrowers and their respective Subsidiaries furnished to the Administrative Agent and each Lender pursuant to Section 5.1.6 and Section 5.2.8 present fairly the consolidated financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended.  All balance sheets, all statements of income and of cash flow and all other financial information of each of the Borrowers and their respective Subsidiaries furnished pursuant to Section 7.1.1 have been and will for periods following the Effective Date be prepared in accordance with GAAP consistently applied with the financial statements delivered pursuant to Section 5.1.6 and Section 5.2.8, and do or will present fairly the consolidated financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended.

SECTION 6.6.  No Material Adverse Change.  There has been no material adverse change in the financial condition, results of operations, assets, business or properties of the Borrowers and their Subsidiaries, taken as a whole, since either April 30, 2006 or January 31, 2007 or, as of the Acquisition Date, the Target and its Subsidiaries, taken as a whole, since December 31, 2006.

SECTION 6.7.  Litigation, Labor Controversies, etc.  There is no pending or, to the knowledge of the Borrowers or any of their respective Subsidiaries, threatened, litigation, action, proceeding or labor controversy:

(a)  except as disclosed in Item 6.7 of the Disclosure Schedule, affecting the Borrowers, any of their respective Subsidiaries or any other Obligor, or any of their respective properties, businesses, assets or revenues, which could reasonably be expected to have a Material Adverse Effect, and no adverse development has occurred in any labor controversy, litigation, arbitration or governmental investigation or proceeding required to be disclosed in Item 6.7 of the Disclosure Schedule; or

(b)  which purports to affect the legality, validity or enforceability of any Loan Document, the Transaction Documents or the Transaction.

SECTION 6.8.  Subsidiaries.  The Borrowers have no Subsidiaries, except those Subsidiaries which are identified in Item 6.8 of the Disclosure Schedule, or which are permitted to have been organized or acquired in accordance with Sections 7.2.5 or 7.2.10.

SECTION 6.9.  Ownership of Properties.  The Borrowers and each of their respective Subsidiaries owns (i) in the case of owned real property, good and marketable fee title to, and (ii) in the case of owned personal property, good and valid title to, or, in the case of leased real or personal property, valid and enforceable leasehold interests (as the case may be) in, all of its properties and assets, tangible and intangible, of any nature whatsoever, free and clear in each case of all Liens or claims, except for Liens permitted pursuant to Section 7.2.3.

SECTION 6.10.  Taxes.  Each of the Borrowers and each of their respective Subsidiaries has filed all tax returns and reports required by law to have been filed by it and has paid all material Taxes thereby shown to be due and owing, except any such Taxes which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

SECTION 6.11.  Pension and Welfare Plans.  During the twelve-consecutive-month period prior to the Effective Date and prior to the date of any Credit Extension hereunder, no steps have been taken to terminate any Pension Plan, and no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA.  No condition exists or event or transaction has occurred with respect to any Pension Plan which might result in the incurrence by any Borrower or any member of the Controlled Group of any material liability, fine or penalty.  Except as disclosed in Item 6.11 of the Disclosure Schedule, none of the Borrowers or any member of the Controlled Group has any contingent liability with respect to any post-retirement benefit under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Title I of ERISA.

SECTION 6.12.  Environmental Warranties.  Except as set forth in Item 6.12 of the Disclosure Schedule:

(a)  all facilities and property (including underlying groundwater) owned or leased by the Borrowers or any of their respective Subsidiaries have been, and continue to be, owned or leased by the Borrowers and their respective Subsidiaries in material compliance with all Environmental Laws;

(b)  there have been no past, and there are no pending or threatened (i) claims, complaints, notices or requests for information received by the Borrowers or any of their respective Subsidiaries with respect to any alleged violation of any Environmental Law, or (ii) complaints, notices or inquiries to any Borrower or any of its Subsidiaries regarding potential liability under any Environmental Law;

(c)  there have been no Releases of Hazardous Materials at, on or under any property now or previously owned or leased by the Borrowers or any of their respective Subsidiaries that have, or could reasonably be expected to have, a Material Adverse Effect;

(d)  the Borrowers and their respective Subsidiaries have been issued and are in material compliance with all permits, certificates, approvals, licenses and other authorizations relating to environmental matters;

(e)  no property now or previously owned or leased by the Borrowers or any of their respective Subsidiaries is listed or proposed for listing (with respect to owned property only) on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list of sites requiring investigation or clean-up (which, in the case of CERCLIS or similar state lists, investigation or clean up could reasonably be expected to result in a Material Adverse Effect);

(f)  there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property now or previously owned or leased by the Borrowers or any of their respective Subsidiaries that, singly or in the aggregate, have, or could reasonably be expected to have, a Material Adverse Effect;

(g)  none of the Borrowers nor any of their respective Subsidiaries has directly transported or directly arranged for the transportation of any Hazardous Material to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which may lead to material claims against the Borrowers or such Subsidiaries for any remedial work, damage to natural resources or personal injury, including claims under CERCLA;

(h)  there are no polychlorinated biphenyls or friable asbestos present at any property now or previously owned or leased by the Borrowers, any of their respective Subsidiaries or any predecessor thereof that, singly or in the aggregate, have, or could reasonably be expected to have, a Material Adverse Effect; and

(i)  no conditions exist at, on or under any property now or previously owned or leased by the Borrowers, any of their respective Subsidiaries or any predecessor thereof which, with the passage of time, or the giving of notice or both, would give rise to material liability under any Environmental Law.

SECTION 6.13.  Accuracy of Information.  None of the factual information heretofore or contemporaneously furnished in writing to any Secured Party by or on behalf of any Obligor in connection with any Loan Document or any transaction contemplated hereby (including the Transaction) contains any untrue statement of a material fact, or omits to state any material fact necessary to make any information not misleading, and no other factual information hereafter furnished in connection with any Loan Document by or on behalf of any Obligor to any Secured Party will contain any untrue statement of a material fact or will omit to state any material fact necessary to make any information not misleading on the date as of which such information is dated or certified.

SECTION 6.14.  Regulations U and X.  No Obligor is engaged in the business of extending credit for the purpose of buying or carrying margin stock, and no proceeds of any Credit Extensions will be used to purchase or carry margin stock or otherwise for a purpose which violates, or would be inconsistent with, F.R.S. Board Regulation U or Regulation X.  Terms for which meanings are provided in F.R.S. Board Regulation U or Regulation X or any regulations substituted therefor, as from time to time in effect, are used in this Section with such meanings.

SECTION 6.15.  Solvency.  The Borrowers and their respective Subsidiaries, taken as a whole, on a consolidated basis, both before and after giving effect to any Credit Extensions, are Solvent.

SECTION 6.16.  Issuance of Subordinated Debt; Status of Obligations as Senior Indebtedness, etc.  Each Borrower has the power and authority to incur the Subordinated Debt as provided for under the Subordinated Debt Documents applicable thereto and has duly authorized, executed and delivered the Subordinated Debt Documents applicable to such Subordinated Debt.  Each Borrower has issued, pursuant to due authorization, the Subordinated Debt under the applicable Subordinated Debt Documents, and such Subordinated Debt Documents constitute the legal, valid and binding obligations of such Borrower enforceable against such Borrower in accordance with their terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer or similar laws affecting creditors’ rights generally and by principles of equity).  The subordination provisions of the Subordinated Debt contained in the Subordinated Debt Documents are enforceable against the holders of the

Subordinated Debt by the holder of any “Senior Indebtedness” or similar term referring to the Obligations (as defined in the Subordinated Debt Documents).  All Obligations, including those to pay principal of and interest (including post-petition interest, whether or not allowed as a claim under bankruptcy or similar laws) on the Loans and Reimbursement Obligations, and fees and expenses in connection therewith, constitute “Senior Indebtedness” or similar term relating to the Obligations (as defined in the Subordinated Debt Documents) and all such Obligations are entitled to the benefits of the subordination created by the Subordinated Debt Documents.  The Borrowers acknowledge that the Administrative Agent, each Lender and each Issuer is entering into this Agreement and is extending its Commitments in reliance upon the subordination provisions of the Subordinated Debt Documents.

SECTION 6.17.  Acquisition.  No Obligor or any of its Affiliates has take or has caused to be taken, any action to impede, or cause any unnecessary delay in, the consummation of the Acquisition.

ARTICLE VII
COVENANTS

SECTION 7.1.  Affirmative Covenants.  Each Borrower agrees with each Lender, each Issuer and the Administrative Agent that until the Termination Date has occurred, such Borrower will, and will cause its Subsidiaries to, perform or cause to be performed the obligations set forth below.

SECTION 7.1.1.  Financial Information, Reports, Notices, etc.  Each Borrower will furnish each Lender and the Administrative Agent copies of the following financial statements, reports, notices and information:

(a)  within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, an unaudited consolidated balance sheet of the Borrowers and their Subsidiaries as of the end of such Fiscal Quarter and consolidated statements of income and cash flow of the Borrowers and their Subsidiaries for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, and including (in each case), in comparative form the figures for the corresponding Fiscal Quarter in, and year to date portion of, the immediately preceding Fiscal Year, certified as complete and correct by the chief financial or accounting Authorized Officer of each Borrower (subject to normal year-end audit adjustments);

(b)  within 90 days after the end of each Fiscal Year, (i) a copy of the consolidated balance sheet of the Borrowers and their Subsidiaries, and the related consolidated statements of income and cash flow of the Borrowers and their Subsidiaries for such Fiscal Year, setting forth in comparative form the figures for the immediately preceding Fiscal Year, audited (without any Impermissible Qualification) by independent public accountants acceptable to the Administrative Agent, and stating that, in performing the examination necessary to deliver the audited financial statements of the Borrowers and their Subsidiaries, no knowledge was obtained of any Event of Default and (ii) a management discussion and analysis of the figures in the financial statements delivered under the foregoing clause (b)(i) in comparison with the figures for the immediately preceding Fiscal Year;

(c)  concurrently with the delivery of the financial information pursuant to clauses (a) and (b), a Compliance Certificate, executed by the chief financial or accounting Authorized Officer of each Borrower, (i) showing compliance with the financial covenants set forth in Section 7.2.4 and stating that no Default has occurred and is continuing (or, if a Default has occurred, specifying the details of such Default and the action that the Borrowers or an Obligor has taken or proposes to take with respect thereto), (ii) stating that no Subsidiary has been formed or acquired since the delivery of the last Compliance Certificate (or, if a Subsidiary has been formed or acquired since the delivery of the last Compliance Certificate, a statement that such Subsidiary has complied with Section 7.1.8) and (iii) in the case of a Compliance Certificate delivered concurrently with the financial information pursuant to clause (b), a calculation of Excess Cash Flow;

(d)  as soon as possible and in any event within three days after any Borrower or any other Obligor obtains knowledge of the occurrence of a Default, a statement of an Authorized Officer of each Borrower setting forth details of such Default and the action which any Borrower or any other Obligor has taken and proposes to take with respect thereto;

(e)  as soon as possible and in any event within three days after any Borrower or any other Obligor obtains knowledge of (i) the occurrence of any material adverse development with respect to any litigation, action, proceeding or labor controversy described in Item 6.7 of the Disclosure Schedule or (ii) the commencement of any litigation, action, proceeding or labor controversy of the type and materiality described in Section 6.7, notice thereof and, to the extent the Administrative Agent requests, copies of all documentation relating thereto;

(f)  promptly after the sending or filing thereof, copies of all reports, notices, prospectuses and registration statements which any Obligor files with the SEC or any national securities exchange;

(g)  promptly upon becoming aware of (i) the institution of any steps by any Person to terminate any Pension Plan, (ii) the failure to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a Lien under Section 302(f) of ERISA, (iii) the taking of any action with respect to a Pension Plan which could result in the requirement that any Obligor furnish a bond or other security to the PBGC or such Pension Plan, or (iv) the occurrence of any event with respect to any Pension Plan which could result in the incurrence by any Obligor of any material liability, fine or penalty, notice thereof and copies of all documentation relating thereto;

(h)  (i) at the time of each prepayment required under Section 3.1.1, a certificate signed by an Authorized Officer of each Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) to the extent practicable, at least three days’ prior written notice of such prepayment specifying the principal amount of Loans to be prepaid;

(i)  promptly upon receipt thereof, copies of all “management letters” submitted to any Borrower or any other Obligor by the independent public accountants referred to in clause (b) in connection with each audit made by such accountants;

(j)  promptly following the mailing or receipt of any notice or report delivered under the terms of any Subordinated Debt, copies of such notice or report;

(k)  promptly and in any event within five Business Days following a reasonable request by any Lender made through the Administrative Agent, all documentation and other information such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act; and

(l)  such other financial and other information as any Lender or Issuer through the Administrative Agent may from time to time reasonably request (including information and reports in such detail as the Administrative Agent may request with respect to the terms of and information provided pursuant to the Compliance Certificate).

SECTION 7.1.2.  Maintenance of Existence; Compliance with Contracts, Laws, etc.  Each Borrower will, and will cause each of its Subsidiaries to, preserve and maintain its legal existence (except as otherwise permitted by Section 7.2.10 or as to Subsidiaries which do not in the aggregate have assets in excess of $1,000,000 over the term of this Agreement), perform in all material respects their obligations under material agreements to which a Borrower or Subsidiary is a party, and comply in all material respects with all applicable laws, rules, regulations and orders, including the payment (before the same become delinquent), of all Taxes, imposed upon any Borrower or its Subsidiaries or upon their property except to the extent being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside on the books of such Borrower or such Subsidiary, as applicable.

SECTION 7.1.3.  Maintenance of Properties.  Each Borrower will, and will cause each of its Subsidiaries to, maintain, preserve, protect and keep its and their respective material properties in good repair, working order and condition (ordinary wear and tear excepted), and make necessary repairs, renewals and replacements so that the business carried on by such Borrower and its Subsidiaries may be properly conducted at all times, unless such Borrower or such Subsidiary determines in good faith that the continued maintenance of such property is no longer economically desirable, necessary or useful to the business of such Borrower or such Subsidiary or the Disposition of such property is otherwise permitted by Sections 7.2.10 or 7.2.11.

SECTION 7.1.4.  Insurance.  Each Borrower will, and will cause each of its Subsidiaries to maintain:

(a)  insurance on its property with financially sound and reputable insurance companies against loss and damage in at least the amounts (and with only those deductibles) customarily maintained, and against such risks as are typically insured against in the same general area, by Persons of comparable size engaged in the same or similar business as such Borrowers and its Subsidiaries; and

(b)  all worker’s compensation, employer’s liability insurance or similar insurance as may be required under the laws of any state or jurisdiction in which it may be engaged in business.

Without limiting the foregoing, all insurance policies required pursuant to this Section shall (i) name the Administrative Agent on behalf of the Secured Parties as mortgagee (in the case of property insurance) or additional insured (in the case of liability insurance), as applicable, and provide that no cancellation or modification of the policies will be made without thirty days’ prior written notice to the Administrative Agent and (ii) be in addition to any requirements to maintain specific types of insurance contained in the other Loan Documents.

SECTION 7.1.5.  Books and Records.  Each Borrower will, and will cause each of its Subsidiaries to, keep books and records which accurately reflect all of its business affairs and transactions and permit each Secured Party or any of their respective representatives, at reasonable times and intervals upon reasonable advance notice to the Borrowers, to visit each Obligor’s offices, to discuss such Obligor’s financial matters with its executive officers, and its independent public accountants (and each Borrower hereby authorizes such independent public accountant to discuss each Obligor’s financial matters with each Secured Party or their representatives whether or not any representative of such Obligor is present) and to examine (and photocopy extracts from) any of its books and records.  The Borrowers shall pay any fees of such independent public accountant incurred in connection with any Secured Party’s exercise of its rights pursuant to this Section.

SECTION 7.1.6.  Environmental Law Covenant.  Each Borrower will, and will cause each of its Subsidiaries (except to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Effect) to, use and operate all of its and their facilities and properties in material compliance with all Environmental Laws, keep all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in material compliance therewith, and handle all Hazardous Materials in material compliance with all applicable Environmental Laws.

SECTION 7.1.7.  Use of Proceeds.  The Borrowers will apply the proceeds of the Credit Extensions as follows:

(a)  to repay the Indebtedness identified in Item 7.2.2(b) of the Disclosure Schedule;

(b)  to fund the Closing Dividend Payment;

(c)  to pay a portion of the purchase price of the Capital Securities to be purchased in the Acquisition,

(d)  to pay Transaction Expenses;

(e)  for working capital and general corporate purposes of the Obligors, including Permitted Acquisitions and Capital Expenditures by such Persons; and

(f)  for issuing Letters of Credit for the account of the Obligors.

In no event will the proceeds of Revolving Loans be used to consummate the Transaction, other than to fund any working capital adjustments to the purchase price of the Acquisition pursuant to the terms of the Purchase Agreement.  The Borrowers will use the proceeds of any Incremental Term Loans to fund Permitted Acquisitions or Capital Expenditures, provided that the Borrowers shall have provided notice thereof to the Administrative Agent no less than five days prior to the making of such Incremental Term Loans.

SECTION 7.1.8.  Future Guarantors, Security, etc.  Each Borrower will, and will cause each of its U.S. Subsidiaries to, execute and/or deliver any documents, Filing Statements, agreements and instruments, and take all further action (including filing Mortgages) that may be required under applicable law, or that the Administrative Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority (subject to Liens permitted by Section 7.2.3) of the Liens created or intended to be created by the Loan Documents.  Each Borrower will cause any subsequently acquired or organized U.S. Subsidiary to execute a supplement (in form and substance satisfactory to the Administrative Agent) to the Subsidiary Guaranty and each other applicable Loan Document in favor of the Secured Parties.  In addition, from time to time, the Borrowers will, at their cost and expense, promptly secure the Obligations by pledging or creating, or causing to be pledged or created, perfected Liens with respect to such of their assets and properties as the Administrative Agent or the Required Lenders shall designate, it being agreed that it is the intent of the parties that the Obligations shall be secured by, among other things, substantially all the assets of the Borrowers and their respective U.S. Subsidiaries (including real and personal property acquired subsequent to the Effective Date); provided that, none of the Borrowers or their Subsidiaries shall be required to pledge (i) any of the Voting Securities of any Foreign Subsidiary that owns assets with a value of less than $1,000,000 in the aggregate, (ii) more than 65% of the Voting Securities of any Foreign Subsidiary unless such pledge would not result in materially adverse tax consequences to the Borrowers and their Subsidiaries, taken as a whole or (iii) assets and properties of all the Obligors which at any time, in the aggregate, have a value of less than $1,000,000.  Such Liens will be created under the Loan Documents in form and substance reasonably satisfactory to the Administrative Agent, and each Borrower shall deliver or cause to be delivered to the Administrative Agent all such instruments and documents (including legal opinions, title insurance policies and lien searches) as the Administrative Agent shall reasonably request to evidence compliance with this Section.

SECTION 7.1.9.  Rate Protection Agreements.  Within 30 days following the earlier of the Acquisition Date and the date of termination or expiration of the Purchase Agreement, the Borrowers shall (a) enter into interest rate swap, cap, collar or similar arrangements designed to protect such Borrower against fluctuations in interest rates with respect to at least 80% of the aggregate principal amount of the Term Loans for a period of at least three years from the Closing Date, on terms reasonably satisfactory to the Lead Arranger; and (b) grant to the Lead

Arranger a right of first refusal to participate in such hedging arrangements so long as the Lead Arranger provides pricing that is competitive in the market in respect of such hedging arrangements.

SECTION 7.1.10.  Acquisition.  Sabre shall, and shall cause its Affiliates and their respective Subsidiaries to, use commercially reasonable efforts to take all actions necessary to consummate the Acquisition, provided that no material and adverse event has occurred with respect to the business of the Target.  Commencing on the last business day of each calendar week following the Closing Date through (but excluding) the Acquisition Date, Sabre shall deliver to the Lead Arranger a written report setting forth in reasonable detail the status of the Acquisition and shall provide any other information reasonably requested by the Lead Arranger in respect of the Acquisition.

SECTION 7.1.11.  Post-Closing Obligations.  The Borrowers shall use their best efforts to cause the delivery to Lead Arranger, within seven (7) days of the Closing Date, counterparts of each Mortgage, dated as of the date hereof, duly executed and delivered by the applicable Obligor, together with

(a)  On the Closing Date, the Borrowers shall cause an amount equal to $5,000,000 of the Term Loans to be deposited into the Escrow Account.  The Borrowers shall use their best efforts to cause the Existing Seller Notes to be repaid in an amount no greater than $5,000,000 (plus accrued interest) within fifteen (15) days of the Closing Date with funds contained in the Escrow Account; provided that if, on the date that is fifteen (15) days after the Closing Date, the Existing Seller Notes shall remain outstanding, the Administrative Agent shall have the right, but not the obligation to repay the Existing Seller Notes with funds contained in the Escrow Account.

(b)  evidence of the completion (or satisfactory arrangements for the completion) of all recordings and filings of each Mortgage with respect to the properties located in Sioux City, Iowa and Alvarado, Texas to create a valid, perfected first priority Lien against such properties, subject to Liens permitted under Section 7.2.3;

(c)  mortgagee’s title insurance policies in favor of the Administrative Agent for the benefit of the Secured Parties in amounts and in form and substance and issued by insurers, satisfactory to the Lead Arranger, with respect to the property purported to be covered by each Mortgage, insuring that title to such property is marketable and that the interests created by each Mortgage constitute valid first Liens thereon free and clear of all defects and encumbrances other than Liens permitted under Section 7.2.3 or as otherwise approved by the Lead Arranger, and such policies shall also include, if requested by the Administrative Agent, a current survey reading, and, if required by the Lead Arranger and if available, revolving credit endorsement, comprehensive endorsement, variable rate endorsement, access and utilities endorsements, mechanic’s lien endorsement and such other endorsements as the Lead Arranger shall reasonably request and shall be accompanied by evidence of the payment in full of all premiums thereon; and

(d)  such other approvals, opinions, or documents as the Lead Arranger may request in form and substance satisfactory to the Lead Arranger including consents and estoppel agreements from landlords (other than with respect to leasehold property located in Fort Worth, Texas and Canton, Illinois), in form and substance reasonably satisfactory to the Lead Arranger and the title insurer, and a real estate appraisal for each such property prepared in accordance with the requirements of the Financial Institutions Reform Recovery and Enforcement Act of 1989 and the regulations promulgated thereunder.

With respect to any fee interest acquired by the Borrower after the Closing Date in the leased portion of the real property upon which the Alvarado Facility is located, the Borrowers shall deliver the items identified in subsections (a), (b) and (c) hereof with respect to such fee interest within thirty (30) days of such acquisition.

The Borrowers hereby covenant to use their best efforts to cause the delivery, within thirty (30) days of the Closing Date, with respect to the leased portion of the real property upon which the Alvarado Facility is located, a Landlord Consent Agreement substantially in the form of Exhibit L.

SECTION 7.2.  Negative Covenants.  Each Borrower (and in respect of Holdings, subject to Section 7.2.16) covenants and agrees with each Lender, each Issuer and the Administrative Agent that until the Termination Date has occurred, such Borrower will, and will cause its Subsidiaries to, perform or cause to be performed the obligations set forth below.

SECTION 7.2.1.  Business Activities.  No Borrower will, and no Borrower will permit any of its Subsidiaries to, engage in any business activity except those business activities engaged in on the date of this Agreement and activities reasonably incidental thereto.

SECTION 7.2.2.  Indebtedness.  No Borrower will, and no Borrower will permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, other than:

(a)  Indebtedness in respect of the Obligations;

(b)  until the Closing Date, Indebtedness that is to be repaid in full as further identified in Part 1 of Item 7.2.2(b) of the Disclosure Schedule (including the Existing Seller Notes) and, until the Acquisition Date, Indebtedness that is to be repaid in full as further identified in Part 2 of Item 7.2.2(b) of the Disclosure Schedule;

(c)  Indebtedness existing as of the Effective Date which is identified in Item 7.2.2(c) of the Disclosure Schedule, and refinancing of such Indebtedness in a principal amount not in excess of that which is outstanding on the Effective Date (as such amount has been permanently reduced following the Effective Date) plus premiums thereon and fees and expenses associated therewith;

(d)  unsecured Indebtedness (i) incurred in the ordinary course of business of any Borrower and its Subsidiaries (including open accounts extended by suppliers on normal trade terms in connection with purchases of goods and services which are not overdue for a period of more than 90 days or, if overdue for more than 90 days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of such Borrower or such Subsidiary) and (ii) in respect of performance, surety or appeal bonds provided in the ordinary course of business, but excluding (in each case), Indebtedness incurred through the borrowing of money or Contingent Liabilities in respect thereof;

(e)  Indebtedness (i) in respect of industrial revenue bonds or other similar governmental or municipal bonds, (ii) evidencing the deferred purchase price of newly acquired property or incurred to finance the acquisition of equipment of any Borrower and its Subsidiaries (pursuant to purchase money mortgages or otherwise, whether owed to the seller or a third party) used in the ordinary course of business of such Borrower and its Subsidiaries (provided that, such Indebtedness is incurred within 60 days of the acquisition of such property) and (iii) in respect of Capitalized Lease Liabilities; provided that, the aggregate amount of all Indebtedness outstanding pursuant to this clause shall not at any time exceed $3,000,000 at any time prior to the Acquisition Date and $5,000,000 on and after the Acquisition Date;

(f)  Indebtedness of any Borrower or any Subsidiary owing to any Borrower or any Subsidiary Guarantor, which Indebtedness

(i)  if incurred by a Subsidiary that is not an Obligor owing to a Borrower or a Subsidiary Guarantor, shall be evidenced by one or more promissory notes in form and substance satisfactory to the Administrative Agent, duly executed and delivered in pledge to the Administrative Agent pursuant to a Loan Document, and shall not be forgiven or otherwise discharged for any consideration other than payment in full or in part in cash (provided that, only the amount repaid in part shall be discharged); and

(ii)  if incurred by a Subsidiary that is not an Obligor owing to a Borrower or a Subsidiary Guarantor, shall not (when aggregated with the amount of Investments made by the Borrowers and the Subsidiary Guarantors in Subsidiaries which are not Subsidiary Guarantors under clause (e)(i) of Section 7.2.5), exceed $1,000,000 at any time prior to the Acquisition Date and $2,000,000 on and after the Acquisition Date;

(g)  unsecured Indebtedness (not evidenced by a note or other instrument) of any Obligor owing to any Subsidiary that is not an Obligor that has previously executed and delivered to the Administrative Agent the Interco Subordination Agreement;

(h)  unsecured Subordinated Debt of any Borrower incurred pursuant to the terms of the Subordinated Debt Documents in a principal amount not to exceed $1,000,000 at any time prior to the Acquisition Date and $2,000,000 (or, if the Acquisition Seller Notes are issued, $9,000,000) on and after the Acquisition Date, and unsecured Contingent Liabilities of the Subsidiary Guarantors in respect of such Subordinated Debt, but only if such Contingent Liabilities are subordinated to the Obligations on substantially the same terms as the Subordinated Debt of such Borrower is subordinated to the Obligations and (in each case), refinancings of such Subordinated Debt and Contingent Liabilities which continue to satisfy the terms of the definition of “Subordinated Debt”;

(i)  Indebtedness of a Person existing at the time such Person became a Subsidiary of a Borrower, but only if such Indebtedness was not created or incurred in contemplation of such Person becoming a Subsidiary and the aggregate outstanding amount of all Indebtedness existing pursuant to this clause does not exceed $1,000,000 at any time prior to the Acquisition Date and $2,000,000 on and after the Acquisition Date;

(j)  refinancing of any Indebtedness permitted above in a principal amount not in excess of that which is outstanding at the time of refinancing plus premium thereon and fees and expenses associated therewith; and

(k)  other Indebtedness of the Borrowers and their respective Subsidiaries (other than Indebtedness of Foreign Subsidiaries owing to the Borrowers or Subsidiary Guarantors) in an aggregate amount at any time outstanding not to exceed $1,000,000 at any time prior to the Acquisition Date and $2,000,000 on an after the Acquisition Date;

provided that, no Indebtedness otherwise permitted by clauses (c), (e), (f)(ii), (h), (i), (j) or (k) shall be assumed, created or otherwise incurred if a Default has occurred and is then continuing or would result therefrom.

SECTION 7.2.3.  Liens.  No Borrower will, and no Borrower will permit any of their Subsidiaries to, create, incur, assume or permit to exist any Lien upon any of its property (including Capital Securities of any Person), revenues or assets, whether now owned or hereafter acquired, except:

(a)  Liens securing payment of the Obligations;

(b)  until the Closing Date, Liens securing payment of Indebtedness of the type described in clause (b) of Section 7.2.2;

(c)  Liens existing as of the Effective Date and disclosed in Item 7.2.3(c) of the Disclosure Schedule securing Indebtedness described in clause (c) of Section 7.2.2, and refinancings of such Indebtedness; provided that, no such Lien shall encumber any additional property and the amount of Indebtedness secured by such Lien is not increased from that existing on the Effective Date (as such Indebtedness may have been permanently reduced subsequent to the Effective Date);

(d)  Liens securing Indebtedness of the type permitted under clause (e) of Section 7.2.2; provided that, (i) such Lien is granted within 90 days after such Indebtedness is incurred, (ii) the Indebtedness secured thereby does not exceed 100% of the lesser of the cost or the fair market value of the applicable property, improvements or equipment at the time of such acquisition (or construction) and (iii) such Lien secures only the assets that are the subject of the Indebtedness referred to in such clause;

(e)  Liens securing Indebtedness permitted by clause (i) of Section 7.2.2; provided that, such Liens existed prior to such Person becoming a Subsidiary, were not created in anticipation thereof and attach only to specific tangible assets of such Person (and not assets of such Person generally);

(f)  Liens in favor of carriers, warehousemen, mechanics, materialmen and landlords granted in the ordinary course of business for amounts not overdue or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(g)  Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, bids, leases or other similar obligations (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety and appeal bonds or performance bonds;

(h)  judgment Liens which do not otherwise result in an Event of Default under Section 8.1.6;

(i)  easements, rights-of-way, zoning restrictions, minor defects or irregularities in title and other similar encumbrances not interfering in any material respect with the value or use of the property to which such Lien is attached;

(j)  Liens for Taxes not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(k)  licenses, sublicenses, leases and subleases granted to other Persons;

(l)  the filing of UCC financing statements as a precautionary measure in connection with operating leases;

(m)  bankers’ Liens, right of setoff and other similar Liens;

(n)  replacement, extension or renewal of any Lien permitted herein in the same property subject thereto; and

(o)  other Liens securing Indebtedness in a principal or stated amount not to exceed $500,000 at any time outstanding.

SECTION 7.2.4.  Financial Condition and Operations.  The Borrowers will not permit any of the events set forth below to occur.

(a)  The Borrowers will not permit the Leverage Ratio as of the last day of any Fiscal Quarter occurring during any period set forth below (that is, commencing with the Fiscal Quarter ending October 31, 2007) to be greater than the ratio set forth opposite such period:

Period	Leverage Ratio
10/31/07 through (and including) 04/30/08	4.65:1

07/31/08 through (and including) 04/30/09	3.40:1

07/31/09 through (and including) 04/30/10	2.90:1

07/31/10 through (and including 04/30/11	2.50:1

07/31/11 and thereafter	2.00:1

(b)  The Borrowers will not permit the Interest Coverage Ratio as of the last day of any Fiscal Quarter occurring during any period set forth below (that is, commencing with the Fiscal Quarter ending October 31, 2007) to be less than the ratio set forth opposite such period:

Period	Interest Coverage Ratio
10/31/07 through (and including) 04/30/08	2.40:1

07/31/08 through (and including) 04/30/09	3.10:1

07/31/09 through (and including) 04/30/10	3.80:1

07/31/10 through (and including) 04/30/11	4.50:1

07/31/11 and thereafter	5.50:1

SECTION 7.2.5.  Investments.  No Borrower will, and no Borrower will permit any of its Subsidiaries to, purchase, make, incur, assume or permit to exist any Investment in any other Person, except:

(a)  Investments existing on the Effective Date and identified in Item 7.2.5(a) of the Disclosure Schedule;

(b)  Cash Equivalent Investments;

(c)  Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(d)  Investments consisting of any deferred portion of the sales price received by any Borrower or any of its Subsidiaries in connection with any Disposition permitted under Section 7.2.11;

(e)  Investments by way of contributions to capital, purchases of Capital Securities or intercompany loans (i) by any Borrower in any Subsidiaries or by any Subsidiary in other Subsidiaries; provided that, the aggregate amount of intercompany loans made pursuant to clause (f)(ii) of Section 7.2.2 and Investments under this clause made by Obligors in Subsidiaries that are not Obligors shall not exceed the amount set forth in clause (f)(ii) of Section 7.2.2 at any time, or (ii) by any Subsidiary in any Borrower;

(f)  Investments constituting (i) accounts receivable arising, (ii) trade debt granted, or (iii) deposits made in connection with the purchase price of goods or services, in each case in the ordinary course of business;

(g)  Investments in Capital Securities constituting Permitted Acquisitions in an amount which, when aggregated with the amount expended under clause (b) of Section 7.2.10, does not exceed $10,000,000 prior to the Acquisition Date and $25,000,000 on and after the Acquisition Date over the term of this Agreement; provided that, such Investments shall result in the acquisition of a wholly owned U.S. Subsidiary;

(h)  the Equity Contribution and the Acquisition;

(i)  loans and advances to officers and employees in the ordinary course of business in an amount not to exceed $100,000 at any time outstanding; and

(j)  other Investments in an amount not to exceed $1,000,000 prior to the Acquisition Date and $2,000,000 on and after the Acquisition Date over the term of this Agreement; provided that, (i) any Investment which when made complies with the requirements of the definition of the term “Cash Equivalent Investment” may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements, and (ii) no Investment otherwise permitted by clauses (e)(i), (g), (i) or (j) shall be permitted to be made if any Default has occurred and is continuing or would result therefrom.

SECTION 7.2.6.  Restricted Payments, etc.  No Borrower will, and no Borrower will permit any of its Subsidiaries to, declare or make a Restricted Payment, or make any deposit for any Restricted Payment, except:

(a)  Restricted Payments made by Subsidiaries to such Borrower or any of its wholly owned Subsidiaries; and

(b)  payment of fees (collectively, the “Management Fees”), not to exceed (i) the amounts payable pursuant to clause (ii) of Section 10 of the Stockholders Agreement and (ii) in the case of clause (iii) of Section 10 of the Stockholders Agreement, $1,250,000 in the aggregate in any Fiscal Year; provided that, no such Management Fees shall be paid during any period if (i) after giving effect to any such payment, the Obligors would not be in compliance on a pro forma basis with the financial covenants set forth in Section 7.2.4, or (ii) a Default has occurred and is continuing or would arise as a result of such payment.

SECTION 7.2.7.  Capital Expenditures.  Subject (in the case of Capitalized Lease Liabilities), to clause (e) of Section 7.2.2, no Borrower will, and no Borrower will permit any of its Subsidiaries to, make or commit to make Capital Expenditures in any Fiscal Year (excluding Capital Expenditures actually made in Fiscal Year 2008 and 2009 with respect to the Alvarado Facility), which aggregate in excess of the amount set forth below opposite such Fiscal Year, provided that Capital Expenditures shall be permitted for 2013 and 2014 Fiscal Years only if the Acquisition is consummated on or prior to the Delayed Draw Term B Commitment Termination Date; and provided further that, to the extent that the amount of Capital Expenditures actually made during any Fiscal Year is less than the amount applicable to such Fiscal Year as set forth below (without giving effect to any increase in such amount as provided below in this proviso), such unused amount may be carried forward and used to make additional Capital Expenditures in the immediately succeeding Fiscal Year:

Fiscal Year	Capital Expenditure Amount Prior to Acquisition Date	Capital Expenditure Amount On and After Acquisition Date

2008	$2,000,000	$3,000,000
2009	$2,000,000	$3,000,000
2010	$2,000,000	$3,000,000
2011	$2,500,000	$3,500,000
2012	$2,500,000	$3,500,000
2013	N/A	$3,500,000
2014	N/A	$3,500,000

SECTION 7.2.8.  No Prepayment of Subordinated Debt.  No Borrower will, and no Borrower will permit any of its Subsidiaries to:

(a)  make any payment or prepayment of principal of, or premium or interest on, any Subordinated Debt (i) other than the stated, scheduled date for payment of interest set forth in the applicable Subordinated Debt Documents, or (ii) which would violate the terms of this Agreement or the applicable Subordinated Debt Documents;

(b)  redeem, retire, purchase, defease or otherwise acquire any Subordinated Debt; or

(c)  make any deposit (including the payment of amounts into a sinking fund or other similar fund) for any of the foregoing purposes.

Furthermore, none of the Borrowers or any of their Subsidiaries will designate any Indebtedness other than the Obligations as “Designated Senior Debt” (or any analogous term) in any Subordinated Debt Document.

SECTION 7.2.9.  Issuance of Capital Securities.  No Borrower will, and no Borrower will permit any of its Subsidiaries to, issue any Capital Securities (whether for value or otherwise) to any Person other than (a) in the case of Subsidiaries, to any Borrower or another wholly owned Subsidiary, (b) in the case of Foreign Subsidiaries, if mandated by applicable law, to directors or foreign nationals or (c) in the case of Holdings, if the Net Equity Proceeds from such issuance are applied to prepay the Loans as required by the terms of this Agreement and if no Default would result from such issuance.

SECTION 7.2.10.  Consolidation, Merger; Permitted Acquisitions, etc.  No Borrower will, and no Borrower will permit any of its Subsidiaries to, liquidate or dissolve, consolidate with, or merge into or with, any other Person, or purchase or otherwise acquire all or substantially all of the assets of any Person (or any division thereof), except:

(a)  any Subsidiary may liquidate or dissolve voluntarily into, and may merge with and into, any Borrower or any other Subsidiary (provided that, a Guarantor may only liquidate or dissolve into, or merge with and into, any Borrower or another Guarantor), and the assets or Capital Securities of any Subsidiary may be purchased or otherwise acquired by any Borrower or any other Subsidiary (provided that, the assets or Capital Securities of any Subsidiary Guarantor may only be purchased or otherwise acquired by any Borrower or another Subsidiary Guarantor); provided further that, in no event shall any Subsidiary consolidate with or merge with and into any other Subsidiary unless after giving effect thereto, the Administrative Agent shall have a perfected pledge of, and security interest in and to, at least the same percentage of the issued and outstanding interests of Capital Securities (on a fully diluted basis) and other assets of the surviving Person as the Administrative Agent had immediately prior to such merger or consolidation in form and substance satisfactory to the Administrative Agent and its counsel, pursuant to such documentation and opinions as shall be necessary in the opinion of the Administrative Agent to create, perfect or maintain the collateral position of the Secured Parties therein; and

(b)  the purchase of all or substantially all of the assets of any Person (or any division thereof), or the acquisition of such Person by merger, in each case if (i) such purchase or acquisition constitutes a Permitted Acquisition, and (ii) the amount expended in connection with such transaction, when aggregated with the amount expended under clause (g) of Section 7.2.5, does not exceed the amount set forth in such clause over the term of this Agreement.

SECTION 7.2.11.  Permitted Dispositions.  No Borrower will, and no Borrower will permit any of its Subsidiaries to, Dispose of any of the Borrowers’ or such Subsidiaries’ assets (including accounts receivable and Capital Securities of Subsidiaries) to any Person in one transaction or series of transactions unless such Disposition is:

(a)  inventory or obsolete, damaged, worn out or surplus personal property Disposed of in the ordinary course of its business;

(b)  permitted by Section 7.2.10;

(c)  in connection with the Permitted Sale-Leaseback; or

(d)  (i) for fair market value and the consideration received consists of no less than 80% in cash, (ii) the Net Disposition Proceeds received from such Disposition, together with the Net Disposition Proceeds of all other assets Disposed of pursuant to this clause since the Closing Date, does not exceed (individually or in the aggregate) $5,000,000 over the term of this Agreement and (iii) the Net Disposition Proceeds from such Disposition are applied pursuant to Sections 3.1.1 and 3.1.2.

SECTION 7.2.12.  Modification of Certain Agreements.  No Borrowers will, and no Borrower will permit any of its Subsidiaries to, consent to any amendment, supplement, waiver or other modification of, or enter into any forbearance from exercising any rights with respect to the terms or provisions contained in:

(a)  the Subordinated Debt Documents, other than any amendment, supplement, waiver or modification for which no fee is payable to the holders of the Subordinated Debt and which (i) extends the date or reduces the amount of any required repayment, prepayment or redemption of the principal of such Subordinated Debt, (ii) reduces the rate or extends the date for payment of the interest, premium (if any) or fees payable on such Subordinated Debt or (iii) makes the covenants, events of default or remedies in such Subordinated Debt Documents less restrictive on the Borrowers;

(b)  any of the Transaction Documents, if the result would have a material adverse effect on the right or remedies of any Secured Party; or

(c)  the Organic Documents of such Borrower or any of its Subsidiaries, if the result would have a material adverse effect on the rights or remedies of any Secured Party.

SECTION 7.2.13.  Transactions with Affiliates.  No Borrower will, and no Borrower will permit any of its Subsidiaries to, enter into or cause or permit to exist any arrangement, transaction or contract (including for the purchase, lease or exchange of property or the rendering of services) with any of its other Affiliates, unless such arrangement, transaction or contract (a) is on fair and reasonable terms no less favorable to such Borrower or such Subsidiary than it could obtain in an arm’s-length transaction with a Person that is not an Affiliate and (b) is of the kind which would be entered into by a prudent Person in the position of such Borrower or such Subsidiary with a Person that is not one of its Affiliates, other than with respect to (i) transactions permitted by clause (h) or (i) of Section 7.2.5 or Section 7.2.10, (ii) transactions among the Obligors, (iii) payments excluded from the definition of “Restricted Payment”, (iv) compensatory arrangements with officers, directors and employees in the ordinary course of business consistent with past practice and (v) payment of Management Fees and (vi) as otherwise contemplated by the Stockholders Agreement and the Registration Rights Agreement.

SECTION 7.2.14.  Restrictive Agreements, etc.  No Borrower will, and no Borrower will permit any of its Subsidiaries to, enter into any agreement prohibiting:

(a)  the creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired;

(b)  the ability of any Obligor to amend or otherwise modify any Loan Document; or

(c)  the ability of any Subsidiary to make any payments, directly or indirectly, to any Borrower, including by way of dividends, advances, repayments of loans, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments.

The foregoing prohibitions shall not apply to restrictions contained (i) in any Loan Document, (ii) in the case of clause (a), any agreement governing any Indebtedness permitted by clause (e) of Section 7.2.2 as to the assets financed with the proceeds of such Indebtedness, or (iii) in the case of clauses (a) and (c), any agreement of a Foreign Subsidiary governing the Indebtedness permitted by clause (f)(ii) of Section 7.2.2.

SECTION 7.2.15.  Sale and Leaseback.  No Borrower will, and no Borrower will permit any of its Subsidiaries to, directly or indirectly enter into any agreement or arrangement providing for the sale or transfer by it of any property (now owned or hereafter acquired) to a Person and the subsequent lease or rental of such property or other similar property from such Person, except that the Borrowers shall be permitted to enter into each Permitted Sale-Leaseback, subject to clause (e) of Section 3.1.1, if (i) no Default has occurred and is continuing, (ii) the Borrowers have delivered to the Administrative Agent a Mortgage with respect to such leasehold property in form and substance reasonably satisfactory to the Administrative Agent and (iii) in the case of the Shreveport Sale-Leaseback, the consideration is 100% cash and for fair market value (and, if requested by the Administrative Agent, the Obligors shall engage a valuation professional reasonably acceptable to the Administrative Agent to produce evidence of the value of the Shreveport Facility).

SECTION 7.2.16.  Holdings.  Notwithstanding anything herein to the contrary, Holdings will not engage in any business activity other than its continuing ownership of the Capital Securities of the other Borrowers, employment of executive officers of Holdings and the other Borrowers and management of its and their operations (and related activities, including leasing space and equipment and ancillary matters) and its compliance with the obligations applicable to it under the Loan Documents.  Without limiting the generality of the immediately preceding sentence, Holdings will not (a) create, incur, assume or suffer to exist any Indebtedness (other than Indebtedness in connection with the first sentence of this Section, and Indebtedness in respect of the Loan Documents), (b) create, assume, or suffer to exist any Lien upon, or grant any options or other rights with respect to, any of its revenues, property or other assets, whether now owned or hereafter acquired (other than pursuant to the Loan Documents), (c) wind-up, liquidate or dissolve itself (or suffer to exist any of the foregoing), consolidate or amalgamate with or merge into or with any other Person, (d) except as otherwise permitted under Section 7.2.9, issue, sell, transfer, lease, contribute or otherwise convey (including by way of merger), or grant any options, warrants or other rights to, any of Holding’s assets (including its Capital Securities and the Capital Securities of its Subsidiaries) to any Person in a single transaction or series of transactions (other than the issuance of its Capital Securities, to the extent not resulting in a Change in Control, to management, employees, or to other Persons in connection with Permitted Acquisitions (including by way of a “rollover” of equity in connection with such Permitted Acquisition)), unless, in the case of the Disposition of any of Holding’s

Capital Securities or warrants or options with respect thereto, Holdings shall (i) contribute the proceeds of such Disposition (in whatever form received by Holdings) to the other Borrowers and (ii) comply with, and cause the other Borrowers to comply with, the requirements of Section 3.1.1, (e) convey, sell, transfer, lease or otherwise dispose of all or any part of its assets, in one transaction or a series of transactions, to any Person or Persons, (f) create, incur, assume or suffer to exist any Investment in any Person other than the other Borrowers or (g) permit to be taken any action that would result in a Change in Control.  Holdings agrees not to commence or cause the commencement of any of the actions described in clauses (b), (c), (d) or (e) of Section 8.1.9 with respect to any of its Subsidiaries.

ARTICLE VIII
EVENTS OF DEFAULT

SECTION 8.1.  Listing of Events of Default.  Each of the following events or occurrences described in this Article shall constitute an “Event of Default”.

SECTION 8.1.1.  Non-Payment of Obligations.  Any Borrower shall default in the payment or prepayment when due of:

(a)  any principal of or interest on any Loan, or any Reimbursement Obligation or any deposit of cash for collateral purposes pursuant to Section 2.6.4;

(b)  any fee described in Article III or any other monetary Obligation, and such default shall continue unremedied for a period of three days after such amount was due; or

(c)  any other monetary Obligation, and such default shall continue unremedied for a period of 15 days after such amount was due or three days after notice thereof has been given to Holdings by the Administrative Agent or any Lender.

SECTION 8.1.2.  Breach of Warranty.  Any representation or warranty of any Obligor made or deemed to be made in any Loan Document (including any certificates delivered pursuant to Article V) is or shall be incorrect when made or deemed to have been made in any material respect.

SECTION 8.1.3.  Non-Performance of Certain Covenants and Obligations.  (a) Any Borrower shall default in the due performance or observance of any of its obligations under Section 3.4, Section 7.1.1, Section 7.1.7 or Section 7.2 and or (b) any Obligor shall default in the due performance or observance of its obligations under the Subsidiary Guaranty or the Security Agreement.

SECTION 8.1.4.  Non-Performance of Other Covenants and Obligations.  Any Obligor shall default in the due performance and observance of any other agreement contained in any Loan Document executed by it, and such default shall continue unremedied for a period of 30 days after the earlier to occur of (i) notice thereof given to the Borrowers by the Administrative Agent or any Lender or (ii) the date on which any Obligor has knowledge of such default.

SECTION 8.1.5.  Default on Other Indebtedness.  A default shall occur in the payment of any amount when due (subject to any applicable grace period), whether by acceleration or otherwise, of any principal or stated amount of, or interest or fees on, any Indebtedness (other than Indebtedness described in Section 8.1.1) of any Borrower or any of its Subsidiaries or any other Obligor having a principal or stated amount, individually, in excess of $1,000,000 or, in the aggregate, in excess of $2,000,000, or a default shall occur in the performance or observance of any obligation or condition with respect to such Indebtedness if the effect of such default is to accelerate the maturity of any such Indebtedness or such default shall continue unremedied for any applicable period of time sufficient to permit the holder or holders of such Indebtedness, or any trustee or agent for such holders, to cause or declare such Indebtedness to become due and payable or to require such Indebtedness to be prepaid, redeemed, purchased or defeased, or require an offer to purchase or defease such Indebtedness to be made, prior to its expressed maturity.

SECTION 8.1.6.  Judgments.  Any judgment or order for the payment of money individually in excess of $1,000,000 or in the aggregate in excess of $2,000,000 (exclusive of any amounts fully covered by insurance (less any applicable deductible) and as to which the insurer has acknowledged its responsibility to cover such judgment or order) shall be rendered against any Borrower or any of its Subsidiaries or any other Obligor and such judgment shall not have been vacated or discharged or stayed or bonded pending appeal within 60 days after the entry thereof or enforcement proceedings shall have been commenced by any creditor upon such judgment or order.

SECTION 8.1.7.  Pension Plans.  Any of the following events shall occur with respect to any Pension Plan:

(a)  the institution of any steps by any Borrower, any member of its Controlled Group or any other Person to terminate a Pension Plan if, as a result of such termination, such Borrower or any such member could be required to make a contribution to such Pension Plan, or could reasonably expect to incur a liability or obligation to such Pension Plan, in excess of $1,000,000; or

(b)  a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under section 302(f) of ERISA.

SECTION 8.1.8.  Change in Control.  Any Change in Control shall occur.

SECTION 8.1.9.  Bankruptcy, Insolvency, etc.  Any Borrower, any of its Subsidiaries or any other Obligor shall:

(a)  become insolvent or generally fail to pay, or admit in writing its inability or unwillingness generally to pay, debts as they become due;

(b)  apply for, consent to, or acquiesce in the appointment of a trustee, receiver, sequestrator or other custodian for any substantial part of the property of any thereof, or make a general assignment for the benefit of creditors;

(c)  in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged within 60 days; provided that, each Borrower, each Subsidiary and each other Obligor hereby expressly authorizes each Secured Party to appear in any court conducting any relevant proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents;

(d)  permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law or any dissolution, winding up or liquidation proceeding, in respect thereof, and, if any such case or proceeding is not commenced by any Borrower, any Subsidiary or any Obligor, such case or proceeding shall be consented to or acquiesced in by such Borrower, such Subsidiary or such Obligor, as the case may be, or shall result in the entry of an order for relief or shall remain for 60 days undismissed; provided that, each Borrower, each Subsidiary and each Obligor hereby expressly authorizes each Secured Party to appear in any court conducting any such case or proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents (subject to the Liens permitted under Section 7.2.3); or

(e)  take any action authorizing, or in furtherance of, any of the foregoing.

SECTION 8.1.10.  Impairment of Security, etc.  Any Loan Document or any Lien granted thereunder shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of any Obligor party thereto; any Obligor or any other party shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability; or, except as permitted under any Loan Document, any Lien securing any Obligation shall, in whole or in part, cease to be a perfected first priority Lien.

SECTION 8.1.11.  Failure of Subordination.  Unless otherwise waived or consented to by the Administrative Agent, the Lenders and the Issuers in writing, the subordination provisions relating to any Subordinated Debt (the “Subordination Provisions”) (including the Subordination Provisions under the Subordination Agreement) shall fail to be enforceable by the Administrative Agent, the Lenders and the Issuers in accordance with the terms thereof, or the monetary Obligations shall fail to constitute “Senior Indebtedness” (or similar term) referring to the Obligations; or any Borrower or any of its Subsidiaries shall, directly or indirectly, disavow or contest in any manner (i) the effectiveness, validity or enforceability of any of the Subordination Provisions, (ii) that the Subordination Provisions exist for the benefit of the Administrative Agent, the Lenders and the Issuers or (iii) that all payments of principal of or premium and interest on the Subordinated Debt, or realized from the liquidation of any property of any Obligor, shall be subject to any of such Subordination Provisions.

SECTION 8.1.12. Hedging Obligations.  A “termination event” or similar event occurs in respect of Hedging Obligations and as a result any Obligor is obligated to make payments thereunder in excess of $1,000,000 and such “termination event” shall continue unremedied for a period of 30 days.

SECTION 8.2.  Action if Bankruptcy.  If any Event of Default described in clauses (a) through (d) of Section 8.1.9 with respect to any Borrower shall occur, the Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of all outstanding Loans and all other Obligations (including Reimbursement Obligations) shall automatically be and become immediately due and payable, without notice or demand to any Person and each Obligor shall automatically and immediately be obligated to Cash Collateralize all Letter of Credit Outstandings.

SECTION 8.3.  Action if Other Event of Default.  If any Event of Default (other than any Event of Default described in clauses (a) through (d) of Section 8.1.9 with respect to any Borrower) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Administrative Agent, upon the direction of the Required Lenders, shall by notice to the Borrowers declare all or any portion of the outstanding principal amount of the Loans and other Obligations (including Reimbursement Obligations) to be due and payable and/or the Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of such Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment, and/or, as the case may be, the Commitments shall terminate and the Borrowers shall automatically and immediately be obligated to Cash Collateralize all Letter of Credit Outstandings.  Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with this Section and Section 8.2 for the benefit of all the Lenders and the Issuer; provided that the foregoing shall not prohibit (i) the Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, or (ii) any Lender from exercising setoff rights in accordance with Section 4.9.

SECTION 8.4. Right to Cure Financial Covenants.  Notwithstanding anything to the contrary contained in this Agreement, in the event that the Borrowers fail to comply with the requirements of any financial covenant set forth in Section 7.2.4, Holdings shall have the right, no later than five days following the delivery of the related Compliance Certificate pursuant to clause (c) of Section 7.1.1 with respect to the applicable Fiscal Quarter, to issue Capital Securities for its common stock for cash or otherwise receive cash contributions to the capital of Holdings, in either case in an aggregate amount (the “Cure Amount”) not in excess of the lesser of (x) the minimum amount necessary to cure the relevant failure to comply with such financial covenant or (y) $3,000,000, the net cash proceeds of which shall be contributed to the common equity capital of the Borrowers (collectively, the “Cure Right”), and upon the receipt by Holdings of the Cure Amount pursuant to the exercise of such Cure Right, such financial covenant shall be recalculated giving effect to the following pro forma adjustments:

(a)  EBITDA shall be increased, in accordance with the definition thereof, solely for the purpose of measuring the financial covenants set forth in Section 7.2.4 and not for any other purpose under this Agreement, by an amount equal to the Cure Amount;

(b)  if, after giving effect to the foregoing recalculations, the Borrowers shall then be in compliance with the requirements of all financial covenants set forth in Section 7.2.4, the Borrowers shall be deemed to have satisfied the requirements of such financial covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of such financial covenants which had occurred shall be deemed cured for all purposes of this Agreement; and

(c)  to the extent a Fiscal Quarter ended for which such financial covenant is initially recalculated as a result of a Cure Right is included in the calculation of a financial covenant in a subsequent fiscal period, the Cure Amount shall be included in the amount of EBITDA for such initial Fiscal Quarter;

provided that the Cure Right shall not be exercised more than one time over the term of this Agreement.

ARTICLE IX
THE ADMINISTRATIVE AGENT

SECTION 9.1.  Actions.  Each Lender hereby appoints the Administrative Agent as its Administrative Agent under and for purposes of each Loan Document.  Each Lender authorizes the Administrative Agent to act on behalf of such Lender under each Loan Document and, in the absence of other written instructions from the Required Lenders received from time to time by the Administrative Agent (with respect to which the Administrative Agent agrees that it will comply, except as otherwise provided in this Section 9.1 or as otherwise advised by counsel in order to avoid contravention of applicable law), to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof, together with such powers as may be incidental thereto (including the release of Liens on assets Disposed of in accordance with the terms of the Loan Documents).  Each Lender hereby indemnifies (which indemnity shall survive any termination of this Agreement) the Administrative Agent, pro rata according to such Lender’s proportionate Total Exposure Amount, from and against any and all liabilities, obligations, losses, damages, claims, costs or expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against, the Administrative Agent in any way relating to or arising out of any Loan Document, (including attorneys’ fees), and as to which the Administrative Agent is not reimbursed by the Borrowers; provided that, no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, claims, costs or expenses which are determined by a court of competent jurisdiction in a final proceeding to have resulted from the Administrative Agent’s gross negligence or willful misconduct.  The Administrative Agent shall not be required to take any action under any Loan Document, or to prosecute or defend any suit in respect of any Loan Document, unless it is indemnified hereunder to its satisfaction.  If any indemnity in favor of the Administrative Agent shall be or become, in the Administrative Agent’s determination, inadequate, the Administrative Agent may call for additional indemnification from the Lenders and cease to do the acts indemnified against hereunder until such additional indemnity is given.

SECTION 9.2.  Funding Reliance, etc.  Unless the Administrative Agent shall have been notified in writing by any Lender by 3:00 p.m. on the Business Day prior to a Borrowing that such Lender will not make available the amount which would constitute its Percentage of such Borrowing on the date specified therefor, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent and, in reliance upon such assumption, make available to the Borrowers a corresponding amount.  If and to the extent that such Lender shall not have made such amount available to the Administrative Agent, such Lender and each Borrower severally agree to repay the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date the Administrative Agent made such amount available to the Borrowers to the date such amount is repaid to the Administrative Agent, at the interest rate applicable at the time to Loans comprising such Borrowing (in the case of the Borrowers) and (in the case of a Lender), at the Federal Funds Rate (for the first two Business Days after which such amount has not been repaid), and thereafter at the interest rate applicable to Loans comprising such Borrowing.

SECTION 9.3.  Exculpation.  Neither the Administrative Agent nor any of its directors, officers, employees or agents shall be liable to any Secured Party for any action taken or omitted to be taken by it under any Loan Document, or in connection therewith, except for its own willful misconduct or gross negligence, nor responsible for any recitals or warranties herein or therein, nor for the effectiveness, enforceability, validity or due execution of any Loan Document, nor for the creation, perfection or priority of any Liens purported to be created by any of the Loan Documents, or the validity, genuineness, enforceability, existence, value or sufficiency of any collateral security, nor to make any inquiry respecting the performance by any Obligor of its Obligations.  Any such inquiry which may be made by the Administrative Agent shall not obligate it to make any further inquiry or to take any action.  The Administrative Agent shall be entitled to rely upon advice of counsel concerning legal matters and upon any notice, consent, certificate, statement or writing which the Administrative Agent believes to be genuine and to have been presented by a proper Person.

SECTION 9.4.  Successor.  The Administrative Agent may resign as such at any time upon at least 30 days’ prior notice to the Borrowers and all Lenders.  If the Administrative Agent at any time shall resign, the Required Lenders may appoint another Lender as a successor Administrative Agent which shall thereupon become the Administrative Agent hereunder.  If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be one of the Lenders or a commercial banking institution organized under the laws of the United States (or any State thereof) or a United States branch or agency of a commercial banking institution, and having a combined capital and surplus of at least $250,000,000; provided that, if, such retiring Administrative Agent is unable to find a commercial banking institution which is willing to accept such appointment and which meets the qualifications set forth in above, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor as provided for above.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall be entitled to receive from the retiring Administrative

Agent such documents of transfer and assignment as such successor Administrative Agent may reasonably request, and shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents.  After any retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under the Loan Documents, and Section 10.3 and Section 10.4 shall continue to inure to its benefit.

SECTION 9.5.  Loans by Administrative Agent.  The Administrative Agent shall have the same rights and powers with respect to (x) the Credit Extensions made by it or any of its Affiliates, and (y) the Notes held by it or any of its Affiliates as any other Lender and may exercise the same as if it were not the Administrative Agent.  The Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with any Borrower or any Subsidiary or Affiliate of such Borrower as if the Administrative Agent were not the Administrative Agent hereunder.

SECTION 9.6.  Credit Decisions.  Each Lender acknowledges that it has, independently of the Administrative Agent and each other Lender, and based on such Lender’s review of the financial information of the Borrowers, the Loan Documents (the terms and provisions of which being satisfactory to such Lender) and such other documents, information and investigations as such Lender has deemed appropriate, made its own credit decision to extend its Commitments.  Each Lender also acknowledges that it will, independently of the Administrative Agent and each other Lender, and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under the Loan Documents.

SECTION 9.7.  Copies, etc.  The Administrative Agent shall give prompt notice to each Lender of each notice or request required or permitted to be given to the Administrative Agent by the Borrowers pursuant to the terms of the Loan Documents (unless concurrently delivered to the Lenders by any Borrower).  The Administrative Agent will distribute to each Lender each document or instrument received for its account and copies of all other communications received by the Administrative Agent from the Borrowers for distribution to the Lenders by the Administrative Agent in accordance with the terms of the Loan Documents.

SECTION 9.8.  Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telecopy, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent.  As to any matters not expressly provided for by the Loan Documents, the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, thereunder in accordance with instructions given by the Required Lenders or all of the Lenders as is required in such circumstance, and such instructions of such Lenders and any action taken or failure to act pursuant thereto shall be binding on all Secured Parties.  For purposes of applying amounts in accordance with this Section, the Administrative Agent shall be entitled to rely upon any Secured Party that has entered into a Rate Protection Agreement with any Obligor for a determination

(which such Secured Party agrees to provide or cause to be provided upon request of the Administrative Agent) of the outstanding Obligations owed to such Secured Party under any Rate Protection Agreement.  Unless it has actual knowledge evidenced by way of written notice from any such Secured Party and the Borrowers to the contrary, the Administrative Agent, in acting in such capacity under the Loan Documents, shall be entitled to assume that no Rate Protection Agreements or Obligations in respect thereof are in existence or outstanding between any Secured Party and any Obligor.

SECTION 9.9.  Defaults.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default unless the Administrative Agent has received a written notice from a Lender or the Borrowers specifying such Default and stating that such notice is a “Notice of Default”.  In the event that the Administrative Agent receives such a notice of the occurrence of a Default, the Administrative Agent shall give prompt notice thereof to the Lenders.  The Administrative Agent shall (subject to Section 10.1) take such action with respect to such Default as shall be directed by the Required Lenders; provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the Secured Parties except to the extent that this Agreement expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of the Required Lenders or all Lenders.

ARTICLE X
MISCELLANEOUS PROVISIONS

SECTION 10.1.  Waivers, Amendments, etc.  The provisions of each Loan Document (other than Rate Protection Agreements, Letters of Credit or a Fee Letter, which shall be modified only in accordance with their respective terms) may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Borrowers and the Required Lenders; provided that, no such amendment, modification or waiver shall:

(a)  modify clause (b) of Section 4.7, Section 4.8 (as it relates to sharing of payments) or this Section, in each case, without the consent of all Lenders;

(b)  increase the aggregate amount of any Credit Extensions required to be made by a Lender pursuant to its Commitments, extend the final Commitment Termination Date of Credit Extensions made (or participated in) by a Lender or extend the final Stated Maturity Date for any Lender’s Loan, in each case without the consent of such Lender (it being agreed, however, that any vote to rescind any acceleration made pursuant to Section 8.2 and Section 8.3 of amounts owing with respect to the Loans and other Obligations shall only require the vote of the Required Lenders);

(c)  reduce (by way of forgiveness), the principal amount of or reduce the rate of interest on any Lender’s Loan, reduce any fees described in Article III payable to any Lender or extend the date on which interest or fees are payable in respect of such Lender’s Loans, in each case without the consent of such Lender (provided that, the vote of Required Lenders shall be sufficient to waive the payment, or reduce the increased portion, of interest accruing under Section 3.2.2);

(d)  reduce the percentage set forth in the definition of “Required Lenders” or modify any requirement hereunder that any particular action be taken by all Lenders without the consent of all Lenders;

(e)  increase the Stated Amount of any Letter of Credit unless consented to by the Issuer of such Letter of Credit;

(f)  except as otherwise expressly provided in a Loan Document, release (i) any Borrower from its Obligations under the Loan Documents or any Guarantor from its obligations under a Guaranty or (ii) all or substantially all of the collateral under the Loan Documents, in each case without the consent of all Lenders; or

(g)  affect adversely the interests, rights or obligations of the Administrative Agent (in its capacity as the Administrative Agent), any Issuer (in its capacity as Issuer), or the Swing Line Lender (in its capacity as Swing Line Lender) unless consented to by the Administrative Agent or such Issuer, as the case may be.

No failure or delay on the part of any Secured Party in exercising any power or right under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right.  No notice to or demand on any Obligor in any case shall entitle it to any notice or demand in similar or other circumstances.  No waiver or approval by any Secured Party under any Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions.  No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

SECTION 10.2.  Notices; Time.  All notices and other communications provided under each Loan Document shall be in writing or by facsimile and addressed, delivered or transmitted, if to the Borrowers, the Administrative Agent, a Lender or an Issuer, to the applicable Person at its address or facsimile number set forth on Schedule II hereto or set forth in the Lender Assignment Agreement, or at such other address or facsimile number as may be designated by such party in a notice to the other parties.  Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when the confirmation of transmission thereof is received by the transmitter.  Electronic mail and Internet and intranet websites may be used only to distribute routine communications by the Administrative Agent to the Lender, such as financial statements and other information as provided in Section 7.1.1 and for the distribution and execution of Loan Documents for execution by the parties thereto, and may not be used for any other purpose.  The parties hereto agree that delivery of an executed counterpart of a signature page to this Agreement and each other Loan Document by facsimile (or electronic transmission) shall be effective as delivery of an original executed counterpart of this Agreement or such other Loan Document.  Unless otherwise indicated, all references to the time of a day in a Loan Document shall refer to New York time.

SECTION 10.3.  Payment of Costs and Expenses.  The Borrowers, jointly and severally, agree to pay on demand all reasonable out-of-pocket expenses of the Administrative Agent and the Lead Arranger (including the reasonable fees and out-of-pocket expenses of Mayer, Brown, Rowe & Maw LLP, counsel to the Lead Arranger and of local counsel, if any, who may be retained by or on behalf of the Lead Arranger) in connection with:

(a)  the negotiation, preparation, execution and delivery of each Loan Document, including schedules and exhibits, and any amendments, waivers, consents, supplements or other modifications to any Loan Document as may from time to time hereafter be required, whether or not the transactions contemplated hereby are consummated; and

(b)  the filing or recording of any Loan Document (including the Filing Statements) and all amendments, supplements, amendment and restatements and other modifications to any thereof, searches made following the Effective Date in jurisdictions where Filing Statements (or other documents evidencing Liens in favor of the Secured Parties) have been recorded and any and all other documents or instruments of further assurance required to be filed or recorded by the terms of any Loan Document; and

(c)  the preparation and review of the form of any document or instrument relevant to any Loan Document.

The Borrowers further, jointly and severally, agree to pay, and to save each Secured Party harmless from all liability for, any stamp or other taxes which may be payable in connection with the execution or delivery of each Loan Document, the Credit Extensions or the issuance of the Notes.  The Borrowers, jointly and severally, also agree to reimburse the Administrative Agent upon demand for all reasonable out-of-pocket expenses (including reasonable attorneys’ fees and legal expenses of counsel to the Administrative Agent) incurred by the Administrative Agent in connection with (x) the negotiation of any restructuring or “work-out” with any Borrower, whether or not consummated, of any Obligations and (y) the enforcement of any Obligations.

SECTION 10.4.  Indemnification.  In consideration of the execution and delivery of this Agreement by each Secured Party, the Borrowers hereby, jointly and severally, indemnify, exonerate, defend and hold each Secured Party and each of their respective officers, directors, employees and agents (collectively, the “Indemnified Parties”) free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities and damages, and expenses incurred in connection therewith (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including reasonable attorneys’ fees and disbursements, whether incurred in connection with actions between or among the parties hereto (other than actions between or among Lenders (in their capacity as a Lender)) or the parties hereto and third parties (collectively, the “Indemnified Liabilities”), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to:

(a)  any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Credit Extension, including all Indemnified Liabilities arising in connection with the Transaction;

(b)  the entering into and performance of any Loan Document by any of the Indemnified Parties (including any action brought by or on behalf of the Borrowers as the result of any determination by the Required Lenders pursuant to Article V not to fund any Credit Extension; provided that, any such action is resolved in favor of such Indemnified Party);

(c)  any investigation, litigation or proceeding related to any acquisition or proposed acquisition by any Obligor or any Subsidiary thereof of all or any portion of the Capital Securities or assets of any Person, whether or not an Indemnified Party is party thereto;

(d)  any investigation, litigation or proceeding related to any environmental cleanup, audit, compliance or other matter relating to the protection of the environment or the Release by any Obligor or any Subsidiary thereof of any Hazardous Material;

(e)  the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, discharging or releases from, any real property owned or operated by any Obligor or any Subsidiary thereof of any Hazardous Material (including any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any Environmental Law), regardless of whether caused by, or within the control of, such Obligor or Subsidiary; or

(f)  each Lender’s Environmental Liability (the indemnification herein shall survive repayment of the Obligations and any transfer of the property of any Obligor or its Subsidiaries by foreclosure or by a deed in lieu of foreclosure for any Lender’s Environmental Liability, regardless of whether caused by, or within the control of, such Obligor or such Subsidiary);

except for Indemnified Liabilities arising for the account of a particular Indemnified Party by reason of the relevant Indemnified Party’s gross negligence or willful misconduct.  Each Obligor and its successors and assigns hereby waive, release and agree not to make any claim or bring any cost recovery action against, any Indemnified Party under CERCLA or any state equivalent, or any similar law now existing or hereafter enacted.  It is expressly understood and agreed that to the extent that any Indemnified Party is strictly liable under any Environmental Laws, each Obligor’s obligation to such Indemnified Party under this indemnity shall likewise be without regard to fault on the part of any Obligor with respect to the violation or condition which results in liability of an Indemnified Party.  If and to the extent that the foregoing undertaking may be unenforceable for any reason, each Obligor agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.  To the extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnified Party on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any other Loan Document, any Credit Extension or the use of the proceeds thereof.

SECTION 10.5.  Survival.  The obligations of the Borrowers under Sections 4.3, 4.4, 4.5, 4.6, 4.7, 10.3 and 10.4, and the obligations of the Lenders under Sections 2.6.1 and 9.1, shall in each case survive any assignment from one Lender to another and the occurrence of the Termination Date.  The representations and warranties made by each Obligor in each Loan Document shall survive the execution and delivery of such Loan Document.

SECTION 10.6.  Severability.  Any provision of any Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 10.7.  Headings.  The various headings of each Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of such Loan Document or any provisions thereof.

SECTION 10.8.  Execution in Counterparts, Effectiveness, etc.  This Agreement may be executed by the parties hereto in several counterparts, each of which shall be an original and all of which shall constitute together but one and the same agreement.  This Agreement shall become effective when counterparts hereof executed on behalf of each Borrower, the Administrative Agent and each Lender (or notice thereof satisfactory to the Administrative Agent), shall have been received by the Administrative Agent.

SECTION 10.9.  Governing Law; Entire Agreement.  EACH LOAN DOCUMENT (OTHER THAN THE LETTERS OF CREDIT, TO THE EXTENT SPECIFIED BELOW AND EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN A LOAN DOCUMENT) WILL EACH BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).  EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO LAWS OR RULES ARE DESIGNATED, THE INTERNATIONAL STANDBY PRACTICES (ISP98—INTERNATIONAL CHAMBER OF COMMERCE PUBLICATION NUMBER 590 (THE “ISP RULES”)) AND, AS TO MATTERS NOT GOVERNED BY THE ISP RULES, THE INTERNAL LAWS OF THE STATE OF NEW YORK.  The Loan Documents constitute the entire understanding among the parties hereto with respect to the subject matter thereof and supersede any prior agreements, written or oral, with respect thereto.

SECTION 10.10.  Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided that, no Borrower may assign or transfer its rights or obligations hereunder without the consent of all Lenders.

SECTION 10.11.  Sale and Transfer of Credit Extensions; Participations in Credit Extensions; Notes.  Each Lender may assign, or sell participations in, its Loans, Letters of Credit and Commitments to one or more other Persons in accordance with the terms set forth below.

(a)  Subject to clause (b), any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under the Loan Documents (including all or a portion of its Commitments and the Loans at the time owing to it); provided that:

(i)  except in the case of (A) an assignment of the entire remaining amount of the assigning Lender’s Commitments and the Loans at the time owing to it or (B) an assignment to a Lender, an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitments (which for this purpose includes Loans outstanding thereunder, but excludes Commitments and Loans assigned in connection with the primary syndication of the Commitments and Loans) or principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Lender Assignment Agreement with respect to such assignment is delivered to the Administrative Agent) shall not be less than (x) $2,500,000 in the case of Revolving Loan Commitments and Revolving Loans and (y) $500,000 in the case of Term Loans, unless the Administrative Agent and, so long as no Event of Default has occurred and is continuing, each Borrower, otherwise consents;

(ii)  each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans and the Commitments assigned, except that this clause (a)(ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate tranches of Revolving Loans and Term Loans on a non-pro rata basis; and

(iii)  the parties to each assignment shall execute and deliver to the Administrative Agent a Lender Assignment Agreement, together with a processing and recordation fee of $3,500 (which fee is hereby waived if Dresdner or any of its Affiliates is assigning or purchasing any Credit Extensions or Commitments) and if the Eligible Assignee is not already Lender, administrative details information with respect to such Eligible Assignee and applicable tax forms.

(b)  Any assignment proposed pursuant to clause (a) to any Person (other than a Lender or an Approved Fund) shall be subject to the prior written approval of (i) the Administrative Agent (not to be unreasonably withheld), (ii) in the case of any assignment of any Revolving Loan Commitment, the Swing Line Lender and each Issuer and (iii) so long as no Event of Default has occurred and is continuing on the date such assignment is to become effective, each Borrower.  If the consent of the Borrowers to an assignment or to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified in this Section), the Borrowers shall be deemed to have given their consent ten Business Days after the date notice thereof has been delivered by the assigning Lender (through the Administrative Agent) to the Borrowers, unless such consent is expressly refused by the Borrowers prior to such tenth Business Day.

(c)  Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (d), from and after the effective date specified in each Lender Assignment Agreement, (i) the Eligible Assignee thereunder shall (if not already a Lender) be a party hereto and, to the extent of the interest assigned by such Lender Assignment Agreement, have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender thereunder shall (subject to Section 10.5) be released from its obligations under the Loan Documents, to the extent of the interest assigned by such Lender Assignment Agreement (and, in the case of a Lender Assignment Agreement covering all of the assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto, but shall (as to matters arising prior to the effectiveness of the Lender Assignment Agreement) continue to be entitled to the benefits of any provisions of the Loan Documents which by their terms survive the termination of this Agreement).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with the terms of this Section shall be treated for purposes of the Loan Documents as a sale by such Lender of a participation in such rights and obligations in accordance with clause (e).

(d)  The Administrative Agent shall record each assignment made in accordance with this Section in the Register pursuant to clause (a) of Section 2.7.  The Register shall be available for inspection by any Borrower and any Lender, at any reasonable time upon reasonable prior notice to the Administrative Agent.

(e)  Any Lender may, without the consent of, or notice to, any Person, sell participations to one or more Persons (other than individuals) (a “Participant”) in all or a portion of such Lender’s rights or obligations under the Loan Documents (including all or a portion of its Commitments or the Loans owing to it); provided that, (i) such Lender’s obligations under the Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.  Any agreement or instrument pursuant to which a Lender sells a participation shall provide that such Lender shall retain the sole right to enforce the rights and remedies of a Lender under the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that, such agreement or instrument may provide that such Lender will not, without the consent of the Participant, take any action of the type described in clauses (b), (c), (d) or (f) of Section 10.1 with respect to Obligations participated in by that Participant.  Subject to clause (f), each Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.3, 4.4, 4.5, 4.6, 7.1.1, 10.3 and 10.4 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (c).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 4.9 as though it were a Lender, but only if such Participant agrees to be subject to Section 4.8 as though it were a Lender.

(f)  A Participant shall not be entitled to receive any greater payment under Section 4.3, 4.4, 4.5, 4.6, 10.3 or 10.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent.  A Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 4.6 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with the requirements set forth in Section 4.6 as though it were a Lender.  Any Lender that sells a participating interest in any Loan, Commitment or other interest to a Participant under this Section shall indemnify and hold harmless the Borrowers and the Administrative Agent from and against any taxes, penalties, interest or other costs or losses (including reasonable attorneys’ fees and expenses) incurred or payable by the Borrowers or the Administrative Agent as a result of the failure of any Borrower or the Administrative Agent to comply with its obligations to deduct or withhold any Taxes from any payments made pursuant to this Agreement to such Lender or the Administrative Agent, as the case may be, which Taxes would not have been incurred or payable if such Participant had been a Non-U.S. Lender that was entitled to deliver to the Borrowers, the Administrative Agent or such Lender, and did in fact so deliver, a duly completed and valid Form W-8BEN or W-8ECI (or applicable successor form) entitling such Participant to receive payments under this Agreement without deduction or withholding of any United States federal taxes.

(g)  Each Lender that sells a participating interest in any Loan, Commitment or other interest to a Participant shall, as agent for the Borrowers solely for the purpose of this Section 10.11, record in book entries maintained by such Lender the name and amount of the participating interest of each Participant entitled to receive payments in respect of such participating interest.

(h)  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that, no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(i)  In the event that S&P or Moody’s, shall, after the date that any Person becomes a Revolving Loan Lender, downgrade the long-term certificate of deposit ratings of such Lender, and the resulting ratings shall be below BBB- or Baa3, respectively, or the equivalent, then each Borrower, the Swing Line Lender and each Issuer shall each have the right, but not the obligation, upon notice to such Revolving Loan Lender and the Administrative Agent, to replace such Revolving Loan Lender with an Eligible Assignee or a financial institution (a “Replacement Lender”) acceptable to the Borrowers, the Administrative Agent, the Issuers and the Swing Line Lender (such consents not to be unreasonably withheld or delayed; provided that, no such consent shall be required if the Replacement Lender is an existing Revolving Loan Lender), and upon any such downgrading of any Revolving Loan Lender’s long-term certificate of deposit rating, such Revolving Loan Lender hereby agrees to transfer and assign (in accordance with this Section) all of its Commitments and other rights and obligations under the Loan Documents (including Reimbursement Obligations) to such Replacement Lender; provided that, (i) such assignment shall be without recourse, representation or warranty

(other than that such Lender owns the Commitments, Loans and Notes being assigned, free and clear of any Liens) and (ii) the purchase price paid by the Replacement Lender shall be in the amount of such Revolving Loan Lender’s Loans and its Percentage of outstanding Reimbursement Obligations, together with all accrued and unpaid interest and fees in respect thereof, plus all other amounts (other than the amounts (if any) demanded and unreimbursed under Sections 4.2 through (and including) 4.6, which shall be paid by the Borrowers, jointly and severally), owing to such Revolving Loan Lender hereunder.  Upon any such termination or assignment, such Revolving Loan Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of, and subject to the obligations of, any provisions of the Loan Documents which by their terms survive the termination of this Agreement.

SECTION 10.12.  Other Transactions.  Nothing contained herein shall preclude the Administrative Agent, any Issuer or any other Lender from engaging in any transaction, in addition to those contemplated by the Loan Documents, with the Borrowers or any of their Affiliates in which the Borrowers or such Affiliate are not restricted hereby from engaging with any other Person.

SECTION 10.13.  Forum Selection and Consent to Jurisdiction.  ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, ANY LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, THE LENDERS, ANY ISSUER OR ANY BORROWER IN CONNECTION HEREWITH OR THEREWITH MAY BE BROUGHT AND MAINTAINED IN THE COURTS OF THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED THAT, ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE ADMINISTRATIVE AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK AT THE ADDRESS FOR NOTICES SPECIFIED IN SECTION 10.2.  EACH PARTY HERETO HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  TO THE EXTENT THAT ANY BORROWER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH BORROWER HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THE LOAN DOCUMENTS.

SECTION 10.14.  Waiver of Jury Trial.  THE ADMINISTRATIVE AGENT, EACH LENDER, EACH ISSUER AND EACH BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, EACH LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, SUCH LENDER, SUCH ISSUER OR SUCH BORROWER IN CONNECTION THEREWITH.  EACH BORROWER ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE ADMINISTRATIVE AGENT, EACH LENDER AND EACH ISSUER ENTERING INTO THE LOAN DOCUMENTS.  EACH PARTY HERETO CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER.

SECTION 10.15.  National Security Laws.  Each Lender hereby notifies the Borrowers that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name, address and tax identification number of each Borrower and other information that will allow such Lender to identify each Borrower in accordance with the Patriot Act.

SECTION 10.16.  Nonliability.  Notwithstanding anything to the contrary contained herein, neither any past, present or future director, officer, manager, employee or incorporator of any Borrower or any Subsidiary, nor any past, present or future member, partner or stockholder of the Sponsor or Holdings and their respective direct and indirect owners shall have any liability, in each case in its individual capacity, for any Obligations or claims based on, in respect of, or by reason of, the transactions contemplated by this Agreement and the other Loan Documents.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

SABRE COMMUNICATIONS HOLDINGS, INC.

By:	/s/ David J. Peters
Name: David J. Peters
Title: Chief Financial Officer

Address: PO Box 658, Sioux City, IA 51102-0658

Facsimile No.: 712-279-0817

Attention: David J. Peters

SABRE COMMUNICATIONS CORPORATION

By:	/s/ David J. Peters
Name: David J. Peters
Title: Chief Financial Officer

Address: PO Box 658, Sioux City, IA 51102-0658

Facsimile No.: 712-279-0817

Attention: David J. Peters

DRESDNER BANK AG, NEW YORK AND GRAND CAYMAN BRANCHES,
as the Administrative Agent

By:	/s/ Craig Meisner
Name: Craig Meisner
Title: Managing Director

By:	/s/ Ran Sagee
Name: Ran Sagee
Title: Director

Address:	1301 Avenue of the Americas
New York, NY 10019
Facsimile No.: 212 895 6996

Attention: Agency Services & Compliance Group

LENDERS:

DRESDNER BANK AG, NEW YORK AND GRAND CAYMAN BRANCHES

By:	/s/ Craig Meisner
Name: Craig Meisner
Title: Managing Director

SABRE COMMUNICATIONS CORPORATION

By:	/s/ Ran Sagee
Name: Ran Sagee
Title: Director

Address:	1301 Avenue of the Americas
New York, NY 10019
Facsimile No.: 212 895 6996

Attention: Agency Services & Compliance Group